UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party Other Than the Registrant  ☐

Check the Appropriate Box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Pfizer Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notice of 2011 Annual Meeting of Shareholders and Proxy Statement 2010 Financial Report[1] March 22, 2011

1The 2010 Financial Report is not included in this filing. The portions of the 2010 Financial Report that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the "2010 Form 10-K") were filed, and the other portions of the 2010 Financial Report were furnished, solely for the information of the SEC on Exhibit 13 to the 2010 Form 10-K. The 2010 Financial Report is contained in Appendix A to the Proxy Statement being mailed to our shareholders beginning on or about March 22, 2011. The Letter to Stakeholders and Corporate and Shareholder Information contained in the materials being mailed to our shareholders beginning on or about March 22, 2011 are not included in this filing.

HOW TO VOTE

Most shareholders have a choice of voting on the Internet, by telephone, or by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting method(s) available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card.

ANNUAL MEETING ADMISSION

Either an admission ticket or proof of ownership of Pfizer stock, as well as a form of personal photo identification, must be presented in order to be admitted to the Annual Meeting. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are held in the name of a broker, bank or other holder of record, you must bring a brokerage statement or other proof of ownership with you to the Meeting, or you may request an admission ticket in advance. For further details, please see “Do I need a ticket to attend the Annual Meeting?” under “Proxy Statement—Questions and Answers About the Annual Meeting and Voting.”

RECEIVE FUTURE ANNUAL MEETING MATERIALS ELECTRONICALLY

Shareholders can help us reduce printing and mailing costs by opting to receive future proxy materials electronically. Shareholders of record may enroll in the electronic proxy delivery service at any time by going directly to www.computershare-na.com/green. Beneficial owners should contact their broker, bank or other holder of record regarding the availability of this service.

HOUSEHOLDING

If you share the same last name with other shareholders living in your household, you may opt to receive only one copy of future proxy statements and financial reports. Please see “What is ‘householding’ and how does it affect me?” under “Proxy Statement—Questions and Answers About the Annual Meeting and Voting” for more information on this important shareholder program.

PFIZER’S 2010 ANNUAL REVIEW

Since Pfizer is working hard to be a greener company, we no longer mail paper copies of the Pfizer Annual Review to Shareholders. If you would like to view the 2010 Annual Review online, visit www.pfizer.com/annual. To receive a printed copy, call 1-800-733-4717 or write to Pfizer, P.O. Box 29483, Mission, KS 66201-9698, or request online at https://www.pfizer.com/contact/mail_annualreview.jsp.

PFIZER INC.

235 East 42nd Street

New York, New York 10017-5755

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	8:30 a.m., Central Daylight Time, on Thursday, April 28, 2011.

PLACE	Renaissance Dallas Hotel
2222 Stemmons Freeway
Dallas, Texas 75207

WEBCAST	A webcast of our Annual Meeting will be available on our website, www.pfizer.com, starting at 8:30 a.m., Central Daylight Time, on Thursday, April 28, 2011. An archived copy of the webcast will be available on our website through the first week of May 2011. Information included on our website, other than our Proxy Statement and form of proxy, is not a part of our proxy solicitation materials.

ITEMS OF BUSINESS	•	To elect 13 members of the Board of Directors named in the Proxy Statement, each for a term of one year.

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year.

•	To conduct an advisory vote on executive compensation.

•	To conduct an advisory vote on the frequency of future advisory votes on executive compensation.

•	To consider certain shareholder proposals, if presented at the Meeting; see the Table of Contents for further information.

•	To transact any other business that properly comes before the Meeting and any adjournment or postponement.

RECORD DATE	You can vote if you were a shareholder of record at the close of business on March 1, 2011.

MATERIALS TO REVIEW	This booklet contains our Notice of 2011 Annual Meeting and Proxy Statement. Our 2010 Financial Report is in Appendix A to this Notice of Annual Meeting and Proxy Statement and is followed by certain Corporate and Shareholder Information. Appendix A and the Corporate and Shareholder Information, as well as the accompanying Letter to Stakeholders, are not a part of our proxy solicitation materials. You may also access them through our website at www.pfizer.com/annualmeeting.

PROXY VOTING	It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning your proxy card or by voting on the Internet or by telephone. See details under “How do I vote?” under “Proxy Statement—Questions and Answers About the Annual Meeting and Voting” below.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON APRIL 28, 2011: This Notice of Annual Meeting and Proxy Statement and the

2010 Financial Report and Corporate and Shareholder Information are available on our website at

www.pfizer.com/annualmeeting.

Matthew Lepore
Vice President and Corporate Secretary
March 22, 2011

Pfizer Inc.

235 East 42nd Street

New York, New York 10017-5755

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Pfizer Inc., a Delaware corporation, of proxies to be voted at our 2011 Annual Meeting of Shareholders and at any adjournment or postponement.

You are invited to attend the Annual Meeting, which will take place on April 28, 2011, beginning at 8:30 a.m., Central Daylight Time, at the Renaissance Dallas Hotel in Dallas, Texas. See the inside back cover of this Proxy Statement for directions.

Shareholders will be admitted to the Annual Meeting beginning at 8:00 a.m., Central Daylight Time. Seating will be limited.

The Renaissance Dallas Hotel is accessible to disabled persons and, upon request, we will provide wireless headsets for hearing amplification. Sign interpretation also will be provided upon request. Please mail your request to the address noted below under the question “Do I need a ticket to attend the Annual Meeting?”

This Notice of Annual Meeting and Proxy Statement and form of proxy or voting instruction card are being mailed starting on or about March 22, 2011.

Do I need a ticket to attend the Annual Meeting?

Yes, you will need an admission ticket or proof of ownership to enter the Annual Meeting. An admission ticket is attached to your proxy card if you hold shares in your name as a shareholder of record. If you plan to attend the Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Meeting.

If your shares are held in the name of a broker, bank or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of Pfizer stock, such as a bank or brokerage account statement, to be admitted to the Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Pfizer stock, to:

Pfizer Shareholder Services

235 East 42nd Street, 19th Floor

New York, New York 10017-5755

Shareholders also must present a form of personal photo identification in order to be admitted to the Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Will the Annual Meeting be webcast?

Yes, our Annual Meeting will be audio webcast on April 28, 2011. You are invited to visit www.pfizer.com at 8:30 a.m., Central Daylight Time, on April 28, 2011, to access the webcast of the Meeting. Registration for the webcast is required and will be available beginning on April 25, 2011. An archived copy of the webcast will be available on our website through the first week of May 2011.

Who is entitled to vote at the Annual Meeting?

Holders of Pfizer common stock at the close of business on March 1, 2011 are entitled to receive the Notice of Annual Meeting and to vote their shares at the Meeting. As of that date, there were 7,991,211,930 shares of the Company’s common stock outstanding and entitled to vote. In addition, shares of the Company’s preferred stock having votes equivalent to 3,216,546 shares of common stock were held by one of the Company’s employee benefit plan trusts. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting. Shares of common stock and shares of preferred stock vote together as a single class on the matters covered in this Proxy Statement.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered in your name with Pfizer’s transfer agent, Computershare Trust Company, N.A., you are the “shareholder of record” of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been provided directly to you by Pfizer.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and this Notice of Annual Meeting and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

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How do I vote?

You may vote using any of the following methods:

•	By mail

Complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board of Directors.

If you are a shareholder of record and you do not have the prepaid envelope, please mail your completed proxy card to Pfizer Inc., c/o Proxy Services, Computershare, P.O. Box 43101, Providence, RI 02940.

•	By telephone or on the Internet

The telephone and Internet voting procedures established by Pfizer for shareholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. If you are located outside the U.S., Puerto Rico and Canada, see your proxy card for additional instructions.

The website for Internet voting is www.investorvote.com/pfe. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day until 7:30 a.m., Central Daylight Time, on April 28, 2011.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

•	In person at the Annual Meeting

Shareholders who attend the Annual Meeting may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	giving written notice to the Secretary of the Company;

•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or on the Internet, in a timely manner; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.

All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting.

What shares are included on the proxy card?

If you are a shareholder of record, you will receive only one proxy card for all the shares you hold of record:

•	in certificate form;

•	in book-entry form; and

•	in book-entry form in the Pfizer Inc. Shareholder Investment Program.

If you are a Pfizer employee, you will receive a proxy or voting instruction card for all the shares you hold:

•	in a Pfizer and/or Wyeth savings plan; and

•	in the Grantor Trust for deferred stock received by certain legacy Wyeth employees in connection with the Wyeth acquisition.

Your proxy card will serve as a voting instruction card for the applicable savings plan and/or the Grantor Trust.

If you do not vote your shares or specify your voting instructions on your proxy or voting instruction card, the administrator of the applicable savings plan, or the trustee of the Grantor Trust, as the case may be, will vote your shares in accordance with the terms of your plan and/or the Grantor Trust. To allow sufficient time for voting by the administrator of the applicable savings plan and the trustee of the Grantor Trust, your voting instructions must be received by April 25, 2011.

If you hold Pfizer shares through any other Company plan, you will receive voting instructions from that plan’s administrator, as applicable.

If you are a beneficial owner, you will receive voting instructions from your broker, bank or other holder of record.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the Securities and Exchange Commission (“SEC”), called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this Notice of Annual Meeting and Proxy Statement and the 2010 Financial Report, unless we are notified that one or more of these shareholders

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wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you hold Pfizer stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: 250 Royall Street, Canton, MA 02021; or by telephone: in the U.S., Puerto Rico and Canada, 1-800-733-9393, and outside the U.S., Puerto Rico and Canada, 1-781-575-4591).

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Computershare as indicated above.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

Is there a list of shareholders entitled to vote at the Annual Meeting?

The names of shareholders of record entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 235 East 42nd Street, New York, New York, by contacting the Secretary of the Company.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of KPMG, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of Directors, on the advisory votes or on the shareholder proposals without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What is a quorum for the Annual Meeting?

The presence of the holders of stock representing a majority of the voting power of all shares of stock issued and outstanding and entitled to vote at the Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect the Directors and to approve each of the proposals discussed in this Proxy Statement?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Election of Directors	Majority of Votes Cast	No

Ratification of KPMG	Majority of Votes Cast	Yes

Advisory Vote on Executive Compensation	Majority of Votes Cast	No

Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	Not Applicable (Shareholder Preference Only)	No

Shareholder Proposals	Majority of Votes Cast	No

If you abstain from voting or there is a broker non-vote on any matter, your abstention or broker non-vote will not affect the outcome of such vote, because abstentions and broker non-votes are not considered to be votes cast under our By-laws.

•	Election of Directors; Majority Vote Policy

Under our By-laws and our Corporate Governance Principles, Directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “for” a Director nominee must exceed the number of votes cast “against” that nominee. Abstentions and, if applicable, broker non-votes are not counted as votes “for” or “against” a Director nominee. In an uncontested election, any nominee who does not receive a majority of votes cast “for” his or her election is required to tender his or her resignation promptly following the failure to receive the required vote. The Corporate Governance Committee is then required to make a recommendation to the Board as to whether it should accept such resignation. Thereafter, the Board is required to decide whether to accept such resignation, and it must disclose its decision-making process. In contested elections, the required vote would be a plurality of votes cast. Full details of this Policy are set forth in our Corporate Governance Principles (see Annex 1 to this Proxy Statement) and under “Item 1—Election of Directors.”

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• Ratification of KPMG

Under our By-laws, the votes cast “for” must exceed the votes cast “against” to approve the ratification of KPMG LLP as our independent registered public accounting firm. Abstentions are not counted as votes “for” or “against” this proposal.

• Advisory Vote on Executive Compensation

Under our By-laws, the votes cast “for” must exceed the votes cast “against” to approve, on an advisory basis, the compensation of our named executive officers. Abstentions and, if applicable, broker non-votes are not counted as votes “for” or “against” this proposal.

• Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

This matter is being submitted to enable shareholders to express a preference as to whether future advisory votes on executive compensation should be held every year, every two years, or every three years. Therefore, the provisions of our By-laws regarding the vote required to “approve” a proposal are not applicable to this matter. Abstentions and, if applicable, broker non-votes, will not be counted as expressing any preference.

• Shareholder Proposals

Under our By-laws, the votes cast “for” must exceed the votes cast “against” to approve a shareholder proposal. Abstentions and, if applicable, broker non-votes are not counted as votes “for” or “against” the shareholder proposal.

How will my shares be voted at the Annual Meeting?

At the Meeting, the Proxy Committee appointed by the Board of Directors (the persons named in the proxy card or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board of Directors recommends, which is:

•	FOR the election of each of the Director nominees named in this Proxy Statement;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR future advisory votes on executive compensation to be held every two years; and

•	AGAINST each shareholder proposal.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement (see “Other Business”).

If you return your signed and completed proxy card or vote by telephone or on the Internet and other matters are properly presented at the Annual Meeting for consideration, the Proxy Committee appointed by the Board of Directors will have the discretion to vote for you.

Can I access the Notice of 2011 Annual Meeting and Proxy Statement and the 2010 Financial Report on the Internet?

This Notice of Annual Meeting and Proxy Statement and the 2010 Financial Report are available on our website at www.pfizer.com/annualmeeting. Instead of receiving future proxy statements and accompanying materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing documents and mailing them to your home or business, and will also give you an electronic link to the proxy voting site.

Shareholders of Record: If you vote on the Internet at www.investorvote.com/pfe, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.computershare-na.com/green and following the enrollment instructions.

Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?

Pfizer will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission and/or facsimile transmission. We have hired Morrow & Co. to distribute and solicit proxies. We will pay Morrow & Co. a fee of $35,000, plus reasonable expenses, for these services.

Who will count the votes?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of election.

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GOVERNANCE OF THE COMPANY

OVERVIEW

The following sections provide an overview of Pfizer’s corporate governance structure and processes, including the independence and other criteria we use in selecting Director nominees; our Board leadership structure; and certain responsibilities and activities of the Board and its Committees, including a summary of our 2010 governance activities. We also discuss how shareholders and other stakeholders can communicate with our Directors.

Our governance structure and processes are based upon a number of key governance documents, including our Corporate Governance Principles. These Principles, which are included as Annex 1 to this Proxy Statement, were first adopted in 1994 to govern the operation of the Board of Directors and its Committees and to guide the Board and our Executive Leadership Team in the execution of their responsibilities. The Principles are reviewed at least annually and are updated periodically in response to changing regulatory requirements, evolving practices, issues raised by our shareholders and other stakeholders and otherwise as circumstances warrant.

Our Corporate Governance Principles and the following additional materials relating to corporate governance at Pfizer are published on our website at: http://www.pfizer.com/about/corporate_governance/corporate_governance.jsp.

•	Board of Directors—Background and Experience

•	Board Committees—Current Members & Charters

•	Board Policies

•	Director Qualification Standards

•	Pfizer Policies on Business Conduct & Ethics

•	Code of Business Conduct and Ethics for Directors

•	Board Policy on Pension Benefits for Executives

•	Review of Related Person Transactions

•	Policy—Criteria for Selection of Compensation Committee Consultant

•	Contacting our Board of Directors

•	By-laws

•	Restated Certificate of Incorporation

•	Frequently Asked Questions

We will provide copies of any of these items without charge upon written request to our Vice President and Corporate Secretary, Pfizer Inc., 235 East 42nd Street, New York, New York 10017-5755. The information on our website is not a part of this Proxy Statement.

GOVERNANCE INFORMATION

Director Qualification Standards

Our Board of Directors has adopted a formal set of Director Qualification Standards to determine Director independence. Our Standards meet or exceed the independence requirements of the NYSE corporate governance listing standards. Under our Standards, a non-employee Director must be determined to have no material relationship with the Company other than as a Director, and the Standards specify the criteria by which the independence of our non-employee Directors will be determined, including strict guidelines for such Directors and their immediate families regarding employment or affiliation with the Company or its independent registered public accounting firm. The Standards also prohibit Audit Committee members from having any direct or indirect financial relationship with the Company, and they restrict both commercial and not-for-profit relationships of all non-employee Directors with the Company. Directors may not be given personal loans or extensions of credit by the Company, and all Directors are required to deal at arm’s length with the Company and its subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.

Criteria for Board Membership

To fulfill its responsibility to recruit and recommend to the full Board nominees for election as Directors, the Corporate Governance Committee reviews the size and composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board, and works with management in attracting candidates with those qualifications. The goal of the Committee is to achieve a Board that, as a whole, provides effective oversight of the management and business of our Company, through the appropriate diversity of experience, expertise, skills, specialized knowledge and other qualifications and attributes of the individual Directors. Important criteria for Board membership include the following:

•

Members of the Board should be individuals of high integrity and independence, with substantial accomplishments, and should have prior or current associations with institutions noted for their excellence.

•	Members of the Board should have demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment.

•	The background and experience of members of the Board should be in areas important to the operations of the Company, such as business, education, finance, government, medicine and science.

•	The composition of the Board should reflect the benefits of diversity as to gender, ethnic background and experience.

The satisfaction of these criteria is implemented and assessed through ongoing consideration of Directors and nominees by the Corporate Governance Committee and the Board, as well as the Board’s self-evaluation process. Based upon these activities and its

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review of the current composition of the Board, the Committee and the Board believe that these criteria have been satisfied.

In addition, in accordance with our Corporate Governance Principles, the Committee considers the number of boards of other public companies on which a candidate serves. Moreover, Directors are expected to act ethically at all times and adhere to the Company’s Code of Business Conduct and Ethics for members of the Board of Directors.

The Corporate Governance Committee considers potential Director candidates identified on its own initiative as well as candidates referred or recommended to it by other Directors, members of management, search firms, shareholders and others (including individuals seeking to join the Board). Shareholders and others who wish to recommend candidates may contact the Committee in the manner described in “Communications with Directors.” All candidates are required to meet the criteria outlined above, including those in the Director Qualification Standards, our Corporate Governance Principles and the Committee’s Charter, as determined by the Committee in its sole discretion. Under our By-laws, shareholder nominations must be made according to the procedures required under our By-laws and described in this Proxy Statement under the heading “Requirements, Including Deadlines, for Submission of Proxy Proposals and Nomination of Directors.” Shareholder-recommended candidates and shareholder nominees whose nominations comply with these procedures and who meet the criteria referred to above will be evaluated by the Committee in the same manner as the Committee’s nominees.

In determining to recommend to the Board the nominees for election at each Annual Meeting of Shareholders, the Committee reviews the size of the Board and the criteria set forth above in order to assemble a group of nominees that, individually and as a group, is believed to satisfy the needs of the Board. Accordingly, the Committee annually reviews the composition of the Board as a whole and makes recommendations, if deemed necessary, to enhance the Board in order to achieve what it believes is the optimal mix of experience, expertise, skills, specialized knowledge, diversity and other criteria. Among other things, the Committee takes into account a skills matrix highlighting the backgrounds of our Directors in areas such as business, financial expertise, education, government and science, and reviews projected retirement dates for Board succession planning. In addition, the Committee assesses whether a particular Board member or candidate has specific skills or other attributes that may qualify a Director for service on a particular Board Committee. The Committee also reviews the independence of each member of the Board in order to ensure that a substantial majority of the Board is independent.

The Committee and the Board believe that each of the nominees for election at the Annual Meeting brings a strong and unique set of attributes, experiences and skills and provides the Board as a whole with an optimal balance of experience, leadership, competencies, qualifications and skills in areas of importance to our Company. Under “Item 1—Election of Directors—Nominees for Directors,” we provide an overview of each nominee’s principal occupation, business experience and other directorships, together with the key attributes, experience and skills viewed as particularly meaningful in providing value to the Board, our Company and our shareholders.

Director Independence

With the assistance of legal counsel to the Company, the Corporate Governance Committee has reviewed the applicable legal and NYSE standards for Board and Committee member independence, as well as our Director Qualification Standards. A summary of the answers to annual questionnaires completed by each of the Directors and a report of transactions with Director-affiliated entities have also been made available to the Committee. On the basis of this review, the Committee has delivered a report to the full Board of Directors, and the Board has made its independence determinations based upon the Committee’s report and the supporting information.

As a result of this review, the Board has affirmatively determined that the following Directors are independent of the Company and its management: Drs. Dennis A. Ausiello, Michael S. Brown and Frances D. Fergusson; Ms. Constance J. Horner and Ms. Suzanne Nora Johnson; and Messrs. M. Anthony Burns, Robert N. Burt (a Director who is not standing for re-election due to his retirement), W. Don Cornwell, William H. Gray III, James M. Kilts, George A. Lorch, John P. Mascotte and Stephen W. Sanger. The Board previously determined that Dr. Dana G. Mead (who retired from our Board effective at the 2010 Annual Meeting of Shareholders) was independent during the time he was a Director and that Mr. Jeffrey B. Kindler (who retired as Chief Executive Officer and a Director of the Company in December 2010) was not independent because of his employment as CEO. The Board also has determined that Messrs. Ian C. Read and William C. Steere, Jr. (a Director who is not standing for re-election due to his retirement) are not independent. Mr. Read is not considered an independent Director because of his employment as the Company’s President and CEO, and Mr. Steere is not considered an independent Director as a result of his former status as CEO.

In making these determinations, the Board considered that in the ordinary course of business, relationships and transactions may occur between the Company and its subsidiaries and entities with which some of our Directors are or have been affiliated. Under Pfizer’s Director Qualification Standards, certain relationships and transactions are not considered to be material transactions that would impair a Director’s independence, including the following:

•

The Director is an employee of another company that does business with Pfizer, and our annual sales to or purchases from the other company in each of the last three fiscal years amount to less than 1% of the annual revenues of the other company; and

•

The Director is an employee or executive officer of another company, and our indebtedness to the other company or its indebtedness to Pfizer amounts to less than 1% of the total consolidated assets of the other company.

In 2010, there was no indebtedness between Pfizer and any entity of which a Director was an employee or executive officer.

Drs. Ausiello and Brown are employed at medical institutions with which Pfizer engages in ordinary course of business transactions.

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We reviewed all transactions with each of these entities and found that these transactions were made in the ordinary course of business and were below the threshold set forth in our Director Qualification Standards (i.e., 1% of the annual revenues of these entities in each of the last three years).

In addition, in determining that Mr. Kilts is independent, the Board considered Mr. Kilts’ status as a Founding Partner of Centerview Partners, a firm engaged by Pfizer beginning in 2011 for advisory services. In particular, the Board noted that in April 2010, Centerview separated its private equity business, with which Mr. Kilts is engaged, from its advisory business, with which Mr. Kilts has no role or any material economic interest in current revenues. In light of this separation and the absence of any material economic interest of Mr. Kilts in the current revenues of Centerview’s advisory business (including any fees paid or to be paid by Pfizer to Centerview for advisory services), the Board determined that the advisory relationship between Pfizer and Centerview has no bearing on Mr. Kilts’ independence and that he qualifies as independent.

Under our Director Qualification Standards, contributions to not-for-profit entities in which a Director of the Company, or a Director’s spouse, serves as an executive officer, amounting to less than two percent (or $1,000,000, whichever is greater) of that organization’s latest publicly available total revenues, will not serve as a bar to the Director’s independence. None of the Directors or their spouses is an executive officer of a not-for-profit organization to which Pfizer contributes. Nonetheless, a summary of charitable contributions to not-for-profit organizations with which our Directors or their spouses are affiliated was made available to the Committee. None of the contributions approached the levels set forth in our Director Qualification Standards.

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership, and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. Consistent with this understanding, the independent Directors consider the Board’s leadership structure on at least an annual basis. This consideration includes the pros and cons of alternative leadership structures in light of the Company’s operating and governance environment at the time, with the goal of achieving the optimal model for effective oversight of management by the Board.

Consistent with its engagement on this matter in recent years, including discussions with shareholders and other stakeholders, the Board considered its leadership structure in connection with the retirement in December 2010 of our former Chief Executive Officer (who also served as Chairman). At that time, the Board determined that the designation of an independent, non-executive Chairman is optimal for the Company at the present time because it provides the Board with independent leadership and allows the new Chief Executive Officer to concentrate on the Company’s business operations.

Executive Sessions of Non-Employee Directors

Executive sessions of non-employee Directors are held at least four times a year. At these executive sessions, the non-employee Directors review, among other things, the criteria upon which the performance of the Chief Executive Officer and other senior managers is evaluated, the performance of the Chief Executive Officer against such criteria, and the compensation of the Chief Executive Officer and other senior managers. Meetings are held from time to time with the Chief Executive Officer to discuss relevant subjects. In 2010, the non-employee Directors met in executive session six times, including at least once with only independent Directors present.

The Board’s Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to oversight by the Board. The Board executes its oversight responsibility for risk assessment and risk management directly and through its Committees, as follows:

•

The Audit Committee has primary responsibility for overseeing the Company’s Enterprise Risk Management, or “ERM,” program. The Company’s Chief Internal Auditor, who reports to the Committee, facilitates the ERM program, in coordination with the Company’s Legal Division, as part of the Company’s strategic planning process. The Committee’s meeting agendas throughout the year include discussions of individual risk areas, as well as an annual summary of the ERM process. In addition, the Committee has responsibilities with respect to our compliance program. For additional information, see “Board and Committee Membership—The Audit Committee” and “Item 2—Ratification of Independent Registered Public Accounting Firm—Audit Committee Report” later in this Proxy Statement.

•

The Regulatory and Compliance Committee, formed in February 2011, is to have primary responsibility for overseeing and reviewing risks associated with the Company’s health care law compliance programs and the status of compliance with laws, regulations and internal procedures applicable to pharmaceutical sales and marketing activities. In addition, to further strengthen our oversight of compliance risks associated with promotional activities, Good Clinical Practices and Good Manufacturing Practices, and to facilitate consistency and early risk mitigation, we recently expanded the role of our Chief Compliance Officer to add risk oversight responsibility for these areas and have changed the title of this position to “Chief Compliance and Risk Officer.” In addition, the Regulatory and Compliance Committee, in consultation with the Compensation Committee, will discuss with management the risks associated with our compensation policies and practices and the alignment of compensation practices with the Company’s compliance standards. For additional information, see “Board and Committee Membership—The Regulatory and Compliance Committee” later in this Proxy Statement.

•

The Board’s other Committees—Compensation, Corporate Governance, and Science and Technology—oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated

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with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Board of Directors is kept abreast of its Committees’ risk oversight and other activities via reports of the Committee Chairmen to the full Board. These reports are presented at every regular Board meeting and include discussions of Committee agenda topics, including matters involving risk oversight.

•

The Board considers specific risk topics, including risks associated with our strategic plan, our capital structure and our development activities. In addition, the Board receives regular reports from the members of our Executive Leadership Team, or “ELT”—the heads of our principal business and corporate functions—that include discussions of the risks and exposures involved in their respective areas of responsibility. These reports are provided in connection with and discussed at Board meetings. Further, the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

Pfizer Policies on Business Ethics and Conduct

All of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, are required to abide by Pfizer’s Policies on Business Conduct to ensure that our business is conducted in a consistently legal and ethical manner. These Policies form the foundation of a comprehensive process that includes compliance with corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and a high level of integrity. Our policies and procedures cover all major areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of Pfizer’s Policies on Business Conduct. As required by the Sarbanes-Oxley Act of 2002, our Audit Committee has procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. In addition, the Pfizer policy regarding compliance with the SEC’s Attorney Conduct Rules requires all Pfizer lawyers “appearing and practicing” before the SEC to report to the appropriate persons at the Company evidence of any actual, potential or suspected material violation of state or federal law or breach of fiduciary duty by Pfizer or any of its officers, Directors, employees or agents.

Code of Conduct for Directors

Our Directors are required to comply with a Code of Business Conduct and Ethics. This Code is intended to focus the Board and the individual Directors on areas of ethical risk, help Directors recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty and accountability. This Code covers all areas of professional conduct relating to service on the Pfizer Board, including conflicts of interest, unfair or unethical use of corporate opportunities, strict pro-

tection of confidential information, compliance with applicable laws and regulations, and oversight of ethics and compliance by employees of the Company. Under the Corporate Integrity Agreement Pfizer entered into in 2009 (discussed under “Board and Committee Membership—The Audit Committee” below), our Board members also have certain obligations with respect to our Policies on Business Conduct, including annually certifying that they have received and reviewed the Policies.

The full texts of both Pfizer’s Policies on Business Conduct and the Code of Business Conduct and Ethics for our Directors are posted on our website at http://pfizer.com/about/corporate_governance/directors_code.jsp. We will disclose any future amendments to, or waivers from, provisions of these ethics policies and standards on our website as promptly as practicable, as may be required under applicable SEC and NYSE rules.

Communications with Directors

Shareholders and other interested parties may communicate with the Non-Executive Chairman of the Board and the Chairs of our Audit, Compensation, Corporate Governance and Regulatory and Compliance Committees on Board-related issues by sending an e-mail to the appropriate address below:

•	nonexecchair@pfizer.com;

•	auditchair@pfizer.com;

•	compchair@pfizer.com;

•	corpgovchair@pfizer.com; or

•	regcompliancechair@pfizer.com.

You also may write to the Board, any Director, any of the Committee Chairs or the non-employee Directors as a group at: c/o Corporate Secretary, Pfizer Inc., 235 East 42nd Street, New York, New York 10017-5755.

Shareholder communications are distributed to the Board, or to any individual Director or Directors, as appropriate, depending on the facts and circumstances outlined in the communication. The Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded or redirected, as appropriate, such as:

•	business solicitations or advertisements;

•	junk mail and mass mailings;

•	new product suggestions;

•	product complaints;

•	product inquiries;

•	resumes and other forms of job inquiries;

•	spam; and

•	surveys.

In addition, material that is unduly hostile, threatening or similarly unsuitable will be excluded; however, any communication will be made available to any Director upon his or her request.

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CORPORATE GOVERNANCE REPORT

Good corporate governance is fundamental to our business and our success. We seek to ensure that good governance and responsible business principles and practices are part of our culture and values and the way we do business.

2010 in Review

To maintain and enhance Pfizer’s record of excellence in corporate governance, the Board, the Corporate Governance Committee and the Company seek to continually refine Pfizer’s corporate governance policies, procedures and practices. The following are examples of how we worked to achieve these objectives in 2010.

Advisory Vote on Executive Compensation

In 2010, the Board of Directors implemented “say on pay,” giving shareholders a non-binding, advisory vote on executive compensation. At the 2010 Annual Meeting, shareholders cast their first advisory vote, approving our executive compensation policies and procedures by an overwhelming 96.8% of the votes cast. At this year’s Annual Meeting, the Company is giving shareholders the opportunity not only to cast another “say on pay” vote on the compensation of our “Named Executive Officers,” but also to express a preference as to how often such advisory votes should be conducted in the future. The Board believes that the advisory vote is an additional means of obtaining feedback from our shareholders about executive compensation, which is set by the Compensation Committee and the independent Directors and is designed to link pay with performance. This feedback will continue to supplement Pfizer’s ongoing investor outreach activities on a broad range of corporate governance topics, including executive compensation. Please see “Item 3—Advisory Vote on Executive Compensation.”

Board Leadership

In December 2010, the Board, on the recommendation of the Corporate Governance Committee, elected George A. Lorch, an independent and experienced member of the Board, as Non-Executive Chairman of the Board, splitting the roles of Chairman and Chief Executive Officer and providing independent Board leadership. The Board determined that separating the offices of Chairman and CEO is the optimal leadership structure for our Company at this time. Additional information regarding our Board leadership structure is included in “Governance of the Company—Governance Information—Board Leadership Structure.”

Corporate Responsibility

Through the Corporate Governance Committee, our Board takes an active role in overseeing Pfizer’s corporate responsibility agenda and activities, including our role in the political process. In 2010, Pfizer’s Corporate Responsibility team continued its practice of periodically reporting to the Committee on the achievement of corporate responsibility goals, and the Committee continued to provide direction on the prioritization of corporate responsibility issues.

For 2010, we integrated our annual and corporate responsibility reports into one document to communicate a more comprehensive view of Pfizer’s performance to investors and other stakeholders. The integrated Annual Review can be found at www.pfizer.com/annual.

Other Activities

In addition, the Board and the Corporate Governance Committee were active in many other areas in 2010, including:

•

monitoring and evaluating corporate governance developments, including legislative initiatives such as the Dodd-Frank Act and new SEC rules and proposals, including rules to implement the Act’s provisions on “say on pay” and other key areas;

•	reviewing leadership planning;

•	reviewing shareholder communications, including proposals submitted by shareholders for inclusion in this Proxy Statement;

•	assessing Director independence, Director compensation, related party transactions, and service by our senior management and Directors on other boards of directors;

•

evaluating the composition of our Board Committees to assure that our independent Directors participate in the work of our Committees and that our Committees reflect our Directors’ skills and the diversity of their experience and insights;

•	reviewing and, where appropriate, proposing changes to our governing documents, including our Corporate Governance Principles, our Committee Charters and our By-laws; and

•	reviewing the functioning of the Board in developing areas such as the use of technology.

Shareholder Outreach

The Corporate Governance Committee and the Board of Directors believe that the Company’s relationships with its shareholders and other stakeholders are a critical part of our corporate governance profile, and recognize the value of taking their views into account. Among other things, engagement with our shareholders and other stakeholders helps us to understand the larger context and impact of our operations, learn about expectations for our performance, and assess emerging issues that may affect our business or other aspects of our operations. Over the years, this approach has helped us to identify mutual perspectives and goals and to adopt a collaborative approach to these relationships, and has resulted in our receiving essential input from shareholders and other stakeholders.

For example, in the wake of the United States Supreme Court’s decision in Citizens United vs. The Federal Election Commission, we engaged in discussions with shareholders and other stakeholders seeking clarification about Pfizer’s policies on corporate political expenditures. These discussions led to Pfizer’s decision to prohibit the use of corporate funds for direct “independent expenditures” in connection with any federal or state election.

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Additional information regarding Pfizer’s political contributions can be found at: http://www.pfizer.com/responsibility/grants_contributions/lobbying_and_political_contributions.jsp.

In addition, consistent with Pfizer’s commitment to seek and respond to shareholder input on corporate governance topics, the Board and management considered and discussed with investors the frequency of future advisory votes on executive compensation.

Based in part on such review and discussions, the Board determined to recommend that such votes be held every two years. See “Item 4—Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation.”

For additional information concerning the Corporate Governance Committee, see “Board and Committee Membership—The Corporate Governance Committee” below.

.

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BOARD AND COMMITTEE MEMBERSHIP

During 2010, the Board of Directors met 14 times and had five Committees: the Audit Committee, the Compensation Committee, the Corporate Governance Committee, the Science and Technology Committee and the Executive Committee. The Regulatory and Compliance Committee was formed in February 2011. Each of our Directors attended at least 88% of the meetings of the Board and the Board Committees on which he or she served that were held during the time he or she was a Director in 2010.

All Board members are expected to attend the Annual Meeting unless an emergency prevents them from doing so. All the Directors attended our 2010 Meeting.

The table below provides membership and meeting information for each of the Board Committees for 2010 (except that the Regulatory and Compliance Committee was formed in February 2011).

Name	Audit	Compensation	Corporate Governance	Regulatory and Compliance	Science and Technology	Executive
Dr. Ausiello	X		X	X	X

Dr. Brown			X		X*

Mr. Burns	X		X			X

Mr. Burt(a)		X			X

Mr. Cornwell	X*	X		X

Dr. Fergusson		X		X*	X

Mr. Gray			X*		X

Ms. Horner(b)			X	X		X

Mr. Kilts(c)		X*			X

Mr. Kindler(d)						X

Mr. Lorch(e)		X			X

Mr. Mascotte			X	X	X

Dr. Mead(f)		X			X

Ms. Nora Johnson	X	X			X

Mr. Read						X*

Mr. Sanger	X		X

Mr. Steere(a)					X

2010 Meetings	14	9	6	(g)	1	0

*	Current Committee Chair

(a)	Retiring from the Board effective as of the 2011 Annual Meeting.

(b)	Lead Independent Director until December 13, 2010.

(c)	Elected Chair of the Compensation Committee on December 13, 2010.

(d)	Chair of the Executive Committee until his retirement as Chief Executive Officer and a Director on December 5, 2010.

(e)	Member and, from April 22, 2010, Chair of the Compensation Committee, and a member of the Science and Technology Committee, until his election as Non-Executive Chairman of the Board on December 13, 2010.

(f)	Chair of the Compensation Committee and a member of the Science and Technology Committee until his retirement on April 22, 2010.

(g)	The Regulatory and Compliance Committee was formed in February 2011.

The Audit Committee

The Audit Committee is comprised entirely of independent Directors and is governed by a Board-approved Charter stating its responsibilities. The Audit Committee met 14 times in 2010. Under its Charter, the Audit Committee is responsible for reviewing with the independent registered public accounting firm, Internal Audit and management the adequacy and effectiveness of internal controls over financial reporting. The Committee also reviews and consults with management, Internal Audit and the independent registered public accounting firm on matters related to the annual audit, the published financial statements, earnings releases, and the accounting principles applied. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Committee reviews reports from management relating to the status of compliance with laws, regulations and internal procedures.

In addition, the Committee is responsible for reviewing and discussing with management the Company’s policies with respect to risk assessment and risk management. Further detail about the role of the Audit Committee in risk assessment and risk management is included in the section entitled “Governance Information—The Board’s Role in Risk Oversight.”

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The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors. The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company. Further detail about the role of the Audit Committee may be found in “Item 2—Ratification of Independent Registered Public Accounting Firm—Audit Committee Report” later in this Proxy Statement.

In addition, in connection with the resolution of certain U.S. government investigations concerning various products, Pfizer entered into a Corporate Integrity Agreement (“CIA”) in 2009 with the Office of the Inspector General of the U.S. Department of Health and Human Services. In the CIA, Pfizer agreed to take certain actions to promote compliance with federal health care program and U.S. Food and Drug Administration (“FDA”) requirements. Under the CIA, the Audit Committee is responsible for the review and oversight of matters related to compliance with federal health care program requirements, FDA requirements and the obligations of the CIA. The CIA obligations related to the Committee include the following: (i) the Committee must meet at least quarterly to review and oversee Pfizer’s compliance program; (ii) the Committee must adopt resolutions each year summarizing its review and oversight of the Company’s compliance program and its compliance with federal health care program requirements, FDA requirements and the obligations of the CIA and concluding that, to the best of its knowledge, Pfizer has adopted an effective compliance program to meet those requirements and obligations; and (iii) Pfizer must promptly report any changes in the composition of the Committee or any actions or changes that would affect the Committee’s ability to perform the duties necessary to meet the obligations of the CIA. The CIA is effective through 2014.

The Board of Directors has determined that each of the members of the Audit Committee is financially literate and independent, as defined by the rules of the SEC and the NYSE, as well as independent under our Director Qualification Standards. The Board of Directors also has determined that each of Ms. Nora Johnson and Messrs. Burns, Cornwell and Sanger is an “audit committee financial expert” for purposes of the SEC’s rules.

A copy of the Audit Committee Charter is available on our website at http://pfizer.com/about/corporate_governance/

audit_committee.jsp.

The Compensation Committee

The Compensation Committee is comprised entirely of independent Directors and is governed by a Board-approved Charter stating its responsibilities. The Compensation Committee met nine times in 2010. The Committee determines and oversees the execution of the Company’s executive compensation philosophy and oversees the administration of the Company’s executive compensation programs. Its responsibilities also include overseeing Pfizer’s compensation and benefit plans and policies, administering its stock plans (including reviewing and approving equity grants) and reviewing and approving annually all compensation decisions for the Company’s executive officers, including the Named Executive Officers identified in the 2010 Summary Compensation Table. See “Executive Compensation—Compensation

Discussion and Analysis” later in this Proxy Statement for information concerning the Committee’s role, processes and activities in overseeing executive compensation.

The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the rules of the SEC and the NYSE, as well as under our Director Qualification Standards. In addition, each Committee member is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

A copy of the Compensation Committee Charter is available on our website at http://pfizer.com/about/corporate_governance/compensation_committee.jsp.

Compensation Committee Interlocks and Insider Participation

During 2010 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board of Directors.

The Corporate Governance Committee

The Corporate Governance Committee is comprised entirely of independent Directors and is governed by a Board-approved Charter stating its responsibilities. The Corporate Governance Committee met six times in 2010. Under the terms of its Charter, the Corporate Governance Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board. This includes developing criteria for Board membership and recommending and recruiting Director candidates. The Committee also considers possible conflicts of interest of Board members and senior executives, reviews related person transactions, and monitors the functions of the various Committees of the Board.

The Committee advises on the structure of Board meetings and recommends matters for consideration by the Board. The Committee also advises on and recommends Director compensation, which is approved by the full Board. The Committee is directly responsible for overseeing the evaluation of the Board and its Committees, reviewing our Director Qualification Standards, and establishing Director retirement policies. The Committee also assists management by reviewing the functions, job performance and outside activities of senior executives and reviewing succession plans for elected corporate officers.

The Board of Directors has determined that each of the members of the Corporate Governance Committee is independent, as defined by the rules of the SEC and the NYSE, as well as under our Director Qualification Standards.

A copy of the Corporate Governance Committee Charter is available on our website at http://pfizer.com/about/corporate_governance/corporate_governance_committee.jsp.

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The Regulatory and Compliance Committee

The Regulatory and Compliance Committee, formed in February 2011, is comprised of five independent Directors and is governed by a Board-approved Charter stating its responsibilities. Under its Charter, the Committee is primarily responsible for overseeing and reviewing the Company’s health care law compliance programs and the status of compliance with laws, regulations and internal procedures applicable to pharmaceutical sales and marketing activities. The Committee is to meet at least quarterly. The Committee will consult with management and evaluate various reports and data on matters related to compliance practices and patterns, areas of significant risks and legal exposures, health care compliance audits, significant governmental investigations, and legal claims related to compliance issues. The Committee is also responsible for overseeing the integration and implementation of the Company’s compliance programs in acquired entities.

The Regulatory and Compliance Committee, in consultation with the Compensation Committee, is responsible for discussing with management the alignment of compensation practices with the Company’s compliance standards, and is expected to make recommendations to the Compensation Committee on the extent, if any, to which incentive-based compensation of any executive, senior manager, compliance personnel and/or attorney involved in any significant misconduct, or other person with direct supervision over such employee, should be reduced or extinguished.

If agreed to by the United States Department of Health and Human Services, Office of Inspector General, the Regulatory and Compliance Committee will assume the responsibilities of the Audit Committee under the CIA described above under “The Audit Committee.”

A copy of the Regulatory and Compliance Committee Charter is available on our website at http://pfizer.com/about/corporate_governance/regulatory_compliance_committee.jsp.

The Science and Technology Committee

Under the terms of its Board-approved Charter, the Science and Technology Committee is responsible for periodically examining management’s direction of and investment in the Company’s pharmaceutical research and development and technology initiatives. This includes evaluating the quality and direction of the Company’s research and development programs, identifying emerging issues and evaluating the level of review by external experts. The Committee also reviews the Company’s approaches to acquiring and maintaining technology, evaluates the technology that the Company is researching and developing and reviews the Company’s patent strategy.

The Science and Technology Committee met once in 2010.

A copy of the Science and Technology Committee Charter is available on our website at http://pfizer.com/about/corporate_governance/science_ technology_committee.jsp.

The Executive Committee

The Executive Committee performs such duties and exercises such powers as may be delegated to it by the Board of Directors from time to time. The Executive Committee did not meet in 2010.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Except as described below, our non-employee Directors receive cash compensation, as well as equity compensation in the form of Pfizer stock units. Each of these components is described below. The 2010 compensation of our non-employee Directors is shown in the Director Compensation Table below. Mr. Kindler, an employee Director until his retirement on December 5, 2010, did not receive any compensation for his service as a Director. Mr. Read became a Director on December 5, 2010 and does not receive any compensation for his service as a Director.

Non-Employee Director Compensation

For 2010, compensation for our non-employee Directors consisted of the following:

•	an annual retainer of $75,000 (reduced on a pro rata basis if a Director attends less than 80% of the applicable Board and Committee meetings in a year); and

•

an award of 5,500 Pfizer stock units under the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors (the “Unit Award Plan”) to each Director upon joining the Board and an award of 5,500 stock units to each Director upon election at each Annual Meeting of Shareholders, provided the Director continues to serve as a Director following the Meeting. Stock units are not payable until the Director ceases to be a member of the Board, at or after which time they are paid in cash or in shares of Pfizer stock, at the Director’s election.

In accordance with the Unit Award Plan, on the day of the 2010 Annual Meeting of Shareholders, our non-employee Directors who continued as Directors following that Meeting (other than Dr. Ausiello, as discussed below) were awarded 5,500 stock units with a value at the time of grant of $90,640 (calculated based on the closing stock price of Pfizer common stock of $16.48 per share on the grant date).

Chairs and Members of Board Committees and the Lead Independent Director received the following additional annual cash retainers for 2010:

•	Audit Committee: Chair—$25,000; Member—$20,000

•	Compensation Committee: Chair—$25,000; Member—$20,000

•	Corporate Governance Committee: Chair—$25,000; Member—$20,000

•	Science and Technology Committee: Chair—$30,000; Senior Member—$20,000; Member—$10,000

•	Lead Independent Director: $30,000

The compensation arrangements for the new Regulatory and Compliance Committee of the Board (see “Board and Committee

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Membership – The Regulatory and Compliance Committee”) have not been determined but are expected to be substantially the same as those for the other Committees of the Board.

Under his employer’s policy, Dr. Ausiello is subject to limitations on the amount of compensation he can receive from the Company and is not permitted to receive any equity compensation for serving as a Director. As a result, Dr. Ausiello receives the customary cash fees for his Board and Committee service, but the dollar value of his annual equity award (based upon the price of Pfizer stock on the date of the Annual Meeting), subject to the limitation on the amount of his compensation under the policy, is credited to a deferred cash account to be paid (with an interest equivalent) following his termination of service as a Director. The dollar value of the equity award in excess of the limitation may be contributed to charity, as determined by the Corporate Governance Committee in its sole discretion.

Upon his election as Non-Executive Chairman of the Board in December 2010, Mr. Lorch ceased receiving the compensation outlined above. Instead, the Board of Directors, on the recommendation of the Corporate Governance Committee, determined that Mr. Lorch’s annual compensation as Non-Executive Chairman of the Board would be $550,000, divided equally between cash and equity. The cash portion is paid quarterly, and the equity portion is credited quarterly in the form of stock units valued at the closing price of Pfizer common stock on the last day of each quarter. Mr. Lorch will receive dividend equivalents on these units, and the units and accumulated dividends will be payable in cash or in shares of Pfizer common stock, at his election, at or after his retirement from the Board. For the period from his election as Non-Executive Chairman until year-end 2010, Mr. Lorch was paid in cash only.

Deferred Compensation

Non-employee Directors may defer all or a part of their annual cash retainers under the Unit Award Plan until they cease to be members of the Board. At a Director’s election, the fees held in the Director’s account may be credited either with Pfizer stock units or with interest at the rate of return of an intermediate treasury index. The rate of return of the intermediate U.S. Treasury index for 2010 was 4.98%. The numbers of Pfizer stock units are calculated by dividing the amount of the deferred fee by the closing price of our common stock on the last business day of the fiscal quarter in which the fee is earned. If fees are deferred as Pfizer stock units, the number of stock units in a Director’s account is increased by crediting additional stock units based on the value of any dividends on the common stock. When a Director ceases to be a member of the Board, the amount attributable to stock units held in his or her account is paid in cash or in Pfizer stock, at the Director’s election. The amount of any cash payment is determined by multiplying the number of Pfizer stock units in the account by the closing price of our common stock on the last business day before the payment date.

Legacy Warner-Lambert Equity Compensation Plan

Under the Warner-Lambert Company 1996 Stock Plan, as a result of our merger with Warner-Lambert, all stock options and restricted stock awards outstanding as of June 19, 2000 became immediately exercisable or vested.

Under this plan, the directors of Warner-Lambert could elect to defer any or all of the compensation they received for their services. These deferred amounts could have been credited to a Warner-Lambert common stock equivalent account (the “Equivalent Account”). The Equivalent Account was credited, as of the day the fees would have been payable, with stock credits equal to the number of shares of Warner-Lambert common stock that could have been purchased with the dollar amount of such deferred fees. The former Warner-Lambert directors who joined our Board after the merger—Messrs. Burt, Gray and Lorch—had deferred compensation and were entitled to Warner-Lambert stock credits in the Equivalent Account under this plan. Dividend equivalents received under this plan are reinvested. Upon the closing of the merger, these Warner-Lambert stock credits were converted into Pfizer stock equivalent units. These units will be payable in Pfizer common stock at various times in accordance with the Director’s election. These units are described in footnote 2 to the table entitled “Securities Ownership.”

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Matching Gift Programs

Our non-employee Directors may participate in Pfizer’s matching gift programs, which are available to all employees. Under these programs, the Pfizer Foundation (Pfizer’s philanthropic affiliate) will match contributions to eligible non-profit organizations, up to a maximum of $15,000 per year; contributions to religious and certain other types of non-profit organizations, as well as to individuals and others in need, are not eligible and are not matched. In addition, the Pfizer Foundation will match con-

tributions made to the United Way Campaign, up to a maximum of $15,000 per year. The matching contributions made by the Pfizer Foundation with respect to our non-employee Directors are included in the 2010 Director Compensation Table below and described in footnote 2 to the Table. As indicated above, these matching contributions do not reflect all of the charitable contributions made by our Directors.

2010 DIRECTOR COMPENSATION TABLE

The following table shows 2010 compensation for our non-employee Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Dr. Ausiello(3)	195,000		42,425	237,425

Dr. Brown(4)	145,000	90,640	15,000	250,640

Mr. Burns	115,000	90,640		205,640

Mr. Burt	105,000	90,640	30,000	225,640

Mr. Cornwell(4)	120,000	90,640	1,000	211,640

Dr. Fergusson	105,000	90,640	14,300	209,940

Mr. Gray(4)	110,000	90,640	1,085	201,725

Ms. Horner(5)	125,000	90,640	2,700	218,340

Mr. Kilts(4)	105,253	90,640	15,000	210,893

Mr. Lorch(6)	130,750	90,640	11,500	232,890

Mr. Mascotte	105,000	90,640	15,000	210,640

Dr. Mead(7)	27,500			27,500

Ms. Nora Johnson	125,000	90,640		215,640

Mr. Sanger	115,000	90,640	15,000	220,640

Mr. Steere	85,000	90,640	73,750	249,390

(1)	Represents stock units awarded in 2010, the reported value of which was calculated by multiplying the closing market price of our common stock on the grant date (April 22, 2010) by the number of units granted (5,500). At the end of 2010, the aggregate number of stock units (including dividend equivalents) held by each current non-employee Director was as follows: Dr. Ausiello, 21,000; Dr. Brown, 91,234; Mr. Burns, 74,591; Mr. Burt, 59,552; Mr. Cornwell, 73,661; Dr. Fergusson, 11,473; Mr. Gray, 95,752; Ms. Horner, 99,905; Mr. Kilts, 44,002; Mr. Lorch, 62,801; Mr. Mascotte, 11,473; Ms. Nora Johnson, 21,500; Mr. Sanger, 31,059; and Mr. Steere, 47,538. See Note 3.

(2)	The amounts in this column represent: (a) charitable contributions made in 2010 by the Pfizer Foundation under its matching gift programs (see “Matching Gift Programs” above), as follows: Dr. Ausiello, $11,785; Dr. Brown $15,000; Mr. Burt, $30,000; Mr. Cornwell, $1,000; Dr. Fergusson, $14,300; Ms. Horner, $2,700; Mr. Kilts, $15,000; Mr. Lorch, $11,500; Mr. Mascotte $15,000; Mr. Sanger $15,000 and Mr. Steere, $23,750; (b) a charitable contribution of $30,640 made at the discretion of the Corporate Governance Committee in respect of Dr. Ausiello (see “Non-Employee Director Compensation” above and Note 3 below); (c) for Mr. Gray, (i) above-market interest on the deferred cash balance under a legacy Warner-Lambert equity compensation plan, paid at the prime rate plus 2%, and (ii) a charitable contribution of $795 made at his recommendation; and (d) for Mr. Steere, $50,000 relating to his consulting contract with the Company (see “Section 16(a) Beneficial Ownership Reporting Compliance, Related Person Transactions, Indemnification and Legal Proceedings—Transactions with Related Persons”). As indicated above under “Matching Gift Programs,” certain charitable contributions by our Directors are not eligible for matching contributions under the programs, and the amounts in the above table therefore do not reflect all such contributions made by our Directors.

(3)	Dr. Ausiello is subject to limitations on the amount of compensation he can receive from the Company and is not permitted to receive any equity compensation for serving as a Director. For 2010, he received $135,000 in cash compensation, and an additional $60,000 was credited to a deferred cash account to be paid (with an interest equivalent) following his termination of service as a Director. See “Non-Employee Director Compensation” and Note 2 above.

(4)	CommitteeChair (in the case of Mr. Kilts, from December 13, 2010).

(5)	LeadIndependent Director until December 13, 2010.

(6)	CompensationCommittee Chair from April 22, 2010 until December 13, 2010 and Non-Executive Chairman of the Board thereafter.

(7)	Dr. Mead retired on April 22, 2010.

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SECURITIES OWNERSHIP

The table below shows the number of shares of our common stock beneficially owned as of the close of business on March 1, 2011 by each of our Directors and each Named Executive Officer listed in the 2010 Summary Compensation Table, as well as the number of shares beneficially owned by all of our Directors and executive officers as a group. Together, these individuals beneficially own less than one percent (1%) of our common stock outstanding. The table and footnotes also include information about stock options, stock appreciation rights in the form of total shareholder return units (“TSRUs”), stock units, restricted stock, restricted stock units and deferred performance-related share awards credited to the accounts of our Directors and executive officers under various compensation and benefit plans.

	Number of Shares or Units
Beneficial Owners	Common Stock		Stock Units		Options Exercisable within 60 days
Dennis A. Ausiello	2,362	(1)	21,000	(2)

Michael S. Brown	1,200		91,234	(2)

M. Anthony Burns	54,339		74,591	(2)

Robert N. Burt	12,200		59,552	(2)

W. Don Cornwell	2,000	(1)	73,661	(2)

Frank A. D’Amelio	181,452	(3)	328,352	(4)	292,000

Mikael Dolsten			212,298	(4)

Frances D. Fergusson			11,473	(2)

Geno J. Germano	22,427	(1)	156,081	(4)

William H. Gray III	27		95,752	(2)

Constance J. Horner	15,198		99,905	(2)

James M. Kilts	2,259	(1)	44,002	(2)

Jeffrey B. Kindler+	346,397	(1)(3)	62,194	(4)	1,996,000

Freda C. Lewis-Hall	1,758	(3)	140,600	(4)

George A. Lorch	24,126		62,801	(2)

John P. Mascotte	3,940		11,473	(2)

Suzanne Nora Johnson	10,000		21,500	(2)

Ian C. Read	366,699	(3)	481,755	(4)	973,000

Stephen W. Sanger	1,085	(1)	31,059	(2)

William C. Steere, Jr.	1,265,131	(3)	47,538	(2)

All Directors and Executive Officers as a group (29)	2,892,594		3,215,777		4,821,100

+	Ownership is as of December 5, 2010. Mr. Kindler’s vested stock options for 1,996,000 shares, to the extent not exercised by March 5, 2011, were forfeited.

(1)	Includes the following shares held in the names of family members: Dr. Ausiello, 2,362 shares; Mr. Cornwell, 300 shares; Mr. Germano, 1,587 shares; Mr. Kilts, 2,259 shares; Mr. Kindler, 5,365 shares; and Mr. Sanger, 1,085 shares. Dr. Ausiello and Messrs. Cornwell, Germano, Kilts and Kindler disclaim beneficial ownership of such shares.

(2)	Represents units (each equivalent to a share of Pfizer common stock) awarded under our Director compensation plans (see “Compensation of Non-Employee Directors” above). This number also includes the following units resulting from the conversion into Pfizer units of previously deferred Warner-Lambert director compensation under the Warner-Lambert 1996 Stock Plan: Mr. Burt, 22,458 units; Mr. Gray, 55,488 units; and Mr. Lorch, 14,605 units. See “Compensation of Non-Employee Directors—Legacy Warner-Lambert Equity Compensation Plan” above.

(3)	Includes shares credited under the Pfizer Savings Plan and/or deferred performance shares relating to previously vested awards under the Company’s performance-based share award programs. These plans are described later in this Proxy Statement.

(4)

In the case of Messrs. D’Amelio, Germano, Kindler and Read and Dr. Lewis-Hall, includes units (each equivalent to a share of Pfizer common stock) held under the Pfizer or Wyeth Supplemental Savings Plan. The Supplemental Savings Plan is described later in this Proxy Statement. Also includes the following unvested restricted stock units (each equivalent to a share of Pfizer common stock): Mr. D’Amelio, 312,966; Dr. Dolsten, 212,298; Mr. Germano, 152,290; Dr. Lewis-Hall, 136,354; and Mr. Read, 394,543; however, in view of Mr. Read’s age and years of service with Pfizer, a prorated portion of his units would vest upon his retirement. This column does not include the following stock appreciation rights in the form of TSRUs: Mr. D’Amelio, 1,039,555; Dr. Dolsten, 530,757; Mr. Germano, 382,281; Mr. Kindler, 1,712,759; Dr. Lewis-Hall, 304,208; and Mr. Read, 2,131,948. See the “2010 Outstanding Equity Awards at Fiscal Year-End Table” and “Estimated Benefits upon Termination” for a discussion of the vesting of restricted stock units and TSRUs.

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Beneficial Owners

Based on filings made under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended, as of February 14, 2011, the only person known by us to be the beneficial owner of more than 5% of our common stock was as follows:

Name and Address of Beneficial Owner(1)	Shares of Pfizer Common Stock(1)	Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	401,341,658	5.01%

(1) This information is based on a Schedule 13G filed with the SEC on February 8, 2011 by BlackRock, Inc.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE, RELATED PERSON TRANSACTIONS, INDEMNIFICATION AND LEGAL PROCEEDINGS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and certain of our officers to file reports of holdings and transactions in Pfizer equity with the SEC and the NYSE. Based on our records and other information, we believe that in 2010 our Directors and our officers who are subject to Section 16(a) met all applicable filing requirements, except for the following:

In January 2011, James M. Kilts, one of our Directors, learned that one of his portfolio managers had engaged in two transactions in Pfizer shares on his behalf without Mr. Kilts’ knowledge or approval, despite the fact that Mr. Kilts had instructed the portfolio manager not to trade in Pfizer securities without his prior approval. Specifically, on Mr. Kilts’ behalf, the portfolio manager executed a purchase of 549 Pfizer shares at $18.12 per share in February 2010 and a sale of those 549 shares at $17.22 per share in March 2010. Since Mr. Kilts was not aware of the transactions at the time of their execution, he failed to report them on a timely basis on Form 4. Promptly upon being informed of the transactions, Mr. Kilts reported them on a Form 4.

REVIEW OF RELATED PERSON TRANSACTIONS

The Company has adopted a Related Person Transaction Approval Policy that is administered by the Corporate Governance Committee. The Policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. Under the Policy, Company management determines whether a transaction requires review by the Committee, and transactions requiring review are referred to the Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Committee decides whether or not to approve such transactions and approves only those transactions that are deemed to be in the best interests of the Company. If the Company becomes aware of an existing transaction with a related person that has not been approved under this Policy, the matter is referred to the Committee. The Committee then evaluates all options available, including ratification, revision or termination of such transaction.

TRANSACTIONS WITH RELATED PERSONS

In connection with his retirement in 2001, we entered into a consulting agreement with Mr. Steere, a member of our Board of Directors. The agreement provides that Mr. Steere will serve as Chairman Emeritus of the Company and, when and as requested by the Chief Executive Officer, will provide consulting services and advice to the Company and participate in various external activities and events for the benefit of the Company. The term of the agreement, which began on July 1, 2001 after Mr. Steere ceased his employment with the Company, was for five years, with automatic extensions for successive five-year terms, unless

Mr. Steere or the Company terminates the agreement at the end of its then-current term. The contract was extended for a five-year term in 2006 and currently extends until mid-2011. Mr. Steere may provide up to 30 days of service per year to the Company, subject to his reasonable availability, for his consulting services or his participation as a Company representative in external activities and events. He must obtain the approval of the Board of Directors before providing any consulting services, advice or service of any kind to any other company or organization that competes with us. For his services and commitments, the Company pays Mr. Steere (i) an annual retainer of $50,000 for his consulting services (subject to his ability to continue to provide the contemplated services), and (ii) an additional fee of $5,000 for each day in excess of 30 days per year that he renders services as described above. We also reimburse him for reasonable expenses that he incurs in providing these services for us.

In addition, under the terms of the agreement, we provide him lifetime access to Company facilities and services comparable to those that were made available to him by the Company prior to his retirement. These include the use of an office and access to the secretarial services of an administrative assistant; access to financial planning services; and the use of a car and driver and of Company aircraft. Mr. Steere has chosen to personally pay for his financial planning services and voluntarily reimburses the Company for all personal use of Company-provided transportation.

We paid Mr. Steere $50,000 in 2010 under the terms of this consulting agreement.

INDEMNIFICATION

We indemnify our Directors and our elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is required under our By-laws, and we have also entered into agreements with those individuals contractually obligating us to provide this indemnification to them.

LEGAL PROCEEDINGS

Beginning in September 2009, a number of shareholder derivative actions were filed in the U.S. District Court for the Southern District of New York and in the Supreme Court of the State of New York, County of New York, and the Court of Chancery of the State of Delaware against certain current and former Pfizer officers and Directors. Pfizer is named as a nominal defendant. These actions allege that the individual defendants breached fiduciary duties by causing or allowing Pfizer to engage in off-label promotion of certain drugs, including Bextra. In November 2009, the federal cases were consolidated in the Southern District of New York. In December 2010, the Court in the consolidated action granted preliminary approval of a settlement agreement among the parties; the settlement is subject to final approval by the Court.

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PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

Thirteen members of our Board are standing for re-election, to hold office until the next Annual Meeting of Shareholders. A majority of votes cast is required for the election of Directors in an uncontested election (which is the case for the election of Directors at the 2011 Annual Meeting). A majority of the votes cast means that the number of votes cast “for” a Director nominee must exceed the number of votes cast “against” that nominee. In contested elections (an election in which the number of nominees for election as Director is greater than the number of Directors to be elected) the vote standard would be a plurality of the votes cast.

In accordance with our Corporate Governance Principles, the Board will nominate for election only candidates who agree, if elected, to tender, promptly following their failure to receive the required vote for election at the next meeting at which they would stand for election, an irrevocable resignation that will be effective upon acceptance by the Board. In addition, the Board will fill Director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their election to the Board.

If an incumbent Director fails to receive the required vote for election, then, within 90 days following certification of the shareholder vote, the Corporate Governance Committee will act to determine whether to recommend acceptance of the Director’s resignation and will submit the recommendation for prompt consideration by the Board, and the Board will act on the Committee’s recommendation. Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the Director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC.

Any Director who tenders his or her resignation pursuant to this provision of our Corporate Governance Principles may not participate in the Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer. If each member of the Corporate Governance Committee fails to receive the required vote in favor of his or her election in the same election, then those independent Directors who did receive the required vote will appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. However, if the only Directors who received the required vote in the same election constitute three or fewer Directors, all Directors may participate in the action regarding whether to accept the resignation offers.

Each nominee elected as a Director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

Under Pfizer’s Corporate Governance Principles, a Director is generally required to retire when he or she reaches age 73 or at the first Annual Meeting of Shareholders following his or her 73rd birthday. On the recommendation of the Corporate Governance Committee, the Board may waive this requirement as to any Director if it deems a waiver to be in the best interests of the Company.

We expect each nominee for election as a Director to be able to serve if elected. If any nominee is not able to serve, proxies may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.

The Proxy Committee appointed by the Board of Directors intends to vote for the election of each of these nominees, unless you indicate otherwise on the proxy or voting instruction card.

The following pages contain biographical and other information about the nominees. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led the Corporate Governance Committee and the Board to determine that each nominee should serve as a Director. In addition, all of our Directors serve or have served on boards and board committees (including, in many cases, as committee chairs) of other public companies, which we believe provides them with additional board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board.

Your Board of Directors unanimously recommends a vote FOR the election of each of these nominees as Directors.

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NOMINEES FOR DIRECTORS
	Name and Age as of the Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

Dennis A. Ausiello	65

Jackson Professor of Clinical Medicine at Harvard Medical School and Chief of Medicine at Massachusetts General Hospital since 1996. President of the Association of American Physicians in 2006. Member of the Institute of Medicine of the National Academies of Science and a Fellow of the American Academy of Arts and Sciences. Director of TARIS BioMedical, Inc. and several non-profit organizations, including the Broad Institute for Human Genetics and Research! America. Our Director since 2006. Member of our Audit Committee, our Corporate Governance Committee, our Regulatory and Compliance Committee and our Science and Technology Committee.

Key Attributes, Experience and Skills:

Dr. Ausiello’s experience and training as a practicing physician (Board certified in nephrology), a scientist and a nationally recognized leader in academic medicine enable him to bring valuable insights to the Board, including through his understanding of the scientific nature of our business and the ability to assist us in prioritizing opportunities for drug development. In addition, Dr. Ausiello oversees a large research portfolio and an extensive research and education budget at Massachusetts General Hospital, giving him a critical perspective on drug discovery and development and providing a fundamental understanding of the potential pathways contributing to disease. Through his work as the Chief of Medicine at Massachusetts General Hospital, Dr. Ausiello also brings leadership, oversight and finance experience to the Board.

Michael S. Brown	70

Distinguished Chair in Biomedical Sciences since 1989 and Regental Professor since 1985 at the University of Texas Southwestern Medical Center at Dallas. Co-recipient of the Nobel Prize in Physiology or Medicine in 1985 for discoveries concerning the regulation of cholesterol metabolism. Recipient of the Lasker Award in 1985, the National Medal of Science in 1988, and the Woodrow Wilson Award for Public Service in 2005. Member of the National Academy of Sciences, the Institute of Medicine, the American Association of Arts and Sciences, the American Philosophical Society and a Foreign Member of the Royal Society (London). Director of Regeneron Pharmaceuticals, Inc. Our Director since 1996. Chair of our Science and Technology Committee and member of our Corporate Governance Committee.

Key Attributes, Experience and Skills:

Dr. Brown and a colleague discovered the mechanism by which the human body removes cholesterol from blood, laying the scientific groundwork for the development of statin drugs, including Lipitor, which have been demonstrated to reduce heart attacks in individuals with coronary artery disease. For these and other discoveries, Dr. Brown and his colleague shared the 1985 Nobel Prize in Medicine or Physiology. Dr. Brown is the holder of 23 U.S. patents. He has also received 30 national awards for his work, and he is the recipient of nine honorary degrees. These and other achievements demonstrate his significant prestige and his strong knowledge of research and development, and enable him to bring to Pfizer a wealth of medical experience and a unique perspective on the pharmaceutical industry. A trained physician, Dr. Brown has been noted for his ability to bridge the gap between basic science and clinical medicine, enabling him to offer valuable insights to the Board. Through his former service of more than 20 years on the Scientific Resource Board of Genentech (including several years as chairman), Dr. Brown was exposed early to the biotechnolology revolution. As a result of this experience, as well as his service as a director of Regeneron Pharmaceuticals, Inc., another biotechnology company, Dr. Brown is able to provide important perspectives on issues facing biopharmaceutical companies, large and small.

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NOMINEES FOR DIRECTORS
	Name and Age as of the Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

M. Anthony Burns	68

Chairman Emeritus since 2002, Chairman of the Board from 1985 to 2002, Chief Executive Officer from 1983 to 2000, and President from 1979 to 1999 of Ryder System, Inc., a provider of transportation and logistics services. Director of Huntsman Corporation and J.C. Penney Company, Inc. Director of Stanley Black & Decker, Inc. from March 2010 until May 2010 and of The Black & Decker Corporation from 2001 until March 2010. Life Trustee of the University of Miami. Our Director since 1988. Member of our Audit Committee, our Corporate Governance Committee and our Executive Committee.

Key Attributes, Experience and Skills:

As a result of Mr. Burns’ long tenure as CEO of Ryder System, he provides valuable business, leadership and management insights into driving strategic direction and international operations, among other things. While at Ryder, Mr. Burns was responsible for Ryder’s expansion into international markets, which is important as Pfizer seeks to execute its global growth strategies. In addition, Mr. Burns brings financial expertise to the Board, including through his service on (and in some cases chairmanship of) the audit committees of other public companies, as well as executive compensation experience, including through his service on the compensation committees of several public companies, including prior service on our Compensation Committee. Mr. Burns also served as co-chairman of the Business Roundtable from 1998 to 2001, providing him with exposure to, and insight from, CEOs of other large companies.

W. Don Cornwell	63

Chairman of the Board and Chief Executive Officer of Granite Broadcasting Corporation from 1988 until his retirement in August 2009 and Vice Chairman until December 2009. Granite Broadcasting Corporation filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 2006 and emerged from its restructuring in June 2007. Currently Director of Avon Products, Inc. and the Wallace Foundation. Director of CVS Caremark Corporation from 1994 until 2007 and the M.S. Hershey School and Trust from 1995 until 2002. Trustee of Big Brothers/Sisters of New York. Our Director since 1997. Chair of our Audit Committee and member of our Compensation Committee and our Regulatory and Compliance Committee.

Key Attributes, Experience and Skills:

Through Mr. Cornwell’s 38-year career as an entrepreneur driving the growth of a consumer-focused media company, an executive in the investment banking industry and a director of several significant consumer product and health care companies, he has valuable business, leadership and management experience and brings important perspectives on the issues facing our Company. Mr. Cornwell founded and built Granite, a consumer-focused media company, through acquisitions and operating growth, enabling him to provide insight and guidance on strategic direction and growth. Mr. Cornwell’s strong financial background, including his work at Goldman Sachs prior to co-founding Granite and his service on the audit and investment committees of other companies, also provides financial expertise to the Board, including an understanding of financial statements, corporate finance, accounting and capital markets.

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NOMINEES FOR DIRECTORS
	Name and Age as of the Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

Frances D. Fergusson	66

President Emeritus of Vassar College since 2006 and President from 1986 to 2006. Served on the Mayo Clinic Board for 14 years, the last four years as its Chairman, and as President of the Board of Overseers of Harvard University from 2007 through 2008. Director of HSBC Bank USA from 1990 through 2008 and Director of Wyeth from 2005 until 2009. Currently Director of Mattel, Inc. Our Director since 2009. Chair of our Regulatory and Compliance Committee and a member of our Compensation Committee and our Science and Technology Committee.

Key Attributes, Experience and Skills:

Dr. Fergusson has strong leadership skills, having served as President of Vassar College for 20 years and, during her tenure, developing a long-term financial plan and strengthening the College’s financial position. She has also headed strategic planning projects at Vassar and other organizations. Dr. Fergusson’s service on the boards of not-for-profit organizations, including the Mayo Clinic (which she chaired from 1988 to 2002), enables her to bring to the Board experience and knowledge of health care from alternate perspectives. In addition, Dr. Fergusson’s past service on the Wyeth board of directors affords her extensive knowledge of Wyeth’s business, operations and culture, which brings a connection to the new portion of our business and operations.

William H. Gray III	69

Co-Chairman of GrayLoeffler, LLC (formerly the Amani Group), a business advisory and consulting firm. Chairman of the Amani Group from 2004 through September 2009. Pastor Emeritus of the Bright Hope Baptist Church in Philadelphia since 2005. President and Chief Executive Officer of The College Fund/UNCF (Educational Assistance) from 1991 to 2004. U.S. Congressman from the Second District of Pennsylvania from 1979 to 1991, including service at various times as Budget Committee Chair and House Majority Whip. Director of Visteon Corporation from 2000 until January 2010. Currently Director of Dell Inc., J. P. Morgan Chase & Co. and Prudential Financial, Inc. Our Director since 2000. Chair of our Corporate Governance Committee and a member of our Science and Technology Committee.

Key Attributes, Experience and Skills:

Mr. Gray’s experience as a U.S. Congressman for 12 years, including his service as Budget Committee Chair and House Majority Whip, position him to provide advice and counsel to our Company in a highly regulated industry and to provide guidance in government relations. Mr. Gray also has valuable experience running a national organization on financial literacy and macro-economic policy. Mr. Gray also brings useful corporate governance and compliance insights from, among other things, his role as an Advisory Council Member of the Business Roundtable Institute for Corporate Ethics.

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NOMINEES FOR DIRECTORS
	Name and Age as of the Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

Constance J. Horner	69

Guest Scholar from 1993 until 2005 at The Brookings Institution, an organization devoted to nonpartisan research, education and publication in economics, government, foreign policy and the social sciences. Commissioner of the U.S. Commission on Civil Rights from 1993 to 1998. Served at the White House as Assistant to President George H. W. Bush and as Director of Presidential Personnel from 1991 to 1993. Deputy Secretary, U.S. Department of Health and Human Services, from 1989 to 1991. Director of the U.S. Office of Personnel Management from 1985 to 1989. Director of Ingersoll-Rand plc and Prudential Financial, Inc.; Fellow, National Academy of Public Administration; and Member of the Board of Trustees of the Prudential Foundation. Our Director since 1993 and Lead Independent Director from 2007 until December 2010. Member of our Corporate Governance Committee, our Regulatory and Compliance Committee and our Executive Committee.

Key Attributes, Experience and Skills:

Ms. Horner is well-versed in federal health and health financing policy as well as talent management, as a result of her service as the head of the U.S. Office of Personnel Management, which, among other responsibilities, designs and administers the health insurance program for federal employees and retirees and manages policies and programs for the recruitment, training and compensation of the federal workforce; her chairmanship of a White House Competitiveness Council task force making recommendations to improve the drug approval process; and her service as Deputy Secretary of the U.S. Department of Health and Human Services, where she had responsibility for the Food and Drug Administration, the National Institutes of Health, the Public Health Service and the Health Care Financing Administration (now the Center for Medicare and Medicaid Services), lending insight into how the federal government makes health policies that affect Pfizer’s ability to create products and get them to the people who need them. In addition, Ms. Horner’s government experience positions her to provide oversight to our Company in government relations, including regulatory areas.

James M. Kilts	63

Founding Partner, Centerview Partners Management, LLC, a private equity firm, since 2006. Vice Chairman, The Procter & Gamble Company, from 2005 to 2006. Chairman and Chief Executive Officer, The Gillette Company, from 2001 to 2005 and President, The Gillette Company, from 2003 to 2005. President and Chief Executive Officer, Nabisco Group Holdings Corporation, from 1998 until its acquisition in 2000. Director of New York Times Company from 2005 until 2008; Procter & Gamble Company from 2005 until 2006; and Whirlpool Corporation from 1999 until 2005. Currently Chairman of The Nielsen Company Supervisory Board and Non-Executive Chairman of the Board of Nielsen Holdings, Director of Meadwestvaco Corporation and MetLife, Inc. and Trustee of Knox College and the University of Chicago, and a member of the Board of Overseers of Weill Cornell Medical College. Our Director since 2007. Member of our Compensation Committee and its Chair since December 2010 and member of our Science and Technology Committee.

Key Attributes, Experience and Skills:

Mr. Kilts’ tenure as CEO of Gillette and Nabisco and as Vice Chairman of Procter & Gamble provide valuable business, leadership and management experience, including expertise in cost management, creating value and resource allocation. In addition, Mr. Kilts’ knowledge of consumer businesses has given him insights on reaching consumers and on the importance of innovation – both important aspects of Pfizer’s business. Through his service on the board of MetLife, an insurance company, Mr. Kilts can offer a view of health care from another perspective, and through Mr. Kilts’ service on three compensation committees, including ours, he has a strong understanding of executive compensation and related areas.

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NOMINEES FOR DIRECTORS
	Name and Age as of the Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

George A. Lorch	69

Non-Executive Chairman of Pfizer Board since December 2010. Chairman Emeritus of Armstrong Holdings, Inc., a global manufacturer of flooring and ceiling materials, since 2000, having served as Chairman and Chief Executive Officer and in other executive capacities with Armstrong Holdings, Inc. and its predecessor, Armstrong World Industries, Inc., from 1993 to 2000. Director of Autoliv, Inc., Masonite International, Inc., a non-public company, and The Williams Companies, Inc. and also a Director of HSBC Finance Co. and HSBC North America Holding Company, non-public, wholly owned subsidiaries of HSBC LLC. Our Director since 2000.

Key Attributes, Experience and Skills:

Mr. Lorch’s service as CEO of Armstrong Holdings provides valuable business, leadership and management experience, including expertise leading a large organization with global operations, giving him a keen understanding of the issues facing a multinational business such as Pfizer’s. In addition, Mr. Lorch has significant experience with manufacturing, marketing and branding, all important areas for Pfizer. Mr. Lorch’s experience on the board of directors of Autoliv, a non-U.S.-based public company, enables him to bring global perspectives and experience to the Board, including best practices gained from other countries. Moreover, his service on three compensation committees (including ours, prior to his election as Non-Executive Chairman in December 2010) has given him a strong understanding of executive compensation and related areas.

John P. Mascotte	71

Retired President and Chief Executive Officer of Blue Cross and Blue Shield of Kansas City, Inc., a position he held from 1997 through 2001. Former Chairman of Johnson & Higgins of Missouri, Inc. and former Chairman and Chief Executive Officer of The Continental Corporation. Served on the boards of The New York Public Library, Lincoln Center and The Aspen Institute and as Chairman of The Local Initiative Support Corporation, The Aspen Community Foundation and Common Cents. Director of Crown Media Holdings, Inc. from 2000 until 2006, LabOne, Inc. from 2002 until 2005, and Wyeth from 1995 until 2009. Our Director since 2009. Member of our Corporate Governance Committee, our Regulatory and Compliance Committee and our Science and Technology Committee.

Key Attributes, Experience and Skills:

Mr. Mascotte’s service as CEO of Blue Cross and Blue Shield of Kansas City, Inc., a health care insurance company, and as Chairman and CEO of The Continental Corporation, an insurance holding company, for 12 years, provides him with valuable business, leadership and management experience, and enables him to lend insight on an insurance company’s perspective of the biopharmaceutical industry. In addition, Mr. Mascotte has significant knowledge of Wyeth’s business, operations and culture as a result of his 14 years of service on the Wyeth board of directors, which brings a connection to the new portion of our business and operations. Mr. Mascotte also brings financial expertise to the Board, including through his chairmanship of the audit committee of Wyeth and his prior work as a certified public accountant and tax specialist.

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NOMINEES FOR DIRECTORS
	Name and Age as of the Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

Suzanne Nora Johnson	53

Retired Vice Chairman, Goldman Sachs Group, Inc., since 2007. During her 21-year tenure with Goldman Sachs, she served in various leadership roles, including Chair of the Global Markets Institute, Head of Global Research, and Head of Global Health Care. Director of American International Group, Inc., Intuit Inc. and VISA Inc. Board member of the American Red Cross, The Brookings Institution, the Carnegie Institution of Washington and the University of Southern California. Our Director since 2007. Member of our Audit Committee, our Compensation Committee and our Science and Technology Committee.

Key Attributes, Experience and Skills:

Ms. Nora Johnson’s careers in law and investment banking, including serving in various leadership roles at Goldman Sachs, provide valuable business experience and critical insights on the roles of the law, finance and strategic transactions to our business. In addition, Ms. Nora Johnson’s extensive knowledge of health care through her role in health care investment banking and her involvement with not-for-profit organizations, such as in scientific research (The Carnegie Institution), health care policy (RAND Corporation and The Brookings Institution), and health care services (the American Red Cross), provide touchstones of public opinion and exposure to diverse, global points of view. Ms. Nora Johnson also brings financial expertise to the Board, providing an understanding of financial statements, corporate finance, accounting and capital markets.

Ian C. Read	57

President and Chief Executive Officer since December 2010. Senior Vice President; Group President, Worldwide Biopharmaceutical Businesses from October 2009 through December 2010. President Worldwide Pharmaceutical Operations from August 2006 until October 2009. Since joining Pfizer in 1978 as an operational auditor, Mr. Read has held various positions of increasing responsibility in pharmaceutical operations. He worked in Latin America through 1995, holding positions including Chief Financial Officer, Pfizer Mexico, and Country Manager, Pfizer Brazil. In 1996, Mr. Read was appointed President of Pfizer’s International Pharmaceuticals Group, with responsibility for Latin America and Canada. He became Executive Vice President, Europe in 2000, was named a Corporate Vice President in 2001, and assumed responsibility for Canada, in addition to Europe, in 2002. Mr. Read later became accountable for operations in both the Africa/Middle East region and Latin America as well. Currently a Director of Kimberly-Clark Corporation. Serves on the Boards of U.S. Council for International Business and the European Federation of Pharmaceutical Industries and Associations. Our Director since December 2010. Chair of our Board’s Executive Committee and a member of our Executive Leadership Team.

Key Attributes, Experience and Skills:

Mr. Read brings over thirty years of business, operating and leadership experience to the Board. His extensive knowledge of the biopharmaceutical industry in general, and Pfizer’s worldwide biopharmaceutical business in particular, provides crucial insight to our Board on the Company’s strategic planning and operations. As President and CEO, Mr. Read provides an essential link between management and the Board on management’s business perspectives. Further, his experience as a member of another public company board provides him with an enhanced perspective on issues applicable to public companies.

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NOMINEES FOR DIRECTORS
	Name and Age as of the Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

Stephen W. Sanger	65

Chairman of General Mills, Inc., a packaged food producer and distributor, from 1995 until his retirement in 2008 and its Chief Executive Officer from 1995 to 2007. Former Chairman of the Grocery Manufacturers of America. Recipient of the Woodrow Wilson Award for Public Service in 2009. Chaired the Fiscal Policy Committee of the Business Roundtable and served as a director of Catalyst. Director of General Mills, Inc. from 1992 until 2008. Currently Director of Target Corporation and Wells Fargo & Company. Our Director since February 2009. Member of our Audit Committee and our Corporate Governance Committee.

Key Attributes, Experience and Skills:

With more than 12 years experience as Chairman and CEO of General Mills, Mr. Sanger has valuable business, leadership and management experience, including experience in acquisitions through the purchase of Pillsbury, creating one of the world’s largest food companies. As CEO of General Mills, Mr. Sanger improved sales and market position, developed innovative ideas and streamlined operations, skills from which Pfizer may benefit. In addition, Mr. Sanger has experience leading a company whose products are subject to FDA regulation, lending insight into the regulated nature of our business.

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ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has ratified the Audit Committee’s selection of KPMG LLP to serve as our independent registered public accounting firm for 2011.

Representatives of KPMG LLP will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

We are asking our shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of KPMG LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered a recommendation to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Your Board of Directors unanimously recommends a vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2011.

Audit and Non-Audit Fees

The following table shows the fees for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2010, and December 31, 2009, and fees billed for other services rendered by KPMG LLP during those periods.

	2010	2009
Audit fees:(1)	$32,674,000	$31,000,000
Audit-related fees:(2)	1,421,000	1,258,000
Tax fees:(3)	4,898,000	5,095,000
All other fees:(4)	0	0

Total	$38,993,000	$37,353,000

(1)       Audit fees were principally for audit work performed on the consolidated financial statements and internal control over financial reporting, as well as statutory audits.

(2)       Audit-related fees were principally for the audits of employee benefit plans.

(3)       Tax fees were principally for services related to tax compliance and reporting and analysis services.

(4)       KPMG LLP did not provide any “other services” during the period.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, the Audit Committee has responsibility for appointing, setting the compensation of and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits for Audit Committee approval a list of services and related fees expected to be rendered during that year within each of four categories of services:

1.	Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.	Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements; and tax compliance and reporting.

4.	All other services are those services not captured in the audit, audit-related or tax categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services within each category and the fees for each category are budgeted. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

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The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 114, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Committee has reviewed and discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management. As part of that review, the Committee has received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee has discussed the independent registered public accounting firm’s independence from the Company.

The Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence.

The Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

As part of its responsibilities for oversight of the Company’s Enterprise Risk Management process, the Committee has reviewed and discussed Company policies with respect to risk assessment and risk management, including discussions of individual risk areas as well as an annual summary of the overall process.

The Committee has discussed with the Company’s Internal Audit Department and independent registered public accounting firm the overall scope of and plans for their respective audits. The Committee meets with the Chief Internal Auditor, Chief Compliance Officer, and representatives of the independent registered public accounting firm, in regular and executive sessions, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs.

In reliance on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC. The Committee has selected, and the Board of Directors has ratified, the selection of the Company’s independent registered public accounting firm.

The Audit Committee:

Mr. Cornwell (Chair)

Dr. Ausiello

Mr. Burns

Ms. Nora Johnson

Mr. Sanger

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

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ITEM 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In 2010, we gave our shareholders the opportunity to cast an advisory vote on our executive compensation policies and procedures; more than 96% of the votes cast supported our policies and procedures. This year, as required by Section 14A of the Securities Exchange Act of 1934, we are asking our shareholders to cast an advisory vote on the compensation of the “Named Executive Officers” identified in the 2010 Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement. This vote is advisory and not binding on the Company; however, like our other investor outreach activities, it will provide feedback concerning our executive compensation program.

As noted in the Compensation Discussion and Analysis, or “CD&A,” included in the “Executive Compensation” section of this Proxy Statement, the Compensation Committee of our Board of Directors believes that our executive compensation program implements and achieves the goals of our executive compensation philosophy. That philosophy, which is set by the Compensation Committee, is to align each executive’s compensation with Pfizer’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to Pfizer’s long-term success. A significant portion of the total compensation opportunity for each of our executives (including the Named Executive Officers) is directly related to Pfizer’s stock price performance and to other performance factors that measure our progress against the goals of our strategic and operating plans, as well as our performance against that of our pharmaceutical peer group.

We seek to implement our philosophy and achieve the goals of our program by following three key principles:

•	positioning total direct compensation and each compensation element at approximately the median of our peer companies, with emphasis on pharmaceutical companies with large market capitalization;

•	aligning annual short-term incentive awards with annual operating financial objectives; and

•	rewarding absolute and relative performance in total shareholder return through long-term equity incentive awards.

Further details concerning how we implement our philosophy and goals, and how we apply the above principles to our compensation program, are provided in the CD&A. In particular, we discuss how we set compensation targets and other objectives and evaluate performance against those targets and objectives to assure that performance is appropriately rewarded.

Recent Compensation Committee Actions

The Compensation Committee took a number of actions during 2010 and early 2011 to make our executive compensation program more reflective of our performance and more responsive to shareholder interests. These actions included the following:

•	The Committee implemented an annual review and assessment of potential risks arising from the Company’s compensation programs (including the executive compensation program) and policies.
•

The Committee assessed our short- and long-term incentive plan design and actual and target compensation levels for all executives. As a result, our compensation structure remains targeted at the 50th percentile vs. our peer groups.

•

The Committee reaffirmed its decision regarding the use of “Short-Term Incentive Shift Awards” implemented in 2008 and intended to be used for a limited time, and, beginning with the grants made in 2011, replaced them with seven-year “Total Shareholder Return Units.”

•	Effective January 1, 2011, the share ownership requirement for the CEO was increased to six times base salary.

•	We made a number of changes to our benefit plans to make them more consistent with market trends while continuing to provide competitive benefits.

Compensation Best Practices

Pfizer continues to maintain best practices in designing and implementing its executive compensation program and related areas. These practices include the following:

•	We prohibit our executives and Directors from hedging, or engaging in any derivatives trading with respect to, Company shares.

•	We do not provide tax “gross-ups” for perquisites provided to our executive officers, other than in the case of certain relocation expenses, consistent with Pfizer’s relocation policy.

•

We require our executive officers and Directors to meet stock ownership requirements, and we prohibit our executive officers from selling any shares (except to meet tax withholding obligations) if doing so would cause them to fall below required levels.

•	Our equity incentive plan prohibits the repricing or exchange of equity awards without shareholder approval.

•	Our annual equity awards provide for minimum three-year vesting, except in limited circumstances involving termination of employment, and we no longer grant stock options to executive officers.

•	None of our executive officers has an employment agreement with the Company.

•

To the extent permitted by law, we can recover cash- or equity-based compensation paid to executives where the compensation is based upon the achievement of specified financial results that are the subject of a subsequent restatement.

•

Our executive compensation program includes a number of controls that mitigate risk, including the executive stock ownership requirements mentioned above, and, under certain circumstances, our ability to recover compensation paid to executives.

•	The Committee has engaged an independent compensation consultant that has no other ties to the Company or its management and that meets stringent selection criteria.

•

We maintain a robust investor outreach program that enables us to obtain ongoing feedback concerning our compensation program, as well as how we disclose that program. In 2010, as has been the case for many years, we not only listened to our investors’ views; we actively sought out those views and welcomed and implemented a number of their suggestions.

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Shareholders are urged to read the CD&A and other information in the “Executive Compensation” section of this Proxy Statement. The Compensation Committee and the Board of Directors believe that the information provided in that section demonstrates that our executive compensation program aligns our executives’ compensation with Pfizer’s short-term and long-term performance and provides the compensation and incentives needed to attract, motivate and retain key executives who are crucial to Pfizer’s long-term success. Accordingly, the following resolution will be submitted for a shareholder vote at the 2011 Annual Meeting:

“RESOLVED, that the shareholders of Pfizer Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.”

Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote. Consistent with Pfizer’s record of shareholder responsiveness, the Compensation Committee will consider shareholders’ concerns and take them into account in future determinations concerning our executive compensation program.

Your Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as stated in the above resolution.

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ITEM 4—ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to seeking our shareholders’ advisory vote on the compensation of our Named Executive Officers, we are asking our shareholders to express a preference as to how frequently future advisory votes on executive compensation should take place. As required by Section 14A of the Securities Exchange Act of 1934, we are giving shareholders the opportunity to express a preference to cast such advisory votes annually, every two years or every three years; shareholders also have the option to abstain from voting on this matter. For the reasons discussed below, the Board of Directors recommends that advisory votes on executive compensation take place every two years, or biennially.

In 2010, when we gave our shareholders the opportunity to vote on our executive compensation policies and procedures, we indicated that the Board planned to submit an advisory vote every two years to foster a more long-term approach to evaluating our executive compensation program. At the same time, the Board believes that biennial votes provide assurance that the Board and the Compensation Committee remain accountable for executive compensation decisions on a frequent basis. Further, we maintain robust investor outreach activities through which we obtain ongoing feedback concerning our executive compensation program and how we disclose that program. In 2010, as has been the case for many years, we not only listened to our investors’ views; we actively sought out those views and welcomed and implemented a number of their suggestions.

Accordingly, your Board believes that a biennial advisory vote is preferable, as it would foster a more long-term approach to evaluating our executive compensation program while maintaining accountability for executive compensation decisions. If a plurality of the votes cast on this matter at the Annual Meeting is cast in favor of biennial advisory votes on executive compensation, the Company would adopt this approach. Moreover, as a further commitment to our shareholders and to encourage their input, and even though the Company is legally required to hold advisory votes on the frequency of future advisory votes on executive compensation only once every six calendar years, the Board has determined that, should a plurality of the votes cast at the Annual Meeting express a preference for biennial advisory votes, the Company would hold frequency votes biennially as well. On this basis, the next advisory vote on executive compensation, as well as the next frequency vote, would take place at the Company’s 2013 Annual Meeting.

Although the frequency vote is non-binding, the Compensation Committee and the Board will review the results of the vote. Consistent with Pfizer’s record of shareholder responsiveness, they will consider shareholders’ views and take them into account in determining the frequency of future advisory votes on executive compensation.

Your Board of Directors unanimously recommends that shareholders select “TWO YEARS” on the proposal concerning the frequency of future advisory votes on executive compensation.

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SHAREHOLDER PROPOSALS

We expect the following proposals (Items 5 through 10 on the proxy card) to be presented by shareholders at the Annual Meeting. Some of the proposals contain assertions about Pfizer or other statements that we believe are incorrect. We have not attempted to refute all these inaccuracies. However, the Board of Directors has recommended a vote against these proposals for broader policy reasons, as set forth following each proposal. The names, addresses and share holdings of any co-filers of these proposals, where applicable, will be supplied upon request.

ITEM 5—SHAREHOLDER PROPOSAL REGARDING PUBLICATION OF POLITICAL CONTRIBUTIONS

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, who represents that she owns 1,200 shares of Pfizer common stock, has submitted the following proposal for consideration at the Annual Meeting:

RESOLVED: “That the stockholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens’ initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders.” “And if no such disbursements were made, to have that fact publicized in the same manner.”

REASONS: “This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.”

“If you AGREE, please mark your proxy FOR this resolution.”

YOUR COMPANY’S RESPONSE:

The Board believes that the Company’s current disclosures provide shareholders with comprehensive information on its political contributions. Pfizer complies fully with all federal, state and local laws and reporting requirements governing its Political Action Committee (PAC) and corporate political contributions. Pfizer’s Political Disclosure Policy provides that, “All federal and state contributions and expenditures made by the Company shall be disclosed semi-annually on the Pfizer Inc. website.” This includes contributions to candidates as well as to political committees, ballot measures and political parties. The Pfizer PAC and Corporate Political Contributions Report details, by recipient and amount, Pfizer PAC and Pfizer Inc. contributions to political committees, corporate contributions made in state and local elections, and certain contributions to trade associations. The report also identifies, by name and title, each member of the Political Contributions Policy Com-

mittee and Pfizer PAC Steering Committee, the two committees that make political contribution decisions.

In addition, Pfizer requests that trade associations receiving $100,000 or more from the Company in a given year report the portion of Pfizer dues/payments used for political expenditures/contributions. This information, provided voluntarily on our part, is also included in the report and disclosed on our corporate website. Prior to publication, the PAC and Corporate Political Contributions Report is presented to the Board of Directors. We encourage shareholders to view the report on our corporate website at: www.pfizer.com/about/corporate_governance/political_action_committee_report.jsp.

The Company re-evaluates its reporting practices continuously to ensure that its disclosure and policies meet the needs of its shareholders and all stakeholders. Most recently, the Company adopted a policy that prohibits employees from directly making independent expenditures using corporate treasury funds. This type of expenditure, which expressly advocates the election or defeat of a clearly identified candidate, was the subject of the United States Supreme Court’s decision in Citizens United v. Federal Election Commission in 2010. We adopted this policy to demonstrate our responsiveness to shareholder concerns prompted by the United States Supreme Court’s decision.

The Board of Directors believes that adopting this proposal is not in the best interests of the Company and its shareholders. It believes that the additional information requested by the proponent, specifically to publish these contributions in certain U.S., local, and national newspapers and to provide separate shareholder reports about them, would be an unnecessary expenditure of corporate resources and would not be useful to shareholders.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

ITEM 6—SHAREHOLDER PROPOSAL REGARDING PUBLIC POLICY INITIATIVES

National Legal and Policy Center, 107 Park Washington Court, Falls Church, Virginia 22046, which represents that it owns 150 shares of Pfizer common stock, has submitted the following proposal for consideration at the Annual Meeting:

WHEREAS:

Pfizer’s primary responsibility is to create shareholder value. The Company should pursue legal and ethical means to achieve that goal, including identifying and advocating legislative and regulatory public policies that would advance Company interests and shareholder value in a transparent and lawful manner.

RESOLVED: The shareholders request the Board of Directors, at reasonable cost and excluding confidential information, report to shareholders annually on the Company’s process for identifying

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and prioritizing legislative and regulatory public policy advocacy activities. The report should:

1. Describe the process by which the Company identifies, evaluates and prioritizes public policy issues of interest to the Company;

2. Identify and describe public policy issues of interest to the Company;

3. Prioritize the issues by importance to creating shareholder value; and

4. Explain the business rationale for prioritization.

Statement of Support.

Pfizer played a key role in the passage of ObamaCare, even though a majority of Americans were opposed. CEO Jeffrey Kindler organized pharmaceutical CEOs in support of the bill, promoted a massive advertising campaign, and partnered with Left-wing groups normally hostile to Pfizer’s interests. For these actions, he received a multi-million dollar bonus.

According to media reports, Pfizer and other companies in 2009 made an $80 billion deal with the Obama administration. In return for support of ObamaCare, the companies received promises of a guarantee of customers and insulation from certain kinds of competition. This kind of back room dealing corrupts the political process, generates public outrage, and is inappropriate for an institution like Pfizer that pledges itself to responsible corporate citizenship.

Kindler even jointly authored an opinion article in support ObamaCare in the Huffington Post with Andrew Stern, then-president of the Service Employees International Union. Stern abruptly resigned in spring 2010 amid reports that he was the subject of federal investigations into two unrelated, and possibly illegal, financial arrangements.

Kindler might argue that the deal is good for Pfizer, but he is shortsighted to ignore the history of government intervention in the marketplace. If ObamaCare fails to control health care costs, as several studies now suggest, the government will seek savings through price controls. Shareholders ultimately will lose. Perhaps Kindler plans to retire before Pfizer is required to sell its products for less than the cost of production.

This short-sightedness also hurt Pfizer’s relationship with Congress, with the House of Representatives now in Republican hands, and its standing with the American people.

Absent a system of reporting on how Pfizer develops and prioritizes its lobbying priorities, shareholders will be unable to evaluate the potential for future miscalculation and damage to the Pfizer brand name.

YOUR COMPANY’S RESPONSE:

The proponent requests that the Board prepare a report identifying and prioritizing legislative and regulatory public policy advocacy activities. The Board believes that such a report is unnecessary, as the Company already provides this information in the Public Policy Section of its website at www.pfizer.com/policy.

Engaging in public policy outreach activities, such as educating legislators and working with patient groups is an important facet of our corporate responsibility efforts. These activities facilitate and support Pfizer’s efforts to improve access to medicines and health care.

Ensuring good health for the people around the world is Pfizer’s enduring priority. Having a large portion of the U.S. population without health insurance or with inconsistent access to health care was not a sustainable situation. In 2009, there was a strong momentum to enact legislation that would increase coverage, and restrain the escalating costs of health care. For those reasons, much of the private health care sector, including the biopharmaceutical industry, agreed to work constructively to assist with the reform effort, and supported the Affordable Care Act legislation; Pfizer actively supported the parts of reform with which we agreed, and worked to improve those elements with which we disagreed.

Our Company faces many issues, including growing costs and complexity in clinical trials as we pursue new treatments and cures in novel areas such as vaccines and biologics; governmental and private payors seeking to control healthcare spending; increasing regulation related to product promotion; and increasing responsibility to manage risk ourselves rather than relying on regulatory agencies for oversight. Similarly, we are also aware of the increasing role of government in addressing health care issues, which is likely to have a direct effect on our ability to achieve commercial success and meet our obligations to all stakeholders.

In response to these pressures, we engage with governments globally, as well as with private and public institutions and our industry peers, to address a wide range of policy issues. These include policies that would limit the choices of doctors and patients, potentially dilute intellectual property protection, and allow the unfettered importation of medicines across national borders.

The Board of Directors believes that adopting this proposal is not in the best interests of the Company and its shareholders. It believes that producing a report identifying and prioritizing legislative and regulatory public policy advocacy activities would create an unnecessary expense and would not be a productive use of the Company’s funds.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

ITEM 7—SHAREHOLDER PROPOSAL REGARDING PHARMACEUTICAL PRICE RESTRAINTS

The Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, New Jersey 07961-0476, which represents that it owns 500 shares of Pfizer common stock, and certain co-filers, have submitted the following proposal for consideration at the Annual Meeting:

WHEREAS:

The cost of brand name drugs, some of them our Company’s, have skyrocketed in this country in recent years;

The Government’s General Accountability Office (GAO) found that between 2000-2008, 416 brand-name drugs had “extraordinary price increases”; most of these increases ranged from 100% to 499%;

Notice of Annual Meeting of Shareholders and Proxy Statement  |  33

Medco’s 2010 Drug Trend Report found that, while generic drug prices increased 0.3%, “inflation in branded drugs accelerated to an all-time high of 9.2%” and that the prices of specialty drugs increased 14.7%;

The Office of Actuary, Centers for Medicare and Medicaid Services projects that prescription drug expenditures will increase in 2018 92.7% from 2008 expenditures, exceeding all major categories of national health expenditures. It states: “Prescription drug spending is expected to be the fast growing component of Medicare over the projection period”;

AARP’s Public Policy Institute reported that the price of brand name prescriptions most widely used by Medicare beneficiaries increased by 9.7% in the 12 months ending with March 2010 and was much higher than the rate of increase observed during any of the prior eight years (2002-2009). While inflation rose 0.3% during his period, price increases for such drugs ranged from 5.3-9.3%;

AARP has also stated that the positive goals of the new health care reform law “could be eroded over the years if escalating drug prices are not addressed”;

While passage of health reform legislation was a major achievement, there are ongoing concerns as to its long-term affordability and accountability for controlling costs. Failure to control costs could undermine the goals of health care reform, i.e. accessible and affordable health care for all;

This resolution’s sponsors are not satisfied that the Company has made a clear case offering fiscal and moral justification for such exorbitant price increases. Neither has it given sufficient assurances that the present pattern of increases that far exceed the Consumer Price Index will not continue.

RESOLVED: Shareholders request that the Board of Directors create and implement a policy of price restraint on branded pharmaceuticals, utilizing a combination of approaches to keep drug prices at reasonable levels, such as an increase that would not exceed the previous year’s Consumer Price Index, and report to shareholders by September 2011 on changes in policies and pricing procedures for pharmaceutical products (withholding any competitive information, and at reasonable cost).

YOUR COMPANY’S RESPONSE:

At Pfizer, we strive to positively impact the health of people around the world. Key to this commitment is expanding access to health care while preserving the incentive for innovation so that we maintain the potential to develop and discover new treatments and cures.

Pharmaceutical innovation is a long, high-risk and expensive enterprise. Bringing a new drug to patients generally takes more than a decade of uncertain research and development efforts and can cost, on average, in excess of $1 billion. In exchange for taking on this high-risk investment, pharmaceutical innovators are granted a limited period of market exclusivity after a new drug approval. During this period, it is essential that innovators are able to price drugs based on the value they bring to patients. It is also essential that they are able to freely change those prices to reflect new medical information, changes in cost, and emerging competition from therapeutic alternatives. This pricing freedom during the limited exclusivity period provides the right incentive to attract shareholder investment in innovation and ensures that this investment is directed towards the areas with the highest unmet medical needs.

Pfizer supports the broadest access possible to medicines and believes that having a limited income should not limit access to prescription drugs. To this end, we have established Pfizer Helpful Answers®, a family of assistance programs for the uninsured and underinsured who need help getting Pfizer medicines. These programs provide Pfizer medicines for free or at reduced cost to patients who qualify and, in some cases, offer reimbursement support services for people with insurance.

In addition, Pfizer has been a strong and early supporter of U.S. healthcare reform and its provisions aimed at improved patient access to medicines while preserving the incentive to innovate, including: (1) pharmaceutical industry reduction of the cost of medication in the Medicare “coverage gap,” also known as the “doughnut hole”, (2) strengthening Medicaid by paying higher Medicaid rebates and by new excise taxes to help fund insurance coverage expansion, and (3) an abbreviated pathway for follow-on biologic medications that increases competition and improves access while maintaining incentives for research. Pfizer also actively supported the Medicare Prescription Drug benefit that became law in 2003.

The proponent cites reports about the rising price of pharmaceuticals. However, reports such as the AARP’s Public Policy Institute Report examine only brand prices and therefore do not take into account that approximately 70% of all prescriptions are filled with a generic product. In addition, retail prices typically do not reflect rebates enjoyed by the insured population, including Medicare part D beneficiaries.

The Board of Directors believe that the proposed resolution is not in the best interest of patients, innovation, our Company or our shareholders. The advancement of wellness, prevention, treatments and cures is an important priority for Pfizer. We work to expand access to new and better medications in many ways, while also meeting our obligations to our stakeholders to sustain a business environment for innovation – one that has the potential to foster development of new treatments and cures for many of the world’s most challenging diseases.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

ITEM 8—SHAREHOLDER PROPOSAL REGARDING ACTION BY WRITTEN CONSENT

Mr. William Steiner, 12 Abbottsford Gate, Piermont, New York 10968, who represents that he owns 10,700 shares of Pfizer common stock, has submitted the following proposal for consideration at the Annual Meeting:

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meet-

34  |  Notice of Annual Meeting of Shareholders and Proxy Statement

ing at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent research firm downgraded our company to “D” with “High Concern” for executive pay – $14 million for our CEO Jeffrey Kindler.

Jeffrey Kindler’s base salary continued its annual ascent – up to $1.8 million in fiscal 2010, over the IRC tax deductibility limit. Other elements of his pay package were due to rise as well: annual incentive target to $2.7 million and long-term incentive award from $8.3 million to $12 million. Our company based these increases partly on “personal performance,” a potentially subjective evaluation without pre-defined goals disclosed to shareholders.

Additionally, long-term incentives include an STI Shift Award that is based on annual results, restricted stock units that vest after only three years, and performance share awards earnable even if Pfizer’s total shareholder return over a three-year period is at the 25th percentile among its peers. There were also high levels of pension earnings, discretionary special merger and acquisition activity awards, and personal use of corporate jets.

Our company’s board composition suggested entrenchment and executive pay was not sufficiently linked to company performance. Eight Pfizer directors had tenures between 10 and 23 years and three of these long-tenured directors are more than 70 years old. These same directors represented majorities and/or chairmanships on all of our board’s standing committees.

Our Lead Director, Constance Horner, had a 17-years long tenure which represented an independence concern. William Gray was designated a “Flagged [Problem] Director” because of his service on the Visteon board, which filed for bankruptcy.

We had no shareholder right to an independent chairman (42% shareholder support at our 2008 annual meeting), cumulative voting, to act by written consent or to call a special meeting by 10% of shareholders (51% shareholder support at our 2009 annual meeting). Our board attempted to exclude two established shareholder proposals from our 2008 ballot:

1) Cumulative Voting

http://www.sec.gov/divisions/corpfin/cf-noaction/14a-8/2008/pfizer030708-14a8.pdf

2) Shareholder Right to Call a Special Meeting

http://www.sec.gov/divisions/corpfin/cf-noaction/14a-8/2008/pfizer012908-14a8.pdf

Please encourage our board to respond positively to this proposal to enable shareholder action by written consent – Yes on 8.

YOUR COMPANY’S RESPONSE:

The Board of Directors does not believe this proposal is in the best interests of all of our shareholders. The Board is acutely aware of the value of shareholder engagement. It is for that reason that the Company has afforded shareholders numerous ways to contact members of the Board and share thoughts, opinions and concerns about the Company. More importantly, the Board believes that important matters should be the subject of the annual meeting of shareholders or a special meeting of shareholders, each of which would provide the best opportunity for discussion and interaction among the Company’s stakeholders so that all points of view may be considered prior to a vote. Special meetings of shareholders, which can be called by either the Board or shareholders under certain conditions, help ensure that significant corporate actions are taken when there is a clear consensus that such action is prudent and in the best interests of shareholders. This approach also helps ensure that the Company governs its affairs in the most efficient and cost-effective manner consistent with legal, regulatory and internal requirements.

At last year’s annual meeting, a Company-sponsored resolution to reduce the percentage of shares required for shareholders to call a special meeting passed overwhelmingly. That vote demonstrates that shareholders consider the ability to call a special meeting an important part of shareholder empowerment, which could be jeopardized by this proposal. The proposal would allow critical actions to be approved without the benefit of a meeting and potentially without proper notice to all shareholders and the Company. If adopted, we believe this proposal could effectively disenfranchise many smaller shareholders on potentially critical matters that should be presented at an appropriately called annual or special meeting.

This proposal should also be evaluated in the context of the Company’s overall corporate governance. Pfizer is a leader in providing opportunities for active engagement with shareholders. More importantly, the Board has not merely listened to shareholders; it has acted on their suggestions and implemented a number of their recommendations. Actions such as the elimination of the poison pill provision, super-majority vote requirements and the classified board, as well as more recently embracing majority voting for Directors, allowing shareholders to call special meetings and instituting a “say-on-pay” vote on executive compensation, demonstrate the Company’s ongoing commitment to the principles of good governance. These and other recent actions negate the proposal’s inference that it be considered in the context of the need for “improvement” in the Company’s corporate governance status. The Company takes pride in its responsiveness to shareholders and its status as a leader in good governance. We believe in maintaining policies and practices that serve the interests of all shareholders.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

Notice of Annual Meeting of Shareholders and Proxy Statement  |  35

ITEM 9—SHAREHOLDER PROPOSAL REGARDING SPECIAL SHAREHOLDER MEETINGS

Mr. Ray T. Chevedden, 5965 S. Citrus Avenue, Los Angeles, California 90043, who represents that he owns no less than 200 shares of Pfizer common stock, has submitted the following proposal for consideration at the Annual Meeting:

RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by law) in regard to calling a special meeting that apply only to shareowners but not to management and/or the board.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowner input on the timing of shareowner meetings is especially important during a major restructuring – when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic won more than 60% support at the following companies: CVS Caremark, Sprint, Safeway, Motorola and R. R. Donnelley.

Our board even prevented us from voting on this well-established proposal topic at our 2008 annual meeting: Reference: Pfizer Inc. (January 29, 2008) no action request at http://www.sec.gov/divisions/corpfin/cf-noaction/14a-8/2008/pfizer012908-14a8.pdf

This proposal topic then won more than 51%-support at our 2009 annual meeting.

Our company then engineered to prevent us from voting on a 2010 shareholder proposal to enable 10% of shareholders to call a special meeting. Instead our company gave us the unnecessary “opportunity” to vote on a company proposal to allow 20% of shareholders to call a special meeting. Absolutely no shareholder vote was needed to adopt any proposal to allow 20% of Pfizer shareholders to call a special meeting. But our management “gave” us the unnecessary opportunity to vote on a 20% proposal in order to prevent us from voting on a 10% proposal.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:

William Gray was marked a “Flagged (Problem) Director” by The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, because of his Visteon Corporation directorship prior to its bankruptcy. William Gray was still allowed to chair our Nomination Committee. Michael Brown, our highest negative vote-getter, also served on our Nomination Committee.

Five directors had 13 to 23-years long-tenure. As tenure goes up director independence tends to go down. This included our Lead Director, Constance Horner, with 17-years long-tenure.

Three long-tenured directors were on our Nomination Committee and two were on our Audit Committee.

Please encourage our board to respond positively to this proposal to help turnaround the above type practices. Special Shareowner Meetings – Yes on 9.

YOUR COMPANY’S RESPONSE:

In October 2008, the Board of Directors unilaterally amended Pfizer’s By-laws to give the holders of 25% or more of common stock the right to call a special meeting. Based on discussions with our shareholders, the Board believed that permitting the holders of 25% of the common stock to call special meetings provided an appropriate balance between ensuring the Board’s accountability to shareholders and enabling the Board and management to operate the Company in an effective manner.

At the 2009 Annual Meeting of Shareholders, a shareholder proposal requesting that our By-laws be changed to allow 10% of the shareholders the right to call special meetings received a favorable vote of 51.5% of the votes cast. The Board of Directors carefully considered the close vote on this proposal, and we engaged in extensive shareholder outreach to hear from investors on this issue. As a result of this engagement, the Board determined that the 10% threshold was too low, but some action was warranted as a result of the vote at the 2009 Annual Meeting.

On December 14, 2009, the Board of Directors approved a resolution asking shareholders to approve an amendment to our By-laws to allow 20% of outstanding shares to call special meetings. At the 2010 Annual Meeting of Shareholders, the amendment was overwhelmingly approved, by more than 93% of the shares present and is now embodied in Article I, Section 9 of our By-Laws.

Based on additional discussions with shareholders, the Board continues to believe that the establishment of a 20% ownership threshold for the right to call special meetings strikes a reasonable and appropriate balance between enhancing shareholder rights and protecting against the risk that a small minority of shareholders, including shareholders with special interests, could call special meetings, with the resulting expense and disruption to our business. Allowing a small minority of shareholders, including those who could borrow shares from other shareholders in order to vote on a particular issue, to call special meetings for any reason could be detrimental to long-term shareholders. Shareholder meetings are serious events that consume significant corporate time and resources. A small minority of shareholders should not be able to trigger such an event. An overwhelming majority of shareholders have demonstrated their agreement with this view. Moreover, preparing for a shareholder meeting requires the significant attention of Pfizer’s Board, officers and employees, thus diverting attention away from their primary function of operating the business in the best interests of the shareholders.

Your Board of Directors unanimously recommends a vote AGAINST this Proposal.

36  |  Notice of Annual Meeting of Shareholders and Proxy Statement

ITEM 10—SHAREHOLDER PROPOSAL ON ANIMAL RESEARCH

People for the Ethical Treatment of Animals, 501 Front Street, Norfolk, Virginia 23510, which represents that it owns 236 shares of Pfizer common stock, has submitted the following proposal for consideration at the Annual Meeting:

RESOLVED, to promote transparency and minimize the use of animals, the Board is requested to issue an annual report to shareholders disclosing the following:

1. The number and species of all animals used in-house and at contract research laboratories; the number and species used for explicitly required tests; the number and species used in basic research and development; and the Company’s plans to reduce and phase out animal testing wherever possible;

2. Procedures to ensure compliance with basic animal welfare considerations in-house and at contract research laboratories, including enrichment measures to improve living conditions for the animals used.

Supporting Statement

Product development and testing involve ethical issues relating to animal suffering. In 2008 and 2009 alone, our Company experimented on 96,808 animals in-house. This number does not include mice and rats or animals used for Pfizer experiments in contract research laboratories. Among others, 1,725 primates, 5,317 dogs, 11,344 rabbits, 61,577 hamsters, 149 horses, and 1,807 cats were used. More than 27,000 of these animals were used in painful experiments; nearly half were given no pain relief whatsoever.1

Animals used in laboratory experiments experience pain, fear and stress. They spend their lives in unnatural settings – caged and deprived of companionship – and subjected to painful experiments. This is the reality for animals in laboratories. What should not be the norm is the outright torture of defenseless animals.

A recent undercover investigation of a Pfizer contract research organization, Professional Laboratory and Research Services, Inc., shows that Pfizer has hired a laboratory where animals suffered above and beyond the commissioned tests even though our Company’s animal welfare policy specifically states that “we perform welfare audits of third party facilities.”2 Documentation and video footage3 from this investigation showed:

•	Sick and injured animals regularly denied veterinary care;

•	An inadequately anesthetized dog struggling while an untrained worker extracts his tooth with pliers;

•	Cats slammed into cages;

•	Cats and dogs sprayed with pressure hoses;

•	Technicians screaming obscenities at animals while dragging, throwing, and kicking them;

[1]	http://www.aphis.usda.gov/animal welfare/efoia/7023.shtml
[2]	http://www.pfizer.com/research/research_clinical_ trials/laboratory_animal_care.jsp
[3]	http://origin.www.peta.org/tv/videos/animal-experimentationl/599609536001.aspx
•	One worker repeatedly tried to rip out a cat’s nails;

•	Filth and deafening noise.

Our company has the ability and the obligation to ensure that no animal suffers from lack of veterinary care, poor housing, or outright mistreatment. Further, our Company has an ethical and fiscal obligation to ensure that a minimum number of animals are used and that the best science possible is employed in the development of products. Given the fact that 92% of drugs deemed safe and effective when tested in animals fail when tested in humans and that, of the remaining 8%, half are later relabeled or withdrawn due to unanticipated, severe adverse effects, there is a clear scientific imperative for improving how our Company’s products are tested.4

We urge shareholders to vote in favor of this socially and ethically important public policy proposal.

YOUR COMPANY’S RESPONSE

We appreciate our shareholders’ concerns regarding the care and welfare of research animals and the importance of utilizing alternatives to animal testing wherever such methods are available and scientifically valid. However, since Pfizer already has a well-established policy and practice regarding the care and use of animals in research, and we work to utilize alternatives to animals where possible, we believe the actions required by this proposal are not necessary.

Pfizer is dedicated to helping people and animals live longer, healthier lives through the discovery and development of breakthrough medicines and therapies. We believe that animal-based biomedical research in the pharmaceutical industry remains a vital component of discovery, evaluation and regulatory processes, which lead to the development of products that save or improve human and animal lives throughout the world.

Pfizer’s Animal Care and Use policy reflects our commitment to the humane treatment of animals used in research. Our Company has long recognized that ensuring the health and well-being of our research animals is not only an ethical imperative but also fundamental to good scientific outcomes in the discovery and development of safe and effective new medicines.

Furthermore, Pfizer is committed to the principles embodied by the “3 Rs” of animal research: seeking alternatives that “Reduce, Replace or Refine” our work with animals wherever such alternatives are available and appropriate. This commitment extends to all work conducted on our behalf, both internally and externally. We have invested in alternative technologies, and in vitro testing (laboratory tests that do not involve testing in animals or people) is now the dominant mode of pre-clinical testing employed by Pfizer. Some examples of our efforts in seeking alternatives are:

•

Pfizer met with representatives from the Food and Drug Administration’s Center for Drug Evaluation & Research, the Center for Biologics Evaluation & Research, the Center for Food Safety & Applied Nutrition, the Center for Devices & Radiological

[4]	FDA Commissioner: http://www.fda.gov/NewsEvents/Speeches/ucm053539.htm Recent advances biology can do much to reduce and replace the use of animals in experiments.

Notice of Annual Meeting of Shareholders and Proxy Statement  |  37

Health, and the National Center for Toxicological Research to discuss the use of alternatives to animal testing.

•

Pfizer has been involved in the Environmental Protection Agency’s ToxCast program and has served as a core member of the Innovative Medicine Initiative’s eTox project. Both programs are designed to develop better predictive models.

Consistent with the 3 Rs, and to further assure that we maintain the highest possible standards of laboratory animal care and use, we have adopted the following guidelines:

•	Our standards of animal care and welfare meet or exceed those required by applicable local, national, and international laws and regulations.

•

When animal experimentation is necessary, great care is taken to choose the most appropriate animal species for the research and to optimize the study design to ensure that the results will be as meaningful as possible.

•	All studies are carefully designed to gain the maximum information from the fewest number of animals possible.

•

Each proposed use of animals is reviewed and approved by a panel of experts prior to performing any experiments to ensure that the use of the animals is consistent with sound scientific practices and ethical considerations.

•

Our veterinarians and scientists evaluate every proposed animal procedure with an emphasis on eliminating or minimizing any potential for pain or distress which may be experienced by the animals. In cases where animals must undergo research procedures involving accompanying pain, appropriate anesthetic or analgesic drugs are given to relieve the pain or distress as appropriate in accordance with the research protocol.

•	We regularly monitor our animals for signs of ill health or distress and take prompt action wherever appropriate. We make veterinary care available to our animals at all times.

•

We train all Pfizer colleagues involved in the care, welfare and use of animals to ensure that they are competent in the care of the animals and in the procedures required to complete the proposed work, that they are aware of the ethical issues involved in the use of animals, and that they demonstrate respect and humane treatment towards the animals in their care.

•

We contractually require our contract research organizations (CROs), collaborators and vendors to maintain standards for animal research that are at least equivalent to Pfizer’s high standards. Parties conducting animal-based research for Pfizer at their facilities are required to adhere to Pfizer’s Animal Care and Use policy and to comply with applicable laws and regulations. We perform welfare audits of third party facilities in accordance with our quality assurance policies.

Information related to our Company’s standards in animal research is published on our Company’s website at www.pfizer.com. In addition, the online version of our Company’s Annual Review includes a statement of our commitment to the highest standards of humane treatment of animals used in research, the high level of care we provide to research animals, and our commitment to implement scientifically appropriate and validated alternative methods whenever possible. Furthermore, we report numbers and species of animals used by our Company in research in accordance with the USDA’s specific annual reporting requirements.

As stated above, we hold our CROs that are involved with animal research to the same standards that Pfizer requires for its own research. We have processes in place, including an audit program, to assess each CRO, both before engagement and during an engagement, to ensure that the CRO complies with our standards of humane treatment of animals. When we learn of actual or alleged activities at a CRO that may have fallen below our standards, we either discontinue working with the CRO or work with the organization to change its practices in order to improve animal welfare conditions to meet our standards.

In addition, despite the concerns raised in the proposal about the value of animal testing in ensuring human safety in research and product use, the majority of the testing we do in animals is mandated by laws in the United States and other countries in which we market our products. In addition, we believe that we are subject to ethical obligations to ensure that our new products are safe and effective before they reach patients. Based on the current state of scientific knowledge and progress, animal testing remains an important component of this assurance process.

In summary, we believe that Pfizer’s commitment to animal welfare and the use of appropriate alternatives is very strong, as evidenced by our corporate policy and the many programs we support internally and externally related to the humane care and use of research animals and the discovery and implementation of valid alternatives. We believe the activities requested by this proposal would not add any greater transparency to our existing Animal Care and Use policy or to our practices regarding minimizing animal use. In addition, the disclosure of details such as numbers of animals, species and purpose of use, as requested by this proposal, are unlikely to be meaningful to shareholders as they may be taken out of context and will fluctuate depending on current research activity and the size of our Company. Based on all of the reasons stated above, we believe that requiring the activities requested by this proposal would not serve any useful purpose to the Company.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

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Executive Compensation

Notice of Annual Meeting of Shareholders and Proxy Statement  |  39

Executive Compensation

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2011 Proxy Statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Pfizer’s 2011 Proxy Statement.

Mr. Robert N. Burt

Mr. W. Don Cornwell

Dr. Frances D. Fergusson

Ms. Suzanne Nora Johnson

Mr. James M. Kilts, Chair1

[1]	Mr. Kilts has been Chair of the Committee since December 13, 2010. Mr. George A. Lorch served as Chair of the Committee from April 2010 until his appointment as Non-Executive Chairman of the Board on December 13, 2010.

40  |  Notice of Annual Meeting of Shareholders and Proxy Statement

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or “CD&A,” describes Pfizer’s executive compensation program for 2010 and certain elements of the 2011 program. We use this program to attract, motivate, and retain the colleagues who lead our business. In particular, this CD&A explains how the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) made compensation decisions for 2010 for our executives, including our continuing Named Executive Officers and our former Chairman and Chief Executive Officer. The continuing Named Executive Officers are Ian C. Read, our President and Chief Executive Officer (“CEO”); Frank A. D’Amelio, our Executive Vice President, Business Operations and Chief Financial Officer (“CFO”); and our three other most highly compensated executive officers: Dr. Mikael Dolsten, President, Worldwide Research and Development; Dr. Freda C. Lewis-Hall, Executive Vice President and Chief Medical Officer; and Geno Germano, President and General Manager, Specialty Care and Oncology. Jeffrey B. Kindler served as Chairman and Chief Executive Officer until December 5, 2010.

PHILOSOPHY, GOALS AND PRINCIPLES OF OUR EXECUTIVE COMPENSATION PROGRAM

The Committee believes that Pfizer’s executive compensation program implements and achieves the goals of our executive compensation philosophy. Pfizer’s executive compensation philosophy, which is set by the Committee, is to align each executive’s compensation with Pfizer’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to Pfizer’s long-term success. A significant portion of the total compensation opportunity for each of our executives (including the Named Executive Officers) is directly related to Pfizer’s stock price performance and to other performance factors that measure our progress against the goals of our strategic and operating plans, as well as our performance against that of our pharmaceutical peer group described below.

We seek to implement our philosophy and achieve the goals of our program by following three key principles:

•	positioning total direct compensation and each compensation element at approximately the median of our peer companies, with emphasis on pharmaceutical companies with large market capitalization;

•	aligning annual short-term incentive awards with annual operating financial objectives; and

•	rewarding absolute and relative performance in total shareholder return through long-term equity incentive awards.

Further details concerning how we implement our philosophy and goals, and how we apply the above principles to our compensation program, are provided throughout the remainder of this CD&A. In particular, we discuss how we set compensation targets and other objectives and evaluate performance against those targets and objectives to assure that performance is appropriately rewarded.

RECENT COMMITTEE ACTIONS

We took a number of actions during 2010 and early 2011 to make our executive compensation program more reflective of our performance and make it more responsive to shareholder interests. These actions included the following:

•

At our 2010 Annual Meeting, we gave our shareholders the opportunity to cast an advisory vote on our executive compensation policies and procedures. More than 96% of the votes cast supported these policies and procedures. In view of the level of support for our executive compensation policies and procedures, as reflected in the voting results, we did not make any changes to our executive compensation program in response to the vote. However, as part of our shareholder outreach activities (discussed below), we discussed the voting results and certain aspects of our executive compensation program with certain shareholders, including shareholders who cast votes against our policies and procedures.

•	The Committee implemented an annual review and assessment of potential risks arising from the Company’s compensation programs (including the executive compensation program) and policies.

•

The Committee also assessed our short- and long-term incentive plan design and actual and target compensation levels for all executives. As a result, our compensation structure remains targeted at the 50th percentile vs. our peer groups.

•

As indicated in the 2010 Proxy Statement, the Committee reaffirmed its decision regarding the use of “Short-Term Incentive Shift Awards” implemented in 2008 and intended to be used only during our transformational period, and, beginning with the grants made in 2011, replaced them with seven-year “Total Shareholder Return Units.”

•	Effective January 1, 2011, the share ownership requirement for our CEO was increased to six times base salary.

•	We made a number of changes to our benefit plans to make them more consistent with market trends while continuing to provide competitive benefits.

These and other actions relating to our compensation program are discussed in greater detail below under “Recent Compensation Committee Actions” and “Key Compensation Actions for 2010.”

COMPENSATION BEST PRACTICES

Pfizer continues to implement and maintain best practices in its compensation program and related areas. These practices include the following:

•	We prohibit our executives and Directors from hedging, or engaging in any derivatives trading with respect to, Company shares (see “Derivatives Trading” below).

Notice of Annual Meeting of Shareholders and Proxy Statement  |  41

Executive Compensation

•

We do not provide tax “gross-ups” for perquisites provided to our executive officers, other than in the case of certain relocation expenses, consistent with Pfizer’s relocation policy (see “Perquisites” below).

•

We require our executive officers to meet stock ownership requirements, and we prohibit them from selling any shares (except to meet tax withholding obligations) if doing so would cause them to fall below required levels (see “Stock Ownership” below). We also have stock ownership requirements for our Directors, as discussed elsewhere in this Proxy Statement.

•	Our equity incentive plan prohibits the repricing or exchange of equity awards without shareholder approval.

•	Our annual equity awards provide for minimum three-year vesting, except in limited circumstances involving termination of employment, and we no longer grant stock options to executive officers.

•	None of our executive officers has an employment agreement with the Company.

•

To the extent permitted by law, we can recover cash- or equity-based compensation paid to executives where the compensation is based upon the achievement of specified financial results that are the subject of a subsequent restatement (see “Compensation Recovery” below).

•

Our executive compensation program includes a number of controls that mitigate risk, including executive stock ownership requirements and, under certain circumstances, our ability to recover compensation paid to executives, each as mentioned above.

•

The Committee has engaged an independent compensation consultant that has no other ties to the Company or its management and that meets stringent selection criteria (see “Role of Compensation Consultant” below).

•

We maintain a robust investor outreach program that enables us to obtain ongoing feedback concerning our compensation program, as well as how we disclose that program. In 2010, as has been the case for many years, we not only listened to our investors’ views; we actively sought out those views and welcomed and implemented a number of their suggestions.

APPLYING OUR COMPENSATION PHILOSOPHY, GOALS AND PRINCIPLES

We apply our compensation philosophy, goals and principles as follows:

•

Both individual compensation elements and total direct compensation are structured to be closely aligned with the median compensation of similarly-sized U.S.-based pharmaceutical companies. Our salary midpoints and target annual short- and long-term incentives continue to approximate competitive medians.

•

Our annual incentive program (the “Global Performance Plan” or “GPP”) utilizes a pool that is funded based on Pfizer’s performance on three financial metrics: Total Revenue (Revenue), Adjusted Diluted Earnings per Share (EPS), and Cash Flow from Operations (Cash Flow). The pool funding percentage ranges from 0% to 200% of target award levels; performance must exceed a threshold level of performance or the pool is not funded (the threshold levels are shown in the “Financial Objective” chart under “Evaluating Performance—Results on Common Objectives—Financial Results” below). Earned individual payouts also range from 0% to 200% of target and reflect allocations from the available earned pool based on corporate, business unit, and individual performance, as discussed later in further detail.

•

Awards under our Executive Long-Term Incentive Program are aligned with the interests of our shareholders because they deliver value based on relative and absolute shareholder return, encourage stock ownership and promote retention of key talent.

•

Our executive compensation structure is designed to deliver a significant portion of total direct compensation – more than 50% for our Named Executive Officers, or “NEOs” — in the form of long-term incentive awards.

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The following chart summarizes recent significant actions taken by the Committee under the program:

RECENT COMPENSATION COMMITTEE ACTIONS

ACTION	PRIOR PRACTICE	REASON FOR ACTION

• Approved providing shareholders with a biennial advisory vote on executive compensation policies and procedures	• Executive compensation policies and procedures were not subject to an advisory shareholder vote

•       In response to the passage of a shareholder proposal at the 2009 Annual Meeting, to reflect evolving practices, and to facilitate shareholder outreach activities and provide an additional means of receiving shareholder input

• Implemented an annual review and assessment of potential risks to the company from its compensation program and policies, including incentive, sales incentive and commission plans	• Thorough reviews of potential risks associated with compensation program and policies

•       To insure that our compensation program for all colleagues, including senior management, does not encourage excessive risk taking and includes a number of controls to mitigate risk, including executive stock ownership guidelines and clawback provisions for both cash and equity awards

•   Conducted an assessment of

•       Pfizer’s short- and long-term incentive plan design and

•       Actual and target compensation levels for all executives, including the Executive Leadership Team (the “ELT” – those executives reporting directly to the CEO)

• Compensation structure remains targeted to the 50th percentile vs. our Pharmaceutical Peer Group and General Industry Comparator Group after having been aligned with 75th percentile target pay

•       To insure that our short- and long-term incentive plans continue to be aligned with shareholder interests; to offer flexibility to appropriately motivate and reward performance; and to remain consistent with current market practices

•       To insure that our actual and target pay levels continue to be aligned for internal equity comparison purposes and with market-based pay (targeted at the 50th percentile) vs. our Pharmaceutical Peer Group and General Industry Comparator Group

•       Revised the Executive Long-Term Incentive (ELTI) program to replace Short-Term Incentive Shift (STI Shift) Awards with 7-Year Total Shareholder Return Units (7-Year TSRUs) (See “2011 Long-Term Equity Incentive Awards” below)

• 25% of the annual grant value was denominated as an STI Shift Award payable for ELT members 50% in cash and 50% in RSUs based on one-year performance

•       Consistent with the intent upon adoption in 2008 to grant STI Shift Awards for only a 2-3 year transformational period. The 7-Year TSRUs provide alignment with shareholders over a seven-year performance period since they provide value based on the change in stock price plus dividend equivalents over the performance period

• Continued active involvement in the development of compensation arrangements for ELT members	• Committee reviewed and approved all compensation arrangements for the ELT	• To insure that compensation arrangements are competitive and facilitate Pfizer’s ability to recruit, motivate and retain top talent and to insure a consistent market-based approach to compensation

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ACTION	PRIOR PRACTICE	REASON FOR ACTION

•       Approved changes in the composition of the Pharmaceutical Peer Group and General Industry Comparator Group used to measure performance and benchmark compensation

•       Due to the elimination of Schering-Plough and Wyeth as a result of their acquisitions, we added Novartis, Roche and Sanofi-Aventis to the Pharmaceutical Peer Group effective for 2010 performance share awards

•       Reduced the General Industry Comparator Group to 23 companies to reflect mergers, differences in pay models, unavailability of compensation data and other factors

• Pharmaceutical Peer Group consisted of ten comparator companies, eight of which were U.S.-based • General Industry Comparator Group consisted of 46 Fortune 100 companies

•       To ensure that our Pharmaceutical Peer Group more closely aligns with the companies with which we compete, including for talent

•       To ensure that our General Industry Comparator Group is more reflective of the companies most similar to Pfizer and use similar pay models

•       Amended the Performance Matrix for determining performance share payouts for outstanding grants in light of the elimination of two peer group companies (due to industry consolidation) and established a tiered matrix for grants made in 2010 and beyond

• Ranked the 11 companies in the peer group (which included Pfizer) from high to low based on performance as measured by relative total shareholder return over a three-year period

•       In view of the impact recent industry consolidation has had on the relative performance measurement, the Committee modified the Performance Matrix, consistent with the original design, for outstanding awards and adopted a tiered matrix for new grants (see “2010 Performance Share Awards” below)

•       Approved changes to our benefit plans

•       Effective January 1, 2011, participation in the Pfizer Consolidated Pension Plan (PCPP) is closed to new employees; retirement benefits for employees hired on or after January 1, 2011 will be provided solely under the Pfizer Savings Plan (PSP)

• Participation in the PCPP was open to all eligible employees

•       These changes are consistent with market trends and move Pfizer’s benefits closer to market median when compared to our Pharmaceutical Peer Group; they also better reflect current and projected career patterns and eliminate the market risks inherent with maintaining a defined benefit pension plan for new employees

•       Effective for employees hired on or after January 1, 2011, an additional annual company contribution will be made to the PSP using a sliding scale, ranging from 5% to 9% of eligible pay, based on age and service (in lieu of providing benefits under the PCPP)

	• As participation in the PCPP was open to all eligible employees, additional annual company contribution to the PSP was not made	• In addition to the above, provides a competitive retirement program in lieu of participation in the PCPP

•       Effective January 2012, the formulas under the legacy Warner-Lambert, Pharmacia and Wyeth pension and savings plans will be harmonized to the Pfizer Retirement Annuity Plan (PRAP) formula in the PCPP and PSP formula for current participants

•       Although consolidated in the PCPP, pension formulas under legacy pension plans remain unchanged since the completion of the acquisitions of Warner-Lambert (in 2000), Pharmacia (in 2003) and Wyeth (in 2009). Although consolidated in the PSP, the Wyeth matching formula remains unchanged since the Wyeth acquisition

• Harmonizes various benefit formulas and features on a prospective basis while significantly reducing the complexity of plan administration and administrative costs

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KEY COMPENSATION ACTIONS FOR 2010

The following highlights the Committee’s key compensation decisions for 2010, as reported in the 2010 Summary Compensation Table. These decisions were made with the advice of the Committee’s independent consultant, Frederic W. Cook & Co. (see “Role of Compensation Consultant” below), and are discussed in greater detail elsewhere in this CD&A. All discussion of Mr. Kindler’s compensation, including compensation relating to his retirement, is set forth below in the section entitled “Compensation Actions Relating to the Former Chairman and Chief Executive Officer.”

•

In February 2010, the Committee lifted the salary freeze imposed in 2009. 2010 salary increases for Messrs. Read, D’Amelio and Germano became effective April 1, 2010 (see “Rewarding Performance – Cash Compensation – 2010 Salary”). The increases were based on their individual performance, tenure in position and existing salary levels in relation to comparable peer company positions. Salaries for Drs. Dolsten and Lewis-Hall were set as part of their original employment offers (Dr. Dolsten on the closing of the Wyeth merger in October 2009 and Dr. Lewis-Hall in May 2009).

•

Annual incentives for 2010 were determined in February 2011. The 2010 awards for the continuing Named Executive Officers were paid at an average of 125% of target as compared to 133% for all Named Executive Officers in 2009. There were no changes in 2010 annual incentive target award amounts for the continuing Named Executive Officers, because these amounts represent a percentage of each executive’s salary grade midpoint, and the midpoints were unchanged for 2010. The awards were based on the Company’s strong 2010 operating performance, which exceeded the goals set by the Committee for Total Revenue, Adjusted Diluted Earnings per Share, and Cash Flow from Operations (see “Financial Measures”).

CEO COMPENSATION FOR 2011

In connection with the election of Mr. Read as President and CEO in December 2010, the Committee adjusted his salary grade and made a number of adjustments to his compensation, effective January 1, 2011. These adjustments were based upon the Committee’s review and consideration of competitive market data, as well as the advice of the Committee’s independent consultant, and were as follows:

•	His annual base salary was set at $1.7 million, up from $1.2 million.

•

To reflect the change in his position to CEO and the related change in salary grade and compensation targets, Mr. Read’s 2011 annual incentive target award increased from 100% of salary grade midpoint, or $1.2 million, to 150% of salary grade midpoint, or $2.6 million.

•

To reflect the change in his position to CEO and the related change in salary grade and compensation targets, Mr. Read’s 2011 long-term incentive target award value is $10.0 million, up from $3.4 million in 2010.

These changes are intended to more appropriately align Mr. Read’s compensation with that of peer company CEOs. Additional information regarding Mr. Read’s compensation appears elsewhere in this Proxy Statement.

CFO COMPENSATION FOR 2011

In connection with the assumption of increased responsibilities for Global Supply, the Committee adjusted Mr. D’Amelio’s salary grade and made a number of adjustments to his compensation, effective January 1, 2011.

•	His annual base salary increased from $1.1 million to $1.2 million.

•

To reflect the change in his salary grade and the related change in compensation targets, Mr. D’Amelio’s 2011 annual incentive target award increased to 100% of the salary grade midpoint, or $1.125 million, from 90% of the salary grade midpoint, or $879,120.

•	To reflect the change in salary grade and the related change in compensation targets, his 2011 long-term incentive target award value increased to $3.6 million from $3.2 million.

These adjustments were also based upon the Committee’s review and consideration of competitive market data and internal pay relationships, as well as the advice of the Committee’s independent consultant.

COMPENSATION ACTIONS RELATING TO THE FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER

2010 Annual Compensation Actions

In February 2010, as part of its annual compensation and performance assessment process, the Committee, upon review and consideration of competitive market data, and with the advice of its independent consultant, adjusted Mr. Kindler’s salary grade to reflect the increased size and complexity of the organization following the completion of the Wyeth transaction, with a commensurate increase in his annual base salary from $1.6 million to $1.8 million, effective April 1, 2010. His 2010 annual incentive target award remained at 150% of his new salary grade midpoint, increasing from $2.4 million to $2.7 million. In addition, in February 2010, he received an annual long-term incentive award with a value at grant of $12.0 million, up from $8.3 million in 2009.

Separation Agreement

In December 2010, the Company entered into a Separation Agreement pursuant to which Mr. Kindler retired from the Company effective December 5, 2010 and received or will receive the following payments and benefits:

•	A cash payment of $3,252,500, representing his annual incentive award for 2010 (at 120% of the target level award); this payment was made on or before March 15, 2011.

•

A cash payment, on or before March 15, 2011, of $1,800,000, in full settlement of his STI Shift Award for 2010. This amount represents 120% of the portion of the Award payable in cash (50%). The remaining 50% of the Award that would have been payable in Restricted Stock Units (“RSUs”) was forfeited.

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•	A cash severance payment of $4,510,500, equal to the sum of Mr. Kindler’s annual base salary plus his target bonus for 2010. This payment will be made on or around July 1, 2011.

•

Mr. Kindler’s Restricted Stock Units (RSUs), Performance Share Awards (PSAs) and Total Shareholder Return Units/Stock Appreciation Rights (TSRUs/SARs), which had been granted annually, vested pro rata as if he remained in the Company’s employ through February 26, 2011. The RSUs were settled in 377,586 shares of Pfizer stock in December 2010. In accordance with the terms of the grants, the PSAs will be settled in shares of Pfizer stock at the end of the respective performance periods, with a payment range of 0% to 200%, if and to the extent that the relative total shareholder return goals for the respective performance periods are attained and contingent on the Committee’s approval of the payment (which will be on the same terms applicable to other executives and former executives). The TSRUs/SARs will be settled in shares of Pfizer stock with a value equal to the change in the market price of a share of Pfizer stock, plus the value of dividend equivalents accumulated over the five-year performance period, if and to the extent that this is a positive amount at the time of settlement.

•

Mr. Kindler’s 1,996,000 vested stock options under previous annual grants, to the extent not exercised, were forfeited. In addition, Mr. Kindler forfeited unvested performance-based stock options covering 500,000 shares granted in connection with his election in 2006 as Chairman and Chief Executive Officer.

•

A retirement benefit with a present value of approximately $6.9 million, of which $5.3 million was vested at the time of his retirement. The remaining amount (approximately $1.6 million) results from the treatment of Mr. Kindler’s retirement as if it were an early retirement for purposes of the Pfizer Inc non-funded Supplemental Retirement Plan (Supplemental Retirement Plan).

•	Continuation of certain health and welfare coverage for 12 months at active employee rates.

All of Mr. Kindler’s long-term awards (RSUs, PSAs, TSRUs, and STI Shift Awards) remain subject to recovery by the Company if, at any time within one year of settlement, he engages in activity harmful to the Company, as specified in the terms and conditions of the applicable grant. The Separation Agreement also provides for mutual releases of claims and non-disparagement obligations and for Mr. Kindler’s cooperation with the Company with respect to ongoing litigation and other transition matters. In addition, the Separation Agreement contains provisions relating to non-competition, non-solicitation and confidentiality obligations.

The above arrangements and the terms of Mr. Kindler’s Separation Agreement were based upon negotiation between the parties and were approved by the Committee and the Board, based upon the advice of the Committee’s independent compensation consultant and outside legal counsel.

ELEMENTS OF TOTAL COMPENSATION

The elements of total compensation for our executives are as follows:

Rewarding Short-Term Performance

•	Salary—The fixed amount of compensation for performing day-to-day responsibilities.

•

GPP—This program provides competitively based short-term incentive opportunities for our executives to earn annual incentive awards for achieving Pfizer’s short-term financial goals and other strategic objectives measured over the current year.

Rewarding Long-Term Performance

•

Long-Term Incentive Awards—These annual awards are designed to build executive stock ownership, retain executives, and align their compensation with the achievement of Pfizer’s long-term financial goals, creating shareholder value and achieving strategic objectives as measured over multi-year periods.

Other Elements of Total Compensation

•	Retirement Benefits—Amounts accrued for Pfizer pension benefits.

•	Other Compensation—Matching contributions to the Pfizer Savings Plans, perquisites and health and welfare benefits.

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GENERAL OVERVIEW—COMPETITIVE POSITIONING

Creating an Executive Compensation Framework

In support of our compensation philosophy, we target the median compensation values of both a peer group of pharmaceutical companies and a general industry comparator group to determine an appropriate total value and mix of pay for our executives. The Committee reviews these peer groups on an annual basis.

Our pharmaceutical peer group for 2010 consisted of the following companies, which were selected based on their size and market capitalization and the complexity of their businesses, as well as the availability of comparative data. The Committee recognizes that while data are available on the performance of our non-U.S.-based peer companies, the compensation data are limited in terms of comparable benchmarks and other information as compared to peers based in the U.S.

2010 Pharmaceutical Peer Group

Abbott Laboratories Amgen AstraZeneca Bristol-Myers Squibb Eli Lilly GlaxoSmithKline	Johnson & Johnson Merck Novartis Roche Sanofi-Aventis

Our general industry comparator group for 2010 was selected based on the same criteria as described above, from other industry sectors determined by the Committee.

2010 General Industry Comparator Group

Alcoa Altria Group Boeing Caterpillar Chevron Coca-Cola Comcast Dell Dow Chemical DuPont FedEx General Electric	Honeywell IBM Lockheed Martin PepsiCo Procter & Gamble TimeWarner United Parcel Service United Technologies UnitedHealth Group Verizon Walt Disney

The chart below compares Pfizer’s 2010 revenue, net income and market capitalization to the median revenue, net income and market capitalization for our pharmaceutical peer group and general industry comparator group.

in Billions	Pfizer	Pharmaceutical Peer Group Median	General Industry Comparator Group Median
Revenue*	$67.8	$30.8	$49.5

Reported Net Income*	$8.3	$4.6	$3.5

Market Capitalization*	$152.5	$55.4	$66.6

* Revenue and Net Income based on published earnings releases. Market Capitalization as of February 22, 2011.

Applying the Compensation Framework to

Executive Positions

The Committee uses median compensation data for similar positions in both the pharmaceutical peer and general industry comparator groups, as well as an evaluation of internal equity among positions, as a guide in setting compensation targets for each executive. Each compensation target is assigned a numbered salary grade to simplify the compensation administration process and help maintain internal equity.

Salary grades are used to determine the preliminary salary recommendation, target annual incentive award opportunity, and target long-term equity incentive award value for each executive position. Each salary grade is expressed as a range, with minimum, midpoint, and maximum salary levels. Minimum and maximum salary range levels for each grade are set 25% below and above the salary range midpoint, which is intended to approximate the bottom and top quartiles for positions assigned to that grade. This framework provides a guide for the Committee’s determinations. The actual total compensation and/or amount of each compensation element for an individual executive may be more or less than this median, as explained below.

Setting Compensation Targets

On an annual basis, the Committee reviews the total compensation of each ELT member, including salary, target annual incentive award opportunity, target long-term incentive award value, perquisites, retirement benefits, health and welfare benefits, and potential severance. The Committee then sets each ELT member’s compensation target for the current year. This generally involves establishing annual and long-term incentive award opportunities.

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Regular salary adjustments, if any, typically become effective on April 1 of each year. The Committee’s decisions are reviewed and ratified by the independent members of the Board.

In making these compensation decisions, the Committee uses several resources and tools, including competitive market information. In addition, the Committee reviews a “tally sheet” for each ELT member. The tally sheet assigns a dollar amount to each compensation element, including current cash compensation (salary and target annual incentive opportunity), annual long-term incentive awards, accumulated deferred compensation, outstanding equity awards, retirement, health and welfare benefits, perquisites, and potential payments upon various termination scenarios. The Committee believes that the tally sheet is useful in evaluating each ELT member’s total compensation opportunities in relation to competitive market practice and performance.

For 2010, the Committee set target levels for the financial and strategic objectives relating to annual incentive award opportunities for the ELT and concluded that the relationship between the payments generated at the various levels of achievement and the degree of difficulty of the targets was significant and reasonable given the business environment and related factors. It also reviewed the target levels for the annual grant of long-term incentive awards and concluded that they were appropriate. The Committee also concluded that the targets do not encourage unnecessary or excessive risk taking.

EVALUATING PERFORMANCE

Setting Performance Objectives

The performance objectives for our Named Executive Officers reflect the goals that the Committee believes should be focused on during the year in order to achieve Pfizer’s strategic plan. Progress against these objectives is monitored and reviewed with the Committee during the year. The Committee recognizes that increasing total shareholder return (defined as change in stock price plus dividends) should be emphasized; however, the Committee also acknowledges that performance against this objective may not be reflected in a single 12-month period.

Decisions about individual compensation elements and total compensation are ultimately made by the Committee, using its judgment, focusing primarily on each Named Executive Officer’s performance against his or her individual financial and strategic objectives, as well as Pfizer’s overall performance. The Committee also considers a variety of qualitative factors, including the business environment in which the results were achieved. Therefore, the Committee determines each Named Executive Officer’s compensation based on multiple factors, including the competitive market, individual performance, internal equity and affordability.

For 2010, the performance objectives of our Named Executive Officers followed the framework below:

Common Objectives: These objectives reflect collective goals applicable to all members of the ELT (including our Named Executive Officers) and are intended to ensure continued financial strength, to generate revenue growth, to increase shareholder value and to ensure strong leadership of an engaged workforce. For 2010, the Common Objectives were:

•	Financial Objectives:

•	Total Revenue

•	Adjusted Diluted EPS

•	Cash Flow from Operations

•	Enhancing the Product Portfolio:

•	Actions to enhance Pfizer’s product pipeline (representing the Committee’s qualitative assessment of Pfizer’s performance in improving its product pipeline).

•	Wyeth Transaction:

•	Driving integration implementation

•	People Management:

•	Improving colleague engagement, increasing diversity and reducing the inclusion gap between senior-level men and women.

Individual Strategic and Operating Division Objectives: Each of the Named Executive Officers also had individual Strategic and Operating Division/Business Unit Objectives comprised of Division/Business Unit-specific goals to advance the strategic and operating plans of both the Division/Business Unit and Pfizer. These objectives, including specific performance targets within these objectives, are discussed below.

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Results on Common Objectives:

Financial Results: The Company exceeded the target goals for 2010 set by the Committee for annual incentive purposes (Total Revenue of $68.0 billion, Adjusted Diluted EPS of $2.15 and Cash Flow from Operations of $5.5 billion) by achieving Total Revenue of $68.1 billion, Adjusted Diluted EPS of $2.27 and Cash Flow from Operations of $7.1 billion. These targets for compensation purposes were set by the Committee based on its evaluation of the budget amounts and its determination that there was a sufficient degree of stretch in the targets.

Financial Objective	2009 Results(d)	2010 Threshold	2010 Target	2010 Results
Total Revenue(a)	$45.5 Billion	$66.0 Billion	$68.0 Billion	$68.1 Billion

Adjusted Diluted EPS(b)	$1.98	$1.95	$2.15	$2.27

Cash Flow from Operations (c)	$11.2 Billion	$3.5 Billion	$5.5 Billion	$7.1 Billion

(a)       Total Revenue for annual incentive purposes is based on budgeted foreign exchange rates, excludes certain non-recurring items, and for 2009 excludes post-closing Wyeth results. Therefore, 2010 and 2009 results differ from U.S. GAAP revenue of $67.8 billion and $50.0 billion, respectively. See “Financial Measures” for a reconciliation of the U.S. GAAP amount to Total Revenue for 2010 and 2009.

(b)       Adjusted Diluted EPS for annual incentive purposes is based on budgeted foreign exchange rates, excludes certain non-recurring items, and for 2009 excludes post-closing Wyeth results. See “Financial Measures” for a reconciliation of the U.S. GAAP amount to the Adjusted amount for 2010 and 2009.

(c)       2010 Target and Results exclude certain tax and other discretionary timing items for compensation purposes.

(d)       2009 Results do not include any post-closing Wyeth results. See notes (a) and (b) above.

See “Financial Measures” for reconciliations of 2010 and 2009 U.S. GAAP revenues and U.S. GAAP diluted EPS to Total Revenue and Adjusted Diluted EPS for annual incentive purposes. Adjusted Diluted EPS is defined as U.S. GAAP diluted EPS excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Total Revenue and Adjusted Diluted EPS for annual incentive purposes are not, and should not be viewed as, substitutes for U.S. GAAP revenues and U.S. GAAP diluted EPS, respectively.

Enhancing the Product Portfolio: During 2010, we continued to improve the product portfolio with the approval in the U.S. of Prevnar 13 infant and in the E.U. of an additional Phase III indication for Sutent. In partnership with Bristol-Myers Squibb, we initiated a rolling submission in the U.S. for Apixaban. The acquisition of FoldRx, and our agreement to acquire King Pharmaceuticals (which was completed in early 2011), complemented and enhanced our portfolios for pain treatment as well as orphan and rare diseases. In addition, we are more competitively positioned in the diabetes market with our alliance with Biocon.

Wyeth Transaction: During 2010, we continued the smooth integration of our legacy Wyeth businesses. Specific accomplishments included the achievement of our 2010 cost synergy targets; the implementation of our plant network strategy; the divestiture of certain products within regulatory timelines; and 100% of our markets “going live.”

People Management: In 2010, we continued to make progress on our people management goals, including: a statistically significant improvement (as determined by an independent survey organization) in colleague engagement; increased percentages of senior-level women of 1.1 percentage points (globally) and senior-

level minorities of 1.0 percentage point (U.S. only) in our workforce. We have made dramatic progress in the three years that we have utilized these measures, having increased senior-level women by 5.0 percentage points (globally) and senior-level minorities by 4.1 percentage points (U.S. only) over this period.

Results on Individual Strategic and Operating Division Objectives: The achievement of Individual Strategic and Operating Division Objectives for each continuing Named Executive Officer was as follows:

Mr. Read, President and Chief Executive Officer (these achievements relate to Mr. Read’s previous role as Group President, Worldwide Biopharmaceutical Businesses (WBB))

•	Achieved WBB divisional revenue of $58.9 billion (at budgeted foreign exchange rates) and exceeded targeted income before adjustments (IBA) of $36.4 billion (101% of target);

•

Optimized the patent protected portfolio with the launch of Prevnar 13 in the U.S. and continued our accelerated emerging markets strategy by increasing the number of cities covered in China by approximately 20% and our China field force by approximately 16%;

•	Enhanced our portfolios for pain treatment and orphan and rare diseases with the acquisition of FoldRx and our agreement to acquire King Pharmaceuticals (which was completed in early 2011);

•	Improved our competitive position in the diabetes market with our alliance with Biocon;

•	Gained new access to pharmacies and customers in Brazil under our agreement with Laboratorio Teuto Brasileiro;

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•

Made six Phase III investment decisions in 2010 as a result of our newly established portfolio review process, which is designed to insure strong probability of technical and regulatory success for programs through a qualitative assessment of business-critical assets, prioritization of the portfolio and active risk identification and mitigation planning; and

•	Recognized significant cost reduction with the integration of legacy Wyeth product franchises (savings of $134 million in excess of budgeted amounts) and reduced WBB headcount by 7.24%.

Mr. D’Amelio, CFO

•

Effectively led the Wyeth integration: exceeded synergy targets, ensured integration activities were implemented in 100% of markets and that the Pfizer and Wyeth combined R&D portfolio rationalization and manufacturing plant network strategy were completed;

•	Generated $4.5 billion of operating cash flow through various finance and business operations initiatives;

•

Effectively allocated financial resources for business development activities, including the acquisition of FoldRx and the agreement to acquire King Pharmaceuticals (which was completed in early 2011), and for partnerships, including those with Biocon in India and Teuto in Brazil, among others;

•	Successfully negotiated the acquisition of King Pharmaceuticals;

•	Prioritized capital to support high-priority areas of expected growth;

•	Realized a 49% reduction in capital expenditures versus budget for Finance and Business Operations by focusing on cash and capital discipline; and

•	Met or exceeded all elements of 2010 guidance through careful collaboration and teamwork with the Company’s leadership team.

Dr. Dolsten, President, Worldwide Research and Development (WRD)

•	Met WRD expense budget of $3.28 billion;

•	Delivered five new molecular entity proofs of concept;

•	Achieved 22 First in Human study starts;

•	Advanced 32 compounds into preclinical assessment;

•	Made strong progress in accessing external capabilities, innovation and assets to enhance Pfizer’s R&D portfolio;

•

Provided high-quality drug discovery and development sciences support for on-time completion of key late-stage clinical programs and regulatory submissions, including Tofacitinib Phase III study and Prevnar 13 Adult filings in the U.S. and Europe; and

•

Completed two key initiatives in support of the R&D strategy – “Science and Technology for Next Generation Medicines” and “Breakthrough R&D.” From this work, WRD launched the Centers for Therapeutic Innovation with leading academic medical centers such as University of California San Francisco, Mount

Sinai Hospital, Memorial Sloan-Kettering Cancer Center, Rockefeller University Hospital and New York University.

Dr. Lewis-Hall, Chief Medical Officer

•	Met divisional expense budget of $604.5 million;

•

Ensured the safe, effective, and appropriate use of Pfizer products worldwide, from “first use in human” clinical trials through last approved use, using diligent pharmacovigilance, safety monitoring, and processes designed to assure full compliance with safety rules and regulatory authorities;

•

Improved quality management processes for ensuring good clinical and laboratory practices across Pfizer’s clinical trial sites worldwide, and responded to and put in place corrective measures to address regulatory agency concerns;

•

Increased the effectiveness of systems for collection and reporting of adverse events, and migrated safety data from legacy Wyeth systems to Pfizer’s systems, significantly ahead of the internal target delivery date; and

•	Enhanced Pfizer’s relationship with global healthcare organizations and key stakeholders and played a key role in advancing critical medical policy dialog in the interest of improved patient outcomes.

Mr. Germano, President and General Manager, Specialty Care and Oncology (these achievements are related to Mr. Germano’s previous role as President and General Manager, Specialty Care)

•	Achieved $15 billion in sales for the Specialty Care Business Unit, with excellent growth across all regions, and achieved 102% of the IBA target for the business unit;

•	Obtained regulatory approval for Prevenar 13 in 62 countries and launched the vaccine in 56 of those countries (and Prevenar 13 was included in 27 national immunization programs);

•	Achieved several key milestones in advancing the Specialty Care late-stage pipeline, including:

•

Presentation of Phase III data in rheumatoid arthritis and Phase II data in psoriasis, as well as initiation of Phase III trials for psoriasis indication for the JAK inhibitor, tofacitinib (formerly tasocitinib);

•

Submission of supplemental applications for Prevnar 13/Prevenar 13 in the U.S. and EU to expand the use of the product to adults 50 years and older for the prevention of pneumococcal disease caused by the 13 vaccine serotypes;

•	Completion of the FoldRx acquisition; and

•	Transformed the Specialty Care Business Unit following the Wyeth integration, laying out the strategy and goals, attracting and retaining key leaders, and restructuring the organization.

Mr. Kindler’s goals were set at the beginning of 2010; however, in view of his retirement in December 2010, his 2010 performance was not assessed. His 2010 annual incentive award and 2010 STI Shift Award were paid pursuant to the Separation Agreement between him and the Company, discussed above.

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REWARDING PERFORMANCE

CASH COMPENSATION

2010 Salary

In 2010, the Committee made its compensation decisions for the ELT (including the Named Executive Officers), considering the recommendations of the CEO and based upon its evaluation (and those of the other independent members of the Board) of each individual’s performance and considering salary data from the peer and comparator groups, internal pay relationships among ELT members based on relative duties and responsibilities, the individual’s future advancement potential, his or her impact on Pfizer’s results and for retention purposes.

The table below shows the annual salaries set by the Committee, effective April 1, 2010. Drs. Dolsten and Lewis-Hall did not receive salary increases, as Dr. Dolsten’s salary became effective in October 2009 upon the closing of the Wyeth transaction and Dr. Lewis-Hall’s salary was set when she joined the Company in May 2009.

2010 Salary

	Prior Salary Effective	Prior Salary ($)	2010 Salary Midpoint ($)	Salary Effective 4/1/2010 ($)	% Increase
I. Read	4/1/2009	1,166,000	1,156,000	1,210,000	3.77%

F. D’Amelio	4/1/2008	1,060,000	976,800	1,100,000	3.77%

M. Dolsten	10/16/2009	900,000	976,800	900,000	0.00%

F. Lewis-Hall	5/15/2009	800,000	809,500	800,000	0.00%

G. Germano	10/16/2009	800,000	897,900	824,000	3.00%

J. Kindler	4/1/2008	1,600,000	1,807,000	1,800,000	12.50%

2010 Performance Year Annual Incentive Awards

As indicated above, the target annual incentive award opportunity for our Named Executive Officers represents a percentage of salary midpoint based on salary grade. Target annual incentive levels are reviewed annually to ensure alignment with our compensation philosophy to target compensation at the market median and are based on an evaluation of competitive market data and internal equity among the ELT members. For 2010, target annual incentive opportunities for the continuing Named Executive Officers ranged from 70%–100% of salary midpoint, as indicated in the table below. As discussed previously, Mr. Kindler’s 2010 annual incentive award (with a target of 150% of salary midpoint) was determined by the Committee and the Board at the time of his retirement and was paid at the same time as the payments were made to the continuing Named Executive Officers in March 2011.

Based on his evaluation of the performance of their respective business units and/or areas of responsibility, Mr. Read submitted 2010 annual incentive award recommendations to the Committee for each of the other ELT members (including the other continuing Named Executive Officers). The Committee, with input from the other independent members of the Board, reviewed these recommendations and considered its evaluation of each executive’s performance, his/her relative contribution to the Company’s overall performance and his/her response to unplanned or unforeseen events to determine the amounts awarded. The Committee reviewed Mr. Read’s performance for 2010, with input from the other independent members of the Board, and determined Mr. Read’s 2010 performance year annual incentive award which, along with the recommendations for the other ELT members, was ratified by the independent members of the Board.

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Executive Compensation

The 2010 annual incentive award opportunities and the actual annual incentive award payouts for each of the continuing Named Executive Officers are presented in the following table:

2010 Annual Cash Incentive Awards

Name	Target Payout as a % of Salary Midpoint	Payout Range as a % of Salary Midpoint	Target Award ($)	Maximum Award ($)(1)	Actual Award ($)
I. Read	100%	0-200%	1,156,000	2,312,000	1,500,000

F. D'Amelio	90%	0-180%	879,120	1,758,240	1,175,000

M. Dolsten	90%	0-180%	879,120	1,758,240	1,000,000

F. Lewis-Hall	70%	0-140%	566,700	1,133,400	630,000

G. Germano	75%	0-150%	673,425	1,346,850	930,000

(1) Maximum award is 200% of target award.

For annual incentive awards to be deductible under Section 162(m) of the Internal Revenue Code (IRC), the total amount of any annual incentive that can be paid to an executive officer in any one year is limited to a maximum of 0.3% of Pfizer’s “adjusted net income” (defined for this purpose as operating income from continuing operations, reduced by taxes and interest expense, and adjusted for any one-time gains or other non-recurring events). Since actual incentive amounts are based on Pfizer’s performance and the Committee’s assessment of each executive’s level of achievement against his or her specified goals, an executive’s annual incentive award may be more or less than target, subject to the overall adjusted net income limitation.

2010 LONG-TERM EQUITY INCENTIVE AWARDS

In February 2010, executives received long-term equity incentive awards consisting of RSUs, PSAs, TSRUs and the portion of their long-term equity value delivered as STI Shift Awards.

2010 Long-Term Instruments	Objective
RSUs with dividend equivalents*, payable in shares of common stock and only on vesting	To encourage ownership and retention while providing alignment with shareholders

PSAs with dividend equivalents*, payable on vesting in shares of common stock and only on the number of shares earned	To reward relative total shareholder return over a three-year performance period

TSRUs with dividend equivalents*, payable in shares of common stock and only on settlement	To link rewards to absolute total shareholder return over a five-year period

STI Shift Award	To promote the achievement of Pfizer’s annual financial, operating and strategic objectives during our transformational period as we strengthen the link to shareholder value

* See description below for treatment of dividend equivalents.

RSUs represent a promise to deliver shares of Pfizer common stock upon the completion of three years of service from the date of grant. RSUs are not considered “performance-based compensation” for purposes of IRC Section 162(m) and, therefore, the value of these awards made to our executives who are subject to IRC Section 162(m) may not be deductible by Pfizer. To mitigate this result, upon vesting, the Named Executive Officers (excluding the CFO) are required to defer receipt of their RSUs until they are no longer subject to IRC Section 162(m). Also to comply with the provisions of Section 409A, upon termination of employment, certain executives, including the Named Executive Officers, are required to defer receipt of their RSUs until at least six months following their termination date. Dividend equivalents on RSUs are reinvested in additional stock units, and dividend equivalents on deferred RSUs are subject to the same restrictions on receipt.

PSAs, which also vest on the third anniversary of the grant date, provide the opportunity to earn shares of Pfizer common stock based on our total shareholder return (defined as the change in stock price plus dividend equivalents), measured over that three-year period relative to our pharmaceutical peer group (see “General Overview—Competitive Positioning”). Upon completion of the performance period, dividend equivalents that would have

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been earned over the three-year period on the shares covered by the earned award are paid in additional shares of common stock.

TSRUs, which deliver value based on total shareholder return, vest three years following the date of grant and settle on the fifth anniversary of the grant date. The value delivered equals the difference between the settlement price and the grant price (both as described below), plus dividend equivalents accumulated during the five-year term. If the difference between the two prices is negative, the accumulated dividend equivalents are reduced by the amount of the difference, to achieve the total shareholder return reward result. The grant price is the closing stock price on the date of grant (for the TSRUs granted on February 25, 2010, $17.69 per share) and the settlement price is the 20-day average of the closing prices ending on the fifth anniversary of the grant. The value is delivered in shares of common stock.

The STI Shift Award represents 25% of the long-term target incentive compensation value, and promotes the achievement of Pfizer’s annual financial objectives during our transformational period while strengthening the link to shareholder value. The actual award payout for the 2010 grants was determined in early 2011 based on 2010 performance using the same methodology that was used to compute the size of the pool under the annual incentive program (see “Applying Our Compensation Philosophy, Goals and Principles”), adjusted for business unit and individual performance and limited by the total pool. Except for Mr. Germano, who was not an ELT member at the time of the grant, and who elected to receive 100% cash, the awards were distributed 50% in cash and 50% in RSUs that vest in three years. Consistent with the Committee’s initial strategy to use this vehicle only during our transformational period, STI Shift Awards were discontinued after the annual grant in February 2010 and were replaced in 2011 with TSRUs that will vest after three years and settle seven years following the grant date.

2010 Equity Award Target Values

The target value of each Named Executive Officer’s long-term equity incentive award is based on competitive market data and is initially targeted at the median value of such data. The targets for the 2010 grants were as follows: Mr. Read: $3.375 million; Mr. D’Amelio: $3.150 million; Dr. Dolsten: $3.150 million; Dr. Lewis-Hall: $1.800 million; Mr. Germano: $1.980 million; and Mr. Kindler: $12.0 million. All executives in the same salary grade receive the same preliminary target award value. However, the Committee may, in its discretion, adjust these target award values to reflect individual performance or for other reasons. For 2010, the Committee exercised its discretion to positively adjust these target award values for Messrs. Read and D’Amelio, and Dr. Dolsten to recognize and reward individual performance, to recognize the executive’s potential to assume greater responsibility, and to ensure retention. Pursuant to the terms of the agreements under which they joined Pfizer upon the closing of the Wyeth acquisition in 2009, Dr. Dolsten and Mr. Germano received advances in the form of RSUs of a portion ($700,000 and $500,000, respectively) of their 2010 long-term award value, which would otherwise have been granted in February 2010. Past equity awards have not significantly influenced individual award values, because the Committee determined that none of the executive officers had been materially advantaged or dis-

advantaged by its recent grant practices to an extent that required a current adjustment.

2010 Equity Award Allocations

The long-term incentives granted in February 2010 to our Named Executive Officers were equally split (i.e., 25% each), on a grant value basis, among RSUs, PSAs, TSRUs and STI Shift Awards.

These incentives were structured to emphasize the Committee’s expectation that our executive officers would focus their efforts on improving Pfizer’s stock price performance, both on an absolute basis (since the value realized from the TSRUs is consistent with the total shareholder return of Pfizer’s shareholders) and on a relative basis (through their PSAs, which are earned based on Pfizer’s total shareholder return compared to peer companies in the pharmaceutical industry). RSUs are used for their potential retention value, and the STI Shift Awards were intended to promote the achievement of the annual financial objectives in the short term during our transformational period. The allocation of value among the four types of incentives was based on an analysis of the type and size of the equity awards granted to the executives of the companies in the peer and comparator groups and, in part, the areas on which the Committee wanted our executives to focus their attention and energies in executing our long-term business strategy. Once the target long-term equity incentive award values were set and the allocation among incentives was determined, 75% of the respective target values for the Named Executive Officers was converted into a number of units/TSRUs using the estimated grant values of the awards, with 25% allocated to the STI Shift Award.

2010 Performance Share Awards

The number of shares that may be earned under the PSA awards granted in February 2010 is based on a formula comparing Pfizer’s total shareholder return, including reinvestment of dividend equivalents, over a three-year period in relation to the pharmaceutical peer group (see “General Overview—Competitive Positioning”). The award is expressed as a percentage of target as shown in the chart below. Because PSAs are intended to qualify as performance-based compensation under IRC Section 162(m), the target payout is considered the maximum percentage in the relevant payout range. However, at the end of the performance period, the Committee in its sole discretion may adjust the payout range downward to a percentage not less than the bottom of the payout range. In no event will the payout exceed the maximum payout for the respective range.

2010 Performance Share Award Payout Matrix

Tier	Ranking	Payout Range
1	1st or 2nd	166%-200%

2	3rd or 4th	133%-166%

3	5th or 6th	100%-133%

4	7th or 8th	66%-100%

5	9th or 10th	33%-66%

6	11th or 12th	0%-33%

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Executive Compensation

The Committee continues to believe that total shareholder return, defined as change in stock price plus dividends, is the most appropriate measure of relative performance in relation to Pfizer’s business objectives and therefore selected relative total shareholder return as the sole performance measure for the 2010 PSA cycle. In the Committee’s view, our relative total shareholder return compared with the pharmaceutical peer group remains a strategic priority during this period.

Our 2008 and 2009 long-term equity incentive grants to our executive officers also included PSAs. The peer group companies for these awards included: Abbott Laboratories, Amgen, AstraZeneca, Bristol-Myers Squibb, Eli Lilly, GlaxoSmithKline, Johnson & Johnson, Merck, Schering-Plough and Wyeth. However, with the acquisitions of Wyeth and Schering-Plough in 2009, their results would not be representative of the full performance period (for 2008 PSAs, 2008-2010 and for 2009 PSAs, 2009-2011). Consequently, the Committee eliminated Wyeth and Schering-Plough from the peer group for purposes of measuring. Pfizer’s relative performance for these awards, using the remaining eight pharmaceutical peer companies against which payout of the 2008 and 2009 performance share awards will be determined. The terms of the awards do not permit the addition of new peer companies, so we have not added the new companies (see “General Overview—Competitive Positioning”) to the pharmaceutical peer group for purposes of outstanding grants.

The specific performance levels were set by the Committee at the points shown in the table below to ensure that the value realized under the PSAs would directly correlate to targeted performance for above median performance, lower awards for threshold performance and substantially greater awards for maximum performance. The revised matrix for the 2008 and 2009 performance share awards is shown below:

2008 and 2009 Performance Share Awards Relative Performance/Payout Matrix

Pfizer Relative Performance	Maximum Payout as a % of Target
1 (highest)	200%

2	175%

3	150%

4	100%

5	75%

6	50%

7 (threshold)	25%

8	0%

9 (lowest)	0%

The following table shows Pfizer’s performance ranking, based on total shareholder return (as reported), compared to the performance of those companies and the corresponding performance share payout.

Performance Share Award Payout for the 2008-2010 Performance Award Cycle

			Relative Total Shareholder Return
Name(1)	Award Type	Performance Period	Ranking out of # of Peer Companies	Payout as a % of Target	Target Award at Grant (#)	Actual Award Shares(2) (#)	Target Award Value at Grant(3) ($)	Actual Award Value at $18.90 Per Share ($)
I. Read	PSA	2008-2010	7 out of 9	25%	41,703	11,971	940,403	226,252

F. D’Amelio	PSA	2008-2010	7 out of 9	25%	41,703	11,971	940,403	226,252

J. Kindler(4)	PSA	2008-2010	7 out of 9	25%	98,771	28,351	2,227,286	535,834

(1)    Based on their hire dates, Drs. Dolsten and Lewis-Hall and Mr. Germano do not have any outstanding awards for the 2008-2010 performance period.

(2)    These amounts include accumulated dividends on 25% of the target award for the three-year period, converted into shares at $18.90.

(3)    This column represents the target award value based on the February 28, 2008 stock price of $22.55.

(4)    Mr. Kindler retired in December 2010. See “Compensation Actions Relating to the Former Chairman and Chief Executive Officer.”

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2011 COMPENSATION ACTIONS

2011 SALARY AND ANNUAL INCENTIVE TARGETS

The Committee approved 2011 salaries and target annual incentive award levels for the continuing Named Executive Officers as follows:

2011 Salary and Annual Incentive Targets

Name	Year-End 2010 Salary ($)	January 1, 2011 Salary ($)	April 1, 2011 Salary ($)(1)	2011 Salary Midpoint ($)	2011 Target Annual Incentive (%)	2011 Target Annual Incentive(2) ($)
I. Read	1,210,000	1,700,000		1,725,000	150%	2,587,500

F. D'Amelio	1,100,000	1,200,000		1,125,000	100%	1,125,000

M. Dolsten	900,000	1,100,000		1,125,000	100%	1,125,000

F. Lewis-Hall	800,000	800,000	820,000	825,700	70%	578,000

G. Germano	824,000	875,000		1,020,000	90%	918,000

(1)       Messrs. Read, D’Amelio and Germano and Dr. Dolsten received salary increases in January 2011 (rather than as part of the usual April 1 cycle) as a result of their assumption of new responsibilities in December 2010: Mr. Read as CEO; Mr. D’Amelio in light of his additional responsibility for Global Supply; Mr. Germano in light of his appointment as a member of the ELT with additional responsibility for Oncology; and Dr. Dolsten in light of his additional responsibility for portfolio management. They did not receive salary increases on April 1, 2011.

(2)       2011 target annual incentive amounts are based on a percentage of 2011 salary midpoints.

2011 ANNUAL INCENTIVE CRITERIA

For 2011, a portion of each continuing Named Executive Officer’s annual incentive will be based on the financial performance of the Company and his or her business unit. Business unit financial performance will be measured by revenue and income before taxes, and Company financial performance will be measured by the following metrics:

•	Total Revenue

•	Adjusted Diluted EPS

•	Cash Flow from Operations

The remainder of their annual incentives will be based on the Committee’s assessment of their respective individual performance and the achievement of selected strategic and business unit goals.

The ELT members, including the continuing Named Executive Officers, will also be accountable for achieving these financial and strategic goals.

EQUITY AWARD GRANT PRACTICES

The Committee customarily grants equity awards to eligible employees, including the Named Executive Officers, at its meeting held in late February of each year. Equity grants to certain newly hired employees, including executive officers, are effective on the last business day of the month of hire. Special equity grants to continuing employees are effective on the last business day of the month in which the award is approved. Stock option and TSRU/SAR grants have an exercise price equal to the closing market price of Pfizer’s common stock on their grant date. Our equity incentive plans prohibit the repricing or exchange of equity awards without shareholder approval.

2011 LONG-TERM EQUITY INCENTIVE AWARDS

In February 2011, the Committee granted long-term equity incentive awards to the continuing Named Executive Officers in consideration of their 2010 performance and their expected future performance. These awards included RSUs, PSAs and 5-Year and 7-Year TSRUs. The 7-Year TSRUs vest three years from the date of grant, are settled seven years from the date of grant and deliver value as described above for 5-Year TSRUs but over a seven-year performance period. The 7-Year TSRUs replace STI Shift Awards. Consistent with the Committee’s initial strategy to use this vehicle only during our transformational period, STI Shift Awards were discontinued after the annual grants in 2010.

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Executive Compensation

2011 Long-Term Equity Incentive Awards

		Estimated Future Payouts Under the Performance Share Program(1)
		PSA Grants

Name	Performance Period (or Other Period Maturation or Payment Period)	Threshold(2) (#)	Target(3) (#)	Maximum(2) (#)	5-Year TSRU Grant(4) (#)	7-Year TSRU Grant(5) (#)	RSU Grant(6) (#)
I. Read	1/1/11 - 12/31/13	43,674	132,345	264,690	584,112	903,559	132,345

F. D'Amelio	1/1/11 - 12/31/13	15,723	47,644	95,288	210,280	174,081	47,644

M. Dolsten	1/1/11 - 12/31/13	15,723	47,644	95,288	210,280	174,081	47,644

F. Lewis-Hall	1/1/11 - 12/31/13	8,298	25,146	50,292	110,981	91,876	25,146

G. Germano	1/1/11 - 12/31/13	12,229	37,057	74,114	163,551	135,397	37,057

(1)       The actual number of shares, if any, that will be paid out at the end of the performance period cannot be determined because the shares earned by the continuing Named Executive Officers will be based upon our future performance compared to the future performance of the pharmaceutical peer group. Dividend equivalents on any shares earned will be paid in shares of common stock at the end of the performance period.

(2)       Varying amounts of common stock, up to the maximum, will be earned, based on the Company’s performance as compared to the performance of our pharmaceutical peers. The Committee will apply the matrix (see "2010 Performance Share Awards" elsewhere in this Proxy Statement), subject to negative discretion, to determine the payout, although in no event shall the payout exceed the maximum payout of the respective range. The payout range for threshold performance ranges from 0% to 33% of target.

(3)       The target amounts vary based on the individual's salary grade at the time of grant.

(4)       5-Year TSRUs vest on the third anniversary of the grant date (February 24, 2014) and will be settled in shares on the fifth anniversary of the grant date (February 24, 2016). The value delivered at settlement, if any, will equal the difference between the settlement price (the average of the closing prices of Pfizer common stock for the 20 trading days ending February 24, 2016) and the TSRU grant price ($18.90), plus dividend equivalents accrued during the life of the TSRUs divided by the settlement price, subject to the result being positive.

(5)       7-Year TSRUs vest on the third anniversary of the grant date (February 24, 2014) and will be settled in shares on the seventh anniversary of the grant date (February 24, 2018). The value delivered at settlement, if any, will equal the difference between the settlement price (the average of the closing prices of Pfizer common stock for the 20 trading days ending February 24, 2018) and the TSRU grant price ($18.90), plus dividend equivalents accrued during the life of the TSRUs divided by the settlement price, subject to the result being positive. The amount for Mr. Read includes 420,000 Supplemental Premium-Priced 7-Year TSRUs with a grant price of $20.90, representing a 25% premium over the closing stock price on December 3, 2010, the last trading day prior to Mr. Read being elected President and CEO. Other than the grant price, all terms are identical to those of the annual grant described above.

(6)       RSUs vest on the third anniversary of the grant date (February 24, 2014). Dividend equivalents are reinvested as additional RSUs during the restricted period.

NOTE: The PSA and RSU values were converted to units using the closing stock price on February 22, 2011 of $18.89. The 5-Year TSRU values were converted to TSRUs using $4.28; the 7-Year TSRU values were converted to TSRUs using $5.17; and the 7-Year Premium-Priced TSRU value was converted to TSRUs using $4.29, determined as of February 22, 2011. The TSRUs have a grant price of $18.90, the closing stock price on February 24, 2011 (the grant date); the 7-Year Premium-Priced TSRUs have a grant price of $20.90, representing a 25% premium over the closing stock price on December 3, 2010.

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POST-EMPLOYMENT COMPENSATION

EXECUTIVE SEVERANCE PLAN

The Executive Severance Plan became effective in February 2009 and provides for severance benefits to ELT members in the event of involuntary termination of employment without cause. Benefits under the Executive Severance Plan consist of cash severance equal to the greater of (a) one times pay (defined as base salary plus target annual incentive) or (b) 13 weeks pay plus three weeks pay per year of service, subject to a maximum of 104 weeks’ pay. In addition, eligible participants in the GPP receive a pro rata target annual incentive for the year of termination as well as certain health and welfare benefits. Severance payments and benefits under the Executive Severance Plan are described in the section headed “Estimated Benefits Upon Termination” elsewhere in this Proxy Statement.

EMPLOYMENT AND RETIREMENT BENEFITS

DEFERRED COMPENSATION

We permit our executive officers to defer receipt of their earned annual incentives and any shares earned under performance share awards. (As noted above under “Rewarding Performance – 2010 Long-Term Equity Incentive Awards,” certain of our Named Executive Officers are required to defer the receipt of RSUs.) Annual incentives may be deferred into either a Pfizer stock unit fund or a cash fund earning interest at 120% of the applicable federal long-term rate (which fluctuated between 3.92% and 5.24% in 2010). The Pfizer stock unit fund is credited with reinvested dividend equivalent units. PSAs may be deferred only into Pfizer common stock units.

INSURANCE PLANS

We provide a number of health and family security benefits, such as medical insurance, dental insurance, life insurance and long-term disability insurance. These benefits are available to all U.S.- and Puerto Rico-based employees, including the continuing Named Executive Officers, and are comparable to those provided by the companies in the pharmaceutical and general industry comparator groups. These programs are designed to provide certain basic quality of life benefits and protections to Pfizer employees, including the continuing Named Executive Officers, and at the same time enhance Pfizer’s attractiveness as an employer of choice. The Company’s annual cost of the benefits for each continuing Named Executive Officer ranges from approximately $13,000 to $22,000.

RETIREMENT AND SAVINGS PLANS

Pfizer maintains qualified defined benefit pension plans for the benefit of all its eligible U.S.- and Puerto Rico-based employees hired prior to January 1, 2011, including the continuing Named Executive Officers. For those U.S. employees earning in excess of the IRC limit ($245,000 for 2010), including the continuing Named Executive Officers, Pfizer maintains a related supplemental benefit restoration plan. The provisions and features of the qualified defined benefit pension plans and the related supplemental benefit restoration plan apply to all participants in those plans, including the continuing Named Executive Officers. These plans are described in the narrative accompanying the “2010 Pension Benefits Table” and the “2010 Non-Qualified Deferred Compensation Table” below. Pfizer maintains savings plans that permit participants to make pre-tax, after-tax and/or Roth contributions of a portion of their eligible pay, up to certain limits. In addition, the Company maintains non-qualified savings plans that permit eligible participants to make pre-tax contributions in excess of tax law limitations on qualified plans. The Company provides matching contributions, which vary by legacy company, on employee contributions, up to certain limits. The provisions and features of the qualified savings plans and the related non-qualified supplemental savings plans apply to all participants in those plans, including the continuing Named Executive Officers (see the 2010 Summary Compensation Table).

RETIREE HEALTH CARE BENEFITS

In addition to active employee benefits, we provide post-retirement medical and dental benefits to retirees. For those employees who retired prior to January 1, 2010, medical, and/or dental benefits are provided according to each “legacy company” plan under which the eligible employees are covered. A “legacy company” is the employee’s original employer, before Pfizer’s acquisitions of Warner-Lambert, Pharmacia and Wyeth, as applicable.

Effective January 1, 2010, all legacy Pfizer U.S. active employees (excluding legacy Wyeth U.S. active employees but including the continuing Named Executive Officers other than Dr. Dolsten and Mr. Germano) who have at least 15 years of service after age 40 are eligible for post-retirement medical coverage. The value of the post-retirement medical coverage currently ranges from $123,000 to $275,000 over the course of retirement. Until December 31, 2011, legacy Wyeth U.S. active employees, including Dr. Dolsten and Mr. Germano, are eligible for post-retirement medical coverage under legacy Wyeth plan provisions that require employees to be at least age 55 with at least 10 years of service at retirement. Beginning January 1, 2012, legacy Wyeth U.S. active employees (including Dr. Dolsten and Mr. Germano) will be eligible to participate in Pfizer’s post-retirement medical benefits, which requires at least 15 years of service after age 40.

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PERQUISITES

We provide a limited number of perquisites and other personal benefits to our Named Executive Officers, including the limited personal use of company aircraft, financial counseling services and, for the CEO, the use of a company car and driver. These benefits provide increased travel efficiencies, allowing more productive use of our executives’ time, which, in turn, allows greater focus on Pfizer-related activities. We do not provide tax “gross-ups” for perquisites provided to our executive officers, other than in the case of certain relocation expenses (consistent with our relocation policy for U.S.-based employees generally). Therefore, any taxes on perquisites (other than certain relocation expenses) are paid by the executives.

COMPANY AIRCRAFT

The Company’s aircraft may be used in the following situations:

•	ELT members are eligible to use the aircraft for business purposes.

•	An ELT member may be accompanied by his/her spouse or partner. Spouse/partner travel is generally considered personal use and is subject to taxation and disclosure.

•	Under our policies, approximately 20 hours of personal use per calendar year for each type of aircraft (helicopter and plane) are allowed for each ELT member.

•

As a result of the recommendations contained in an independent, third-party security study, the Board requires that the CEO use Company-provided aircraft for all air travel, including personal travel, to the maximum extent practicable. The security study also recommends that the CEO’s spouse and dependent children use Company-provided aircraft when they accompany the CEO, to the maximum extent practicable. Travel by the CEO’s spouse or dependent children is generally considered personal use and is subject to taxation and disclosure.

•

Non-employee Directors, including the Non-Executive Chairman of the Board, may use Pfizer aircraft to attend director functions and for other Pfizer business purposes. Occasionally, non-employee Directors may be accompanied by family members when traveling on Pfizer business. Travel by such family members is generally considered personal and is subject to taxation and disclosure.

The amounts disclosed in the “All Other Compensation” column in the 2010 Summary Compensation Table and in the table below were valued based on the incremental costs to the Company for the personal use of Company aircraft. Incremental costs for personal use consist of the variable costs incurred by Pfizer to operate the aircraft for such use, including fuel costs; crew expenses, including travel, hotels and meals; in-flight catering; landing, parking and handling fees; communications expenses; certain trip-related maintenance; and other trip-related variable costs, as well as the costs of any “deadhead” flights. Such costs do not include fixed or non-variable costs that would be incurred whether or not there was any personal use of the aircraft, such as crew salaries and benefits, insurance costs, aircraft purchase costs, depreciation, and scheduled maintenance.

Tax Reporting—Personal Use of Aircraft

Amounts associated with personal use of corporate aircraft are imputed as income to ELT members, including the CEO, in accordance with IRS regulations. These amounts are not grossed up for taxes and are generally lower than the incremental costs shown in the table below.

CAR AND DRIVER

The Company’s policy on the use of cars and drivers is as follows:

•	cars and drivers are available to all ELT members for business reasons;

•	ELT members (other than the CEO, as discussed below) are required to reimburse the Company for personal use;

•	for security reasons, cars and drivers are available to the CEO for personal use (including commuting); and

•	spouse/partner travel is generally considered personal use, and the incremental cost of such travel must be reimbursed to the Company.

Incremental cost to the Company is calculated as a portion of the cost of the annual lease, a portion of the cost of the driver, and fuel used.

The costs of personal use of a car and driver by the CEO need not be reimbursed, and the unreimbursed incremental cost to the Company of personal use of a car and driver by Messrs. Read and Kindler in 2010 (for the period in which each was CEO) is reflected in the table below and in the “All Other Compensation” column in the 2010 Summary Compensation Table. For tax purposes, the cost of the cars and fuel is imputed as income to the CEO and is not grossed up for taxes by the Company. As a result of the recommendations contained in the independent, third-party security study referred to above, the cost of the drivers is not reportable as income to the CEO.

OTHER PERQUISITES

The Company provides a taxable allowance of up to $10,000 to our executive officers for financial counseling services, which may include tax preparation and estate planning services. We value this benefit based on the actual charges for the services.

Home security systems are available to the ELT members. The cost of any such systems is imputed as income to the recipients, as required.

The Company purchases season and other tickets to sporting, cultural and other events for use in connection with its business. On occasion, these tickets are provided to employees, including ELT members, and non-employee Directors for personal use. There is no incremental cost associated with such tickets or other items. In addition, ELT members and/or non-employee Directors may from time to time receive tickets or other items from third parties (subject to our policies on conflicts of interest). The Company does not provide or reimburse for country club memberships for any executive officers.

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The following table summarizes the incremental value of perquisites for the Named Executive Officers in 2010.

2010 Incremental Cost of Perquisites Provided to Named Executive Officers

Name	Aircraft Usage ($)	Financial Counseling ($)	Car Usage ($)	Home Security ($)	Other ($)(2)	Total ($)
I. Read(1)	67,982	10,000	2,400	—	750	81,132

F. D’Amelio(1)	65,216	12,029	—	3,628	—	80,873

M. Dolsten	29,217	2,575	—	—	1,087	32,879

F. Lewis-Hall(1)	75,820	8,850	—	—	13,269	97,939

G. Germano	108	—	—	—	—	108

J. Kindler(1)	86,536	8,284	45,654	1,217	1,087	142,778

(1)       There is a $10,000 annual limit on financial counseling services provided to each Named Executive Officer. Mr. D’Amelio’s amount includes $2,825 of financial counseling services provided in 2009 but not paid until 2010. The amounts shown for Mr. Read and Dr. Lewis-Hall reflect such services provided in 2009 but not paid until 2010, and the amount shown for Mr. Kindler includes $2,309 for services provided in 2009 but not paid until 2010.

(2)       The amount shown in this column for Dr. Lewis-Hall represents the cost of relocation benefits of $12,711 and a tax gross-up of $558, consistent with Pfizer’s relocation policy for U.S.-based employees. The amounts shown for Mr. Read, Dr. Dolsten and Mr. Kindler represent certain personal benefits provided in association with business travel.

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Executive Compensation

OTHER COMPENSATION POLICIES

TAX POLICIES

IRC Section 162(m) limits to $1.0 million the amount of remuneration that Pfizer may deduct in any calendar year for its CEO and the three other highest-paid Named Executive Officers, other than the CFO. We have structured our annual cash incentive awards, TSRUs and PSAs to meet the exception to this limitation for “performance-based” compensation, as defined in IRC Section 162(m), so that these amounts are fully deductible for income tax purposes. However, RSUs do not qualify as “performance-based” compensation, except for those awarded under the STI Shift Awards, where they are earned for performance. Consequently, as discussed above (see “Rewarding Performance – 2010 Long-Term Equity Incentive Awards” and “Employment and Retirement Benefits – Deferred Compensation”), certain of our continuing Named Executive Officers are required to defer the receipt of RSUs.

To maintain flexibility, we do not have a policy requiring all compensation to be deductible. Since the salary paid to Mr. Read exceeds $1.0 million, a portion of his salary, and the value of his perquisites and certain other benefits, are not deductible.

DERIVATIVES TRADING

Executive officers, including the Named Executive Officers, may not purchase or sell options on Pfizer common stock, or engage in short sales of Pfizer common stock. Also, trading by executive officers in puts, calls, straddles, equity swaps, or other derivative securities that are directly linked to Pfizer common stock (sometimes referred to as “hedging”) is prohibited. These provisions also apply to our non-employee Directors.

STOCK OWNERSHIP

We have stock ownership requirements for our executive officers, including the ELT members. Effective January 1, 2011, the CEO is required to own Pfizer common stock equal in value to at least six times annual salary, and each other ELT member is required to own Pfizer common stock equal in value to at least four times annual salary. For purposes of these requirements, ownership includes not only shares owned directly by the executive, but also shares and certain units held through various Pfizer plans and programs. We have also established milestone guidelines that we use to monitor progress toward meeting these targets over a five-year period, at the end of which the executive is expected to have reached the applicable ownership level.

Until an executive reaches that ownership level, he or she may not sell any shares (except to meet tax withholding obligations); and once the ownership level is met, he or she may not sell shares if doing so would cause his or her ownership to fall below that level. As of March 1, 2011, Mr. Read owned Pfizer common stock equal in value to more than seven times his salary. Although Pfizer does not require its executive officers to hold Pfizer common stock for specified periods of time, we believe that the above requirements result in the ownership by our executives of significant amounts of common stock and align the interests of our executives with those of our shareholders.

COMPENSATION RECOVERY

The Committee may, if permitted by law, make retroactive adjustments to any cash- or equity-based incentive compensation paid to Named Executive Officers and other executives where a payment is predicated upon the achievement of specified financial results that are the subject of a subsequent restatement. Where applicable, we will seek to recover any amount determined to have been inappropriately received by the individual executive officer. In addition, all of the equity incentive awards that we grant contain compensation recovery provisions.

ROLE OF COMPENSATION CONSULTANT

Since 2003, the Committee has engaged the firm of Frederic W. Cook & Co., represented by George Paulin, its Chief Executive Officer, as the Committee’s independent compensation consultant, to fulfill the following responsibilities in accordance with the policy outlined below:

•	advise the Committee on management proposals, as requested;

•	undertake special projects at the request of the Committee;

•	advise the Committee on setting agenda items for Committee meetings;

•	review Committee agendas and supporting materials in advance of each meeting;

•	attend Committee meetings;

•	review the Company’s compensation philosophy, peer group and competitive positioning for reasonableness and appropriateness;

•	review the Company’s executive compensation program and advise the Committee of plans or practices that might be changed to improve effectiveness;

•	review the selected peer group and survey data for competitive comparisons;

•	oversee and review survey data on executive pay practices and amounts that come before the Committee;

•	provide market data and recommendations on CEO compensation without prior review by management (except for necessary fact-checking);

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•	review the Compensation Discussion and Analysis, compensation tables and other compensation-related disclosures included in our proxy statements;

•	review any significant executive offer letters or termination arrangements in advance of being presented to the Committee for approval;

•	periodically review the Committee’s charter and recommend changes; and

•	proactively advise the Committee on best-practice ideas for governance of executive compensation as well as areas of concern and risk in the Company’s program.

In 2010, as part of his ongoing services to the Committee, as described above, Mr. Paulin attended all nine of the meetings of the Committee. During 2010, he:

•

advised the Committee on the appropriate payout ranges for determining performance share payouts for outstanding grants in light of the acquisition of two peer group companies and for grants made in 2010 and beyond;

•	provided the Committee with an analysis of the company’s executive compensation policies and programs to insure that there is no “potential high-risk” in their design;

•	reviewed and recommended to the Committee adjustments to the executive pay structure;

•	advised the Committee on the appropriate long-term incentive structure to best align executive performance with shareholder interests;

•	advised the Committee on appropriate executive performance goals and metrics;

•	advised the Committee on proxy recommendations relating to executive pay from shareholder groups;

•	advised the Committee on legislative and regulatory developments related to compensation policies and programs and compensation-related disclosure;

•	advised the Committee on market trends and developments; and

•	advised the Committee on severance benefits.

In addition, Mr. Paulin advised the Committee and the Board on the retirement arrangement for Mr. Kindler and compensation adjustments for Mr. Read in connection with his election as CEO.

The total amount of fees paid to Frederic W. Cook & Co. for 2010 services to the Committee was $160,810. In addition, the Committee reimburses Frederic W. Cook & Co. for Mr. Paulin’s reasonable travel and business expenses. Frederic W. Cook & Co. receives no other fees or compensation from the Company, except a fee of less than $5,000 to provide an annual executive compensation survey.

POLICY—CRITERIA FOR SELECTION OF COMMITTEE CONSULTANT

The Committee has established the following criteria used to select a consultant to the Compensation Committee:

•	Degree of independence

–	Financial independence—measured by dollar volume of other business conducted with Pfizer

–	Independent thinking—subjectively assessed by their known work as well as information gathered in screening interviews

•	Familiarity with the business environment

–	Knowledge of the pharmaceutical industry

–	Specific knowledge of Pfizer, its senior management, and Board of Directors

–	Broad knowledge of general industry current practices and emerging trends

–	Public relations

•	Particular strengths and/or distinguishing characteristics including, but not limited to:

–	Creative thinking

–	Strong understanding of corporate governance

–	Special areas of expertise

–	Ability to establish rapport and dynamic presence with groups

•	References from current clients where the consultant acts in an advisory role similar to the role desired by the Committee

•	Potential issues

–	Conflicts of interest with other clients

–	Degree of availability/accessibility

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Executive Compensation

COMPENSATION TABLES

2010 SUMMARY COMPENSATION TABLE
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	(1)	Stock Awards ($) (e)	(2)

I. Read Group President, Worldwide Biopharmaceutical Businesses (until December 5, 2010); President and Chief Executive Officer thereafter	2010 2009 2008	1,199,000 1,139,500 1,051,500	500,000		2,673,276 2,854,366 3,189,034

F. D'Amelio EVP, Business Operations and Chief Financial Officer	2010 2009 2008	1,090,000 1,060,000 1,051,500	600,000		2,673,276 2,904,366 3,189,034

M. Dolsten(7) President, Worldwide Research and Development	2010	900,000	1,050,000		1,985,860

F. Lewis-Hall(8) EVP, Chief Medical Officer	2010 2009	800,000 503,030	1,000,000 1,626,700		1,374,832 1,000,003

G. Germano(9) President and General Manager, Specialty Care and Oncology	2010	818,000	750,000		1,130,414

J. Kindler(10) former Chairman and Chief Executive Officer (until December 5, 2010)	2010 2009 2008	1,620,455 1,600,000 1,575,000			9,165,462 5,534,285 7,553,015

(1) The amounts shown in this column represent one-time cash incentive awards made in 2010 and 2009. The 2010 amounts shown for Dr. Dolsten and Mr. Germano relate to sign-on cash incentive awards of $2.1 million and $750,000, respectively, under their employment offers. Dr. Dolsten’s award of $2.1 million was payable in two equal installments in 2009 and 2010; the first installment of $1.05 million was paid upon his hire and the second installment was paid on the first anniversary of his hire date. If his employment is voluntarily terminated prior to the second anniversary of his hire date, he will be required to repay $1.05 million to the Company. Mr. Germano’s cash incentive award of $750,000 was paid on the first anniversary of his hire date. If his employment is voluntarily terminated prior to the second anniversary of his hire date, he will be required to repay $750,000 to the Company. Also shown for 2010 is the first installment of Dr. Lewis-Hall’s sign-on cash incentive award of $2.0 million, which is payable in two equal installments in 2010 and 2011. If her employment is voluntarily terminated prior to the third anniversary of her hire date, she will be required to repay $1.0 million to the Company. In 2009, Dr. Lewis-Hall received a one-time sign-on cash incentive award of $1.06 million, and her 2009 annual incentive was guaranteed at target ($566,700). If her employment is voluntarily terminated prior to the second anniversary of her commencement of employment, she will be required to repay $530,000 to the Company. In October 2009, Messrs. Read and D’Amelio received special one-time cash and equity incentive awards totaling $1.0 million and $1.2 million, respectively, in recognition of their performance and leadership in connection with the successful completion of the Wyeth acquisition on October 15, 2009, of which 50% was paid in cash.

(2) The amounts shown in this column represent the grant date fair values for the RSU, PSA and STI Shift Awards granted in 2010, 2009 and 2008, respectively, including RSUs granted to Messrs. Read and D’Amelio in connection with the Wyeth transaction (see Note 1). The 2008 amounts were recalculated from those shown in the 2009 Proxy Statement to reflect the grant date fair values for the 2008 awards, as required by SEC rules beginning in 2010. Further information regarding the 2010 awards is included in the “2010 Grants of Plan-Based Awards” and “2010 Outstanding Equity Awards at Fiscal Year-End” tables elsewhere in this Proxy Statement. The grant date fair values of the performance-based awards reflected in this column (the PSA and STI Shift Awards) are the target payouts based on the probable outcome of the performance condition, determined as of the grant date. The maximum potential values of the PSA and STI Shift Awards would be 200% of target, which in the case of Mr. Read’s PSA and STI Shift Awards would be $1,871,884 and $1,750,000, respectively; in the case of Mr. D’Amelio’s PSA and STI Shift Awards would be $1,871,884 and $1,750,000, respectively; in the case of Dr. Dolsten’s PSA and STI Shift Awards would be $1,390,540 and $1,300,000, respectively; in the case of Dr. Lewis-Hall’s PSA and STI Shift Awards would be $962,688 and $900,000, respectively; in the case of Mr. Germano’s PSA and STI Shift Awards would be $791,540 and $740,000, respectively; and in the case of Mr. Kindler’s PSA Award would be $6,417,830 (his STI Shift Award was settled in March 2011 in connection with his retirement in December 2010). Information related to the performance-based award program is included in “Rewarding Performance—2010 Performance Share Awards” elsewhere in this Proxy Statement. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2010 Financial Report (Note 15, Share-Based Payments).

(3) The amounts shown in this column represent the grant date fair values of the TSRUs awarded in 2010, 2009 and 2008, respectively, including the TSRUs granted to Messrs. Read and D’Amelio in connection with the Wyeth transaction (see Note 1). The 2008 amounts were recalculated from those shown in the 2009 Proxy Statement to reflect the grant date fair value of the 2008 awards, as required by SEC rules beginning in 2010. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2010 Financial Report (Note 15, Share-Based Payments).

(4) The amounts shown in this column represent annual cash incentive awards made to the Named Executive Officers under the GPP. Further information regarding the 2010 awards is included in the “2010 Annual Cash Incentive Awards” table elsewhere in this Proxy Statement.

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2010 SUMMARY COMPENSATION TABLE (continued)
Name and Principal Position (a)	Year (b)	Option Awards ($) (f)	(3)	Non-Equity Incentive Plan Compensation ($) (g)	(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (h)	(5)	All Other Compensation ($) (i)	(6)	Total ($) (j)

I. Read Group President, Worldwide Biopharmaceutical Businesses (until December 5, 2010); President and Chief Executive Officer thereafter	2010 2009 2008	837,556 1,154,478 938,189		1,500,000 1,657,000 1,250,000		10,976,628 1,915,639 963,274		209,652 226,643 237,188		17,396,112 9,447,626 7,629,185

F. D'Amelio EVP, Business Operations and Chief Financial Officer	2010 2009 2008	837,556 1,204,478 938,189		1,175,000 1,420,000 1,250,000		530,418 465,428 423,085		193,823 205,287 127,303		6,500,073 7,859,559 6,979,111

M. Dolsten(7) President, Worldwide Research and Development	2010	622,183		1,000,000		284,639		61,004		5,903,686

F. Lewis-Hall(8) EVP, Chief Medical Officer	2010 2009	430,742		630,000		107,144 65,195		231,275 1,894,749		4,573,993 5,089,677

G. Germano(9) President and General Manager, Specialty Care and Oncology	2010	354,165		930,000		803,880		25,648		4,812,107

J. Kindler(10) former Chairman and Chief Executive Officer (until December 5, 2010)	2010 2009 2008	2,871,623 2,575,250 2,222,026		3,252,500 3,500,000 3,000,000		2,812,035 1,238,772 759,298		4,966,774 449,731 438,261		24,688,849 14,898,038 15,547,600

(5) The Company does not pay “above market” interest on non-qualified deferred compensation to employees; therefore, this column reflects pension accruals only. The 2010 pension accrual amounts represent the difference between the December 31, 2009 and December 31, 2010 present values of age 65 accrued pension, or the current benefit if the Named Executive Officer is eligible for an unreduced pension under the Retirement Plan and supplemental retirement plan, based on the pension plan assumptions for each year, as shown in the footnotes to the “Pension Plan Assumptions” table later in this Proxy Statement. The amount for Mr. Read reflects his attainment of the “Rule of 90” (age plus service equals or exceeds 90) in November 2010. This means that he will receive an unreduced pension benefit upon his retirement. The 2008 value for Mr. D’Amelio includes additional pension service credit that he will receive after he completes five years of service. As a former employee of Pharmacia, Dr. Lewis-Hall participates in the legacy Pharmacia formula under the PCPP. Both Dr. Dolsten and Mr. Germano participate in the legacy Wyeth pension plan. Further information regarding pension plans is included in the “2010 Pension Benefits Table” later in this Proxy Statement. For Mr. Kindler also includes $1,595,083 reflecting the treatment of his retirement as if it were an early retirement for purposes of the Supplemental Retirement Plan.

(6) The amounts shown in this column represent the sum of the Company’s Savings Plan and Supplemental Savings Plan matching contributions and the incremental cost to the Company of perquisites received by the Named Executive Officers. The Savings Plan matching contributions include Company matching funds under the Pfizer Savings Plan/Wyeth Savings Plan (a tax-qualified retirement savings plan) and under the related Supplemental Savings Plan. These plans are discussed in more detail in the “2010 Non-Qualified Deferred Compensation” table later in this Proxy Statement. The 2009 amount shown for Dr. Lewis-Hall includes a special one-time credit of $1.12 million. Dr. Lewis-Hall’s matching contributions under the plans are based on the legacy Pharmacia calculation. Also included in this amount is a payment of $523,524 relating to a sign-on award and relocation benefit reimbursement to Dr. Lewis-Hall’s prior employer. Certain 2009 amounts reflect minor adjustments to amounts previously reported. Additional information regarding 2010 perquisites is provided under “Perquisites.” For Mr. Kindler the 2010 amount also includes severance of $4,510,500 and $83,076 of accrued vacation pay, both payable in 2011.

(7) Dr. Dolsten joined Pfizer on the closing of the Wyeth transaction in October 2009 as President, Worldwide BioTherapeutics. Dr. Dolsten was not a Named Executive Officer for 2009 or 2008. Under his employment offer, he received sign-on awards valued at $3.1 million. The equity incentive award of $1.0 million granted in the form of RSUs is payable on the third anniversary of the grant date (October 30, 2012). In addition, he received a one-time long-term incentive award advancement of $700,000, granted in the form of RSUs payable on the third anniversary of the grant date (October 30, 2012), and is entitled to receive, upon retirement, a pension make-up equal to the difference between the respective total straight life pension plan annuity and $49,728 per year, to the extent applicable.

(8) Dr. Lewis-Hall joined Pfizer effective May 15, 2009 as Chief Medical Officer and was not a Named Executive Officer for 2008. Under her employment offer, she received sign-on awards. The equity incentive award of $1.0 million granted in the form of RSUs is payable on the third anniversary of the grant date (May 29, 2012). In addition, she received a $1.12 million credit to the Pfizer Supplemental Savings Plan, which vests 20% on her commencement of employment and 20% on each of the next four anniversaries of her commencement of employment. Also included in her employment offer was a reimbursement of $523,524 to her prior employer relating to a sign-on award and relocation benefit reimbursements paid to Dr. Lewis-Hall and recoverable under her agreement with that company (see Note 6).

(9) Mr. Germano joined Pfizer on the closing of the Wyeth transaction in October 2009 as President and General Manager, Specialty Care. Mr. Germano was not a Named Executive Officer for 2009 or 2008. Under his employment offer, he received sign-on awards valued at $2.5 million, consisting of (a) an equity incentive award of $1.0 million granted in the form of RSUs, payable on the third anniversary of the grant date (October 30, 2012), and (b) $1.5 million in cash, of which $750,000 is subject to repayment if his employment is voluntarily terminated prior to the second anniversary of his hire date. In addition, he received a one-time long-term incentive award advancement of $500,000, granted in the form of RSUs and payable on the third anniversary of the grant date (October 30, 2012), and is entitled to receive, upon retirement, a pension make-up equal to the difference between the respective total straight life pension plan annuity and $547,000 per year, to the extent applicable.

(10) Mr. Kindler retired from Pfizer on December 5, 2010 (see “Compensation Actions Relating to the Former Chairman and Chief Executive Officer” in the CD&A).

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Executive Compensation

The following Grants of Plan-Based Awards Table provides additional information about RSUs, PSAs, SARs/TSRUs and the STI Shift Awards granted to our Named Executive Officers during the year ended December 31, 2010. The Company’s annual incentive plan is its only non-equity incentive award plan; however, the Company cannot estimate future annual incentives under this plan and has therefore omitted the corresponding columns. The grants in the following table were made under the 2004 Stock Plan, as amended and restated, and are described in the CD&A section headed “2010 Long-Term Equity Incentive Awards.”

2010 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units(1) (#) (i)	All Other TSRU Awards: Number of Securities Underlying TSRUs(1) (#) (j)	Exercise or Base Price of TSRU Awards ($/Sh) (k)	Grant Date Fair Value of Stock, TSRUs and Short-Term Incentive Shift Awards(2) ($) (l)
Name (a)	Grant Date (b)	Threshold (#) (f)		Target (#)/($)(1) (g)		Maximum (#)/($) (h)
I. Read	2/25/2010								197,072	17.69	837,556
								48,747			862,334
		16,087	(3)	48,747	(3)	97,494	(3)				935,942
		0		875,000	(4)	1,750,000	(4)				875,000

F. D’Amelio	2/25/2010								197,072	17.69	837,556
								48,747			862,334
		16,087	(3)	48,747	(3)	97,494	(3)				935,942
		0		875,000	(4)	1,750,000	(4)				875,000

M. Dolsten	2/25/2010								146,396	17.69	622,183
								36,212			640,590
		11,950	(3)	36,212	(3)	72,424	(3)				695,270
		0		650,000	(4)	1,300,000	(4)				650,000

F. Lewis-Hall	2/25/2010								101,351	17.69	430,742
								25,070			443,488
		8,273	(3)	25,070	(3)	50,140	(3)				481,344
		0		450,000	(4)	900,000	(4)				450,000

G. Germano	2/25/2010								83,333	17.69	354,165
								20,613			364,644
		6,802	(3)	20,613	(3)	41,226	(3)				395,770
		0		370,000	(4)	740,000	(4)				370,000

J. Kindler(5)	2/25/2010								675,676	17.69	2,871,623
								167,131			2,956,547
		55,153	(3)	167,131	(3)	334,262	(3)				3,208,915
		0		3,000,000	(4)	6,000,000	(4)				3,000,000

(1)       The PSA and RSU award values were converted to units using the closing stock price of $17.95 on February 22, 2010; the TSRU values were converted using $4.44, the estimated value using the Monte Carlo Simulation model as of February 22, 2010.

(2)       The amounts shown in this column represent the award values as of the grant dates. The values of RSUs, PSAs and TSRUs are shown at the respective fair values of $17.69, $19.20 and $4.25, as of February 25, 2010. The STI Shift Award values represent the target values as of the February 25, 2010 grant date.

(3)       The amounts represent the threshold, target, and maximum share payouts under our Performance Share Award Program for the January 1, 2010 – December 31, 2012 performance period. The payment for threshold performance ranges from 0% to 33% of target.

(4)       The STI Shift Award represents 25% of the long-term incentive award value. The actual award payout ranges from 0% to 200% of the target value and was determined in 2011 based on 2010 performance. The payout was made as 50% RSUs/50% cash. The RSUs were delivered in February 2011; the cash portion was paid in March 2011. Mr. Germano was not an ELT member at the time of the grant. Pursuant to a prior election, he received 100% of the award in cash.

(5)       Mr. Kindler retired from the Company on December 5, 2010. See “Compensation Actions Relating to the Former Chairman and Chief Executive Officer” in the CD&A.

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The following table summarizes the equity awards we have made to our Named Executive Officers that were outstanding as of December 31, 2010.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option/SAR/TSRU Awards(2)									Stock Awards(3)
Name (a)	Grant Date/ Performance Share Period(1)		Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Number of Securities Underlying Unexercised SARs/TSRUs Vested (#) (b)	Number of Securities Underlying Unexercised SARs/TSRUs Unvested (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option/ SAR/ TSRU Exercise Price ($) (e)	Option/ SAR/ TSRU Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
I. Read	2/22/2001		170,000					45.34	2/21/2011
	2/28/2002		100,000					41.30	2/27/2012
	2/27/2003		120,000					29.33	2/26/2013
	2/26/2004		140,000					37.15	2/25/2014
	2/24/2005		145,000					26.20	2/23/2015
	2/23/2006		193,000					26.20	2/22/2016
	2/22/2007		250,000					25.87	2/21/2017
	9/28/2007		25,000					24.43	9/27/2017
	2/28/2008					168,739		22.55	2/28/2013	48,208	844,122
	2/26/2009					223,881		12.70	2/26/2014	72,942	1,277,214
	2/26/2009	(4)								55,842	977,793
	10/30/2009					54,585		17.03	10/30/2014	15,459	270,687
	2/25/2010					197,072		17.69	2/25/2015	50,352	881,664
	2/25/2010	(4)								37,404	654,944
	1/1/2008-12/31/2010											41,703	730,220
	1/1/2009-12/31/2011											67,822	1,187,563
	1/1/2010-12/31/2012											48,747	853,560

F. D'Amelio	9/28/2007		292,000					24.43	9/27/2017
	2/28/2008					168,739		22.55	2/28/2013	48,208	844,122
	2/26/2009					223,881		12.70	2/26/2014	72,942	1,277,214
	2/26/2009	(4)								55,842	977,793
	10/30/2009					65,502		17.03	10/30/2014	18,551	324,828
	2/25/2010					197,072		17.69	2/25/2015	50,352	881,664
	2/25/2010	(4)								37,404	654,944
	1/1/2008-12/31/2010											41,703	730,220
	1/1/2009-12/31/2011											67,822	1,187,563
	1/1/2010-12/31/2012											48,747	853,560

M. Dolsten	10/30/2009									61,839	1,082,801
	10/30/2009									43,287	757,955
	2/25/2010					146,396		17.69	2/25/2015	37,404	654,944
	3/5/2009	(5)									3,000,100
	1/1/2010-12/31/2012											36,212	634,072

F. Lewis-Hall	5/29/2009									70,025	1,226,138
	2/25/2010					101,351		17.69	2/25/2015	25,895	453,421
	1/1/2010-12/31/12012											25,070	438,976

G. Germano	10/30/2009									61,840	1,082,818
	10/30/2009									30,920	541,409
	2/25/2010					83,333		17.69	2/25/2015	21,292	372,823
	3/5/2009	(5)									1,492,500
	1/1/2010-12/31/2012											20,613	360,934

J. Kindler	1/2/2002		150,000					39.65	3/5/2011
	2/27/2003		200,000					29.33	3/5/2011
	2/26/2004		225,000					37.15	3/5/2011
	2/24/2005		261,000					26.20	3/5/2011
	2/23/2006		400,000					26.20	3/5/2011
	2/22/2007		760,000					25.87	3/5/2011
	2/28/2008					399,645		22.55	2/28/2013
	2/26/2009					637,438		12.70	2/26/2014
	2/25/2010					675,676		17.69	2/25/2015
	1/1/2008-12/31/2010											98,771	1,729,480
	1/1/2009-12/31/2011											103,547	1,813,108
	1/1/2010-12/31/2012											64,258	1,125,158

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Executive Compensation

(1)       For a better understanding of this table, we have included an additional column showing the grant dates of stock options, SARs, TSRUs and RSUs and the associated performance period for the performance share awards. Information concerning the 2010 STI Shift Awards is included in the “2010 Grants of Plan-Based Awards” table elsewhere in this Proxy Statement.

(2) Stock options become exercisable in accordance with the vesting schedule below:

Grant Date	Vesting
2/22/2001	1/5 per year beginning on the first anniversary of the grant
2/22/2001	90,000 full vesting after 3 years- Mr. Read
1/2/2002	1/3 per year in years 3, 4 and 5
2/28/2002	1/3 per year in years 3, 4 and 5
2/27/2003	1/3 per year in years 3, 4 and 5
2/26/2004	1/3 per year in years 3, 4 and 5
2/24/2005	1/3 per year in years 3, 4 and 5
2/23/2006	3-year cliff vesting
2/22/2007	3-year cliff vesting
9/28/2007	1/3 per year in years 1, 2 and 3 - Mr. D'Amelio
9/28/2007	3-year cliff vesting - Mr. Read

SARs and TSRUs vest in accordance with the schedule below:
Grant Date	Vesting
2/28/2008	Full vesting after 3 years and payable after 5 years
2/26/2009	Full vesting after 3 years and payable after 5 years
10/30/2009	Full vesting after 3 years and payable after 5 years
2/25/2010	Full vesting after 3 years and payable after 5 years

(3) Restricted Stock Units vest in accordance with the schedule below:
Grant Date	Vesting
2/28/2008	3-year cliff vesting
2/26/2009	3-year cliff vesting
5/29/2009	3-year cliff vesting
10/30/2009	3-year cliff vesting
2/25/2010	3-year cliff vesting

(4)       This RSU grant represents the 50% portion paid from the 2008 and 2009 STI Shift Award. The remaining 50% from the 2009 STI Shift Award was paid in cash and is reported in the “2010 Option Exercises and Stock Vested” table elsewhere in this Proxy Statement.

(5) This represents the Wyeth 2009 Cash Long-Term Awards. This will be settled in cash 3 years following the grant date. No interest is earned on these awards.

The following Option Exercises and Stock Vested Table provides additional information about the value realized by the Named Executive Officers on option award exercises, stock award vesting and the STI Shift Award payouts during the year ended December 31, 2010.

2010 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Restricted Stock/ Restricted Stock Units				Performance Shares 2008-2010 Paid Feb 2011(1)			STI Shift Award
Name(2)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Number of Shares Withheld to Cover Taxes (#)		Value Realized on Vesting(4) ($)	Number of Shares Acquired on Vesting (#)	Number of Shares Withheld to Cover Taxes (#)	Value Realized on Vesting(4) ($)	Value Realized on Vesting(5) ($)
I. Read	—	—	25,923	0	(3)	462,705	11,971	4,239	226,252	650,000

F. D'Amelio	—	—	91,499	42,411		1,594,837	11,971	4,352	226,252	650,000

J. Kindler	—	—	377,586	174,522		6,313,238	28,351	11,039	535,834	1,370,500

(1)       The performance shares in this table have been determined based on relative TSR performance over the 2008-2010 performance period and were paid in February 2011 and includes dividends on the earned shares.

(2)       Drs. Dolsten and Lewis-Hall and Mr. Germano did not have any option exercises, stock vested or STI Shift Award payouts for 2010.

(3)       Under IRC Section 162(m), which applies to our CEO and the Named Executive Officers (excluding the CFO), when RSUs vest, the payment of these shares will automatically be deferred until the earlier of the time they are no longer subject to IRC Section 162(m) or the January 31st following termination of employment.

(4)       The RSUs vested on February 22, 2010 at $17.95 and September 28, 2010 at $17.43 for Mr. Read; September 28, 2010 at $17.43 for Mr. D’Amelio; and December 5, 2010 at $16.72 for Mr. Kindler. Performance shares vested on February 24, 2011 at $18.90.

(5)       The amount shown in this column represents the 50% cash payout from the February 26, 2009 STI Shift Award paid in 2010. The remaining 50% RSU award (excluding Mr. Kindler, as discussed under “Compensation Actions Relating to the Former Chairman and Chief Executive Officer” in the CD&A) was reported in the “2010 Outstanding Equity Awards at Fiscal Year-End” table.

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Executive Compensation

The following 2010 Pension Benefits Table shows the present value of accumulated benefits payable to each of our Named Executive Officers under the Pfizer Consolidated Pension Plan (the “Retirement Plan”), which retains the pension formulas under the legacy plans, including the Pfizer Retirement Annuity Plan (the “PRAP”), the Wyeth Retirement Plan-United States (the “Wyeth Plan”) and the Pharmacia Pension Plan (the “Pharmacia Plan”), and the related non-funded legacy Pfizer Supplemental Retirement Plan (the “Supplemental Retirement Plan”), the non-funded legacy Wyeth Supplemental Executive Retirement Plan (the “Wyeth Supplemental Retirement Plan), and the non-funded legacy Pharmacia Supplemental Pension Plan (the “Supplemental Pension Plan”) (collectively, the “Supplemental Plans”).

2010 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Age 65 Single-Life Annuity Payment ($)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)	Immediate Annuity Payable on 12/31/2010 ($)	Lump Sum Value(2) ($)
I. Read(3)	Qualified Plan	32	119,574	1,636,773		119,574	1,742,102
	Supplemental Plan		1,356,810	18,864,297		1,356,810	19,767,624

F. D'Amelio	Qualified Plan	3	12,645	75,891
	Supplemental Plan(4)		367,204	2,271,030

M. Dolsten(5)	Qualified Plan	2	11,133	71,668
	Supplemental Plan		72,450	472,511

F. Lewis-Hall(6)	Qualified Plan	2	5,917	41,559
	Supplemental Plan		18,413	130,780

G. Germano(5)	Qualified Plan	23	97,490	554,259
	Supplemental Plan		372,237	2,148,525

J. Kindler(7)	Qualified Plan	9	32,959	190,171		13,621	190,171
	Supplemental Plan		704,052	4,522,785		320,532	4,522,785

(1)       The present value of these benefits is based on the December 31, 2010 assumptions as shown below, used in determining our annual pension expense for fiscal 2011.

(2)       These amounts reflect the values of annuities if paid as a lump sum benefit as of January 1, 2011, as indicated above only for Named Executive Officers eligible to retire as of that date. Note that Mr. Kindler does not meet the eligibility requirements for a lump sum under the Qualified Plan and has elected a Joint & 50% Survivor annuity from the Supplemental Plan. Therefore, the value shown for him is the present value of the Joint & 50% Survivor annuity based on the December 31, 2010 disclosure assumptions rather than a lump sum value.

(3)       The amount for Mr. Read reflects his attainment of the "Rule of 90" (age plus service equals or exceeds 90) in November 2010. This means that he will receive an unreduced pension benefit upon his retirement.

(4)       As previously disclosed, under the terms of Mr. D'Amelio's 2007 employment offer, he will receive an additional six years of benefit accrual service for pension purposes after he completes five years of service in 2012. The amounts shown above include $244,189 in the Supplemental Plan Age 65 Single-Life Annuity Payment and $1,510,224, in the Supplemental Plan Present Value of Accumulated Benefit, both of which are attributable to the additional six years of service.

(5)       The retirement benefits for Dr. Dolsten and Mr. Germano are based on the provisions of the Wyeth Retirement Plan formula of the Pfizer Consolidated Pension Plan and the Wyeth Supplemental Retirement Plan. Under the terms of Dr. Dolsten’s and Mr. Germano's offer letters, Pfizer will provide a pension make-up equal to the difference between the respective total straight life pension plan annuity and $49,728 per year for Dr. Dolsten and $547,000 per year for Mr. Germano, to the extent applicable.

(6)       Dr. Lewis-Hall's retirement benefits are based on the provisions of the Pharmacia Pension Plan formula of the Pfizer Consolidated Pension Plan, the Pharmacia Supplemental Pension Plan, and the Pharmacia Retiree Benefits Program, due to her prior service with Pharmacia.

(7)       Mr. Kindler retired from the Company on December 5, 2010.

The Retirement Plan

The Retirement Plan is a funded, tax-qualified, noncontributory defined benefit pension plan that covers certain employees, including the Named Executive Officers.

Retirement Plan (PRAP formula) and Supplemental Retirement Plan—Messrs. Read, D’Amelio and Kindler

Benefits under the Retirement Plan (PRAP formula) are based on the employee’s years of service and highest average earnings for a five calendar-year period and are payable after retirement in the form of an annuity or a lump sum.

Benefits under the Retirement Plan are calculated as an annuity equal to the greater of:

•	1.4% of the employee’s highest final average earnings multiplied by years of service; or

•	1.75% of such earnings less 1.5% of the primary Social Security benefit multiplied by years of service.

Years of service under these formulas cannot exceed 35.

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Executive Compensation

Compensation covered by the Retirement Plan and the related Supplemental Plan for Messrs. Read, D’Amelio and Kindler for 2010 equals the sum of the amounts set forth for 2010 in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the 2010 Summary Compensation Table. Mr. Read’s covered compensation also includes restricted stock awards granted on or prior to April 26, 2001 and any performance-based share awards granted for performance periods beginning before January 1, 2001. After the payment of the awards for the five-year period ended on December 31, 2004, no further performance-based share awards are included in the determination of pensions under the Retirement Plan or the Supplemental Retirement Plan.

Retirement Plan (Wyeth Plan formula) and Wyeth Supplemental Retirement Plan—Dr. Dolsten and Mr. Germano

Benefits under the Retirement Plan (Wyeth Plan formula) are based on the employee’s years of service and the employee’s final average pension earnings for the five highest years of service within the last 10 years of service and are payable after retirement in the form of an annuity or a lump sum. Compensation covered under the Wyeth Plan formula and the related Wyeth Supplemental Plan for Dr. Dolsten and Mr. Germano for 2010 includes 2010 salary and the bonus paid in 2010 for 2009 performance.

Benefits under the Retirement Plan (Wyeth Plan formula) are calculated as an annuity equal to 2% of the employee’s final average pension earnings, multiplied by years of credited service less 1/60th of the annual primary Social Security benefit, multiplied by years of credited service.

Years of service under this formula cannot exceed 30.

Retirement Plan (Pharmacia Plan formula) and Supplemental Pension Plan—Dr. Lewis-Hall

Benefits under the Retirement Plan (Pharmacia Plan formula) are based on the employee’s years of service and the employee’s final average compensation for the 36 highest complete and consec-

utive months of service within the last 120 complete and consecutive months of employment and are payable after retirement in the form of an annuity or a lump sum. Compensation covered by the Pharmacia Plan and the related Pharmacia Supplemental Pension Plan for Dr. Lewis-Hall for 2010 includes 2010 salary and the bonus paid in 2010 for 2009 performance.

Benefits under the Retirement Plan (Pharmacia Plan formula) are calculated as an annuity equal to 1% of the employee’s final average compensation, multiplied by years of credited service, except for the period from July 2002 to December 2002, when her accrual rate was 2%.

General

Contributions to the Retirement Plan, including benefits under the Wyeth Plan and the Pharmacia Plan formulas, are made entirely by Pfizer and are paid into a trust fund from which the benefits are paid.

The amount of annual earnings that may be considered in calculating benefits under the Retirement Plan is limited by law. For 2010, the annual limitation was $245,000. The Plans currently limit pensions paid under the Plans to an annual maximum of $195,000, payable at age 65 in accordance with IRS requirements. Under the Supplemental Plans, Pfizer provides, out of its general assets, amounts substantially equal to the difference between the amount that may be paid under the Retirement Plan and the amount that would be paid in the absence of these IRS limits. The Supplemental Plans also treat as covered compensation certain earnings that are excluded in calculating pension benefits under the Retirement Plan. The Supplemental Plans are non-funded; however, in certain circumstances Pfizer has established and funded trusts to secure obligations to make payments under the Supplemental Plans.

Beginning January 1, 2012, all legacy Wyeth and Pharmacia employees (including Dr. Dolsten, Mr. Germano and Dr. Lewis-Hall) will begin to earn benefits under the PRAP formula in the Retirement Plan.

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Executive Compensation

The present value of accumulated benefits has been computed based on the assumptions as of December 31, 2010 in the following table, which were used in developing our financial statement disclosures:

PENSION PLAN ASSUMPTIONS(1)

Assumptions as of	12/31/2008	12/31/2009	12/31/2010
Discount Rate	6.40%	6.30% for qualified pension plans, 6.20% for non-qualified pension plans	5.90% for qualified pension plans, 5.80% for non-qualified pension plans

Lump Sum Interest Rate	6.00% for annuity payments expected to be made during first 5 years, 6.64% for payments made between 5 and 20 years, and 5.70% for payments made after 20 years, prior to reflecting 5-year phase-in from GATT 30-year Treasury rate of 3.80%	2.70% for annuity payments expected to be made during first 5 years, 6.00% for payments made between 5 and 20 years, and 6.80% for payments made after 20 years prior to reflecting the 5-year phase-in from GATT 30- year Treasury rate of 4.35%	2.00% for annuity payments expected to be made during first 5 years, 5.20% for payments made between 5 and 20 years, and 6.50% for payments made after 20 years prior to reflecting the 5- year phase-in from GATT 30-year Treasury rate of 4.40% For legacy Wyeth, 3.25%

Percent Electing Lump Sum	80% / 70%(2)	80% / 70%(2) - Pfizer 70% - Pharmacia	80% / 70%(2) - Pfizer 70% - Pharmacia 85% - Wyeth

Mortality Table for Lumps Sums	Unisex mortality table specified by IRS Revenue Ruling 2007-67, based on RP 2000 table, with projected mortality improvements (7 - 15 years)	Unisex mortality table specified by IRS Revenue Ruling 2007-67, based on RP 2000 table, with projected mortality improvements (7 - 15 years)	For legacy Pfizer and Pharmacia, unisex mortality table specified by IRS Revenue Ruling 2007-67, based on RP 2000 table, with projected mortality improvements (7-15 years). For legacy Wyeth, Unisex 1994 Group Annuity Mortality Table, blended 50% Male and 50% Female

Mortality Table for Annuities	Separate annuitant and non-annuitant rates for the 2009 plan year, as set forth in regulation 1.412(l)(7)-1	Separate annuitant and non-annuitant rates for the 2010 plan year, as set forth in regulation 1.412(l)(7)-1	Separate annuitant and non-annuitant rates for the 2011 plan year, as set forth in regulation 1.412(l)(7)-1

(1)    These assumptions are also used to determine the change in pension value in the 2010 Summary Compensation Table.

(2)    80% relates to the Qualified and 70% relates to the Supplemental Plan. Only applies to the extent the executive is eligible to receive a lump sum.

We have included an additional column titled “Age 65 Single-Life Annuity Payment” in the 2010 Pension Benefits Table. The amounts listed in this column represent the amount payable to the executive upon attaining age 65, assuming retirement. We have also added a column showing the immediately payable pension benefit as well as a column showing the lump sum value of that benefit for those Named Executive Officers who meet the retirement criteria under the Plans.

•	Early Retirement Provisions

Under the Retirement Plan and Supplemental Retirement Plan, the normal retirement age is 65. Under the Retirement Plan (PRAP formula), if a participant terminates employment with an age and years of service combination equal to or greater than 90, the employee is entitled to receive either an annuity or a lump sum that is not reduced under the terms of the Retirement Plan or the Supplemental Retirement Plan for early payment. Mr. Read attained this milestone during 2010. If an employee retires on or after age 55 with 10 or more years of service, that participant may elect to receive either an early retirement annuity payment reduced by 4% per year (prorated for partial years) for each year between benefit commencement and age 65, or a lump sum payment. If an employee does not satisfy any of the above criteria and has five years of vesting service under the Retirement Plan, that participant may elect to receive an annuity starting on or after age 55, which is reduced 6% per year for each year (prorated for partial years) prior to age 65; a lump sum payment is not available.

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Executive Compensation

Under the Retirement Plan (Pharmacia Plan formula) and Supplemental Pension Plan, the normal retirement age is 65. If Dr. Lewis-Hall retires with 5 or more years of service, she may elect to receive either an early retirement payment reduced by 6% per year (prorated for partial years) for each year between benefit commencement and age 65, or a lump sum payment. As Dr. Lewis-Hall is the only ELT member participating in this Plan, discussion of the provisions is limited to those applicable to her.

Under the Retirement Plan (Wyeth Plan formula) and the Wyeth Supplemental Retirement Plan, the normal retirement age is 65. If an employee retires on or after age 55 with 10 or more years of vesting service, the employee may elect to receive an early retirement benefit, reduced by 3% per year (prorated for partial years) for each year between benefit commencement and age 65. If an employee does not satisfy any of the above criteria, and has at least 5 but less than 10 years of vesting service under the Retirement Plan, that employee may elect to receive his or her benefit on or after age 55, which benefit is reduced by the actuarial present value (on average 6% per year) for each year between benefit commencement and age 65.

Beginning January 1, 2012, all legacy Pharmacia and legacy Wyeth employees (including Drs. Lewis-Hall and Dolsten and Mr. Germano) will begin to earn benefits under the Retirement Plan according to the Pfizer PRAP formula.

•	Board Policy on Pension Benefits for Executives

The Board has adopted a policy providing that it will seek shareholder approval prior to the payment of amounts to any senior executive from the Company’s defined benefit pension plans if his or her benefit, computed as a single life annuity, will exceed 100% of the senior executive’s final average salary, as calculated at the discretion of the Committee. This policy applies to all benefit accruals after January 1, 2006. For purposes of this policy, “final average salary” means the average of the highest five calendar years’ earnings (as defined by the Committee and not based on the legacy pension plan definition), where earnings includes salary earned during the year and annual cash incentives (or bonus) earned for the year.

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Executive Compensation

The following Non-Qualified Deferred Compensation Table summarizes the activity during 2010 and account balances in our various non-qualified savings and deferral plans for our Named Executive Officers. The following plans and programs permit the executives to defer amounts previously earned on a pre-tax basis: Pfizer Supplemental Savings Plan ("PSSP"), Global Performance Plan ("GPP"), Performance Share Awards ("PSA"), Wyeth Supplemental Employee Savings Plan (“Wyeth SESP”) and Wyeth Deferred Compensation Plan ("Wyeth DCP"). The PSSP and Wyeth SESP are supplemental 401(k) plans that provide Company matching contributions based on the executive's contributions. Other than the matching contributions (and the earnings thereon) in the PSSP and Wyeth SESP, the account balances in these plans are generally attributable to deferrals of previously earned compensation and the earnings on those amounts.

2010 NON-QUALIFIED DEFERRED COMPENSATION TABLE(1)

Name	Plan(2)	Executive Contributions in Last FY ($)	Pfizer Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
I. Read	PSSP	156,660	117,495	22,461		1,509,310
	Deferred GPP
	Deferred PSA			17,008		2,967,300
	Deferred RSU(3)	462,705		6,464		779,444
	Total:	619,365	117,495	45,933		5,256,054

F. D'Amelio	PSSP	135,900	101,925	60,990		654,970
	Deferred GPP
	Deferred PSA
	Total:	135,900	101,925	60,990		654,970

M. Dolsten	Wyeth SESP	41,550	20,775	4,777		83,822
	Deferred GPP
	Total:	41,550	20,775	4,777		83,822

F. Lewis-Hall	PSSP(4)	56,085	112,170	58,685		1,409,760
	Deferred GPP
	Deferred PSA
	Total:	56,085	112,170	58,685		1,409,760

G.Germano	Wyeth SESP	36,380	18,189	11,781		245,582
	Deferred GPP
	Deferred Wyeth DCP	131,040		73,859		859,893
	Total:	167,420	18,189	85,640		1,105,475

J. Kindler	PSSP	292,527	219,395	189,921	34,896	2,785,705
	Deferred GPP
	Deferred PSA			9,813		1,712,071
	Deferred RSU(3)			3,510		612,415
	Total:	292,527	219,395	203,244	34,896	5,110,191

(1)       Contribution amounts reflected in this table are and have been reflected in the 2010 Summary Compensation Table and prior years’ summary compensation tables, as applicable. Aggregate earnings are not reflected in the 2010 Summary Compensation Table or prior years’ summary compensation tables.

(2)       The PSSP contributions were based on the executive's deferral election and the salary shown in the 2010 Summary Compensation Table, as well as annual incentive awards paid in 2010, previously reported. The Wyeth SESP contributions were based on the executive’s deferral election and the salary shown in the 2010 Summary Compensation Table.

(3)       Represents RSU awards that vested on February 22, 2010 and September 28, 2010 and were deferred due to IRC Section 162(m). Further information regarding RSU vesting is reported in the 2010 Option Exercises and Stock Vested Table.

(4)       Upon commencement of employment, Dr. Lewis-Hall received a $1.12 million one-time credit to the PSSP, which vests 20% upon hire and 20% on each of the next four anniversaries of her hire date. Her participation in the PSSP is based on the legacy Pharmacia matching calculation for the contributions.

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Executive Compensation

•	Pfizer Savings Plans

The Company provides the Pfizer Savings Plan (the “Savings Plan”) to U.S.-based employees of the Company and the Pfizer Supplemental Savings Plan (the ‘PSSP’) to employees who meet the eligibility requirements. Legacy Wyeth executives (including Dr. Dolsten and Mr. Germano) are covered under the Wyeth Supplemental Employee Savings Plan (the “Wyeth SESP”). The Wyeth Savings Plan was merged into the Pfizer Savings Plan effective October 1, 2010, but the Wyeth matching formula was retained. Contribution amounts are reflected in the 2010 Summary Compensation Table or prior years’ summary compensation tables, as applicable. Earnings have not been included. These plans are described below.

The Savings Plan is a tax-qualified retirement savings plan. Participating employees may contribute up to 20% of “regular earnings” on a before-tax basis, Roth 401(k) basis and after-tax basis, into their Savings Plan accounts. “Regular earnings” for the Savings Plan include both salary and bonus or annual incentive awards. Total combined before-tax, Roth 401(k) and after-tax contributions may not exceed 20% of regular earnings. In addition, under the Savings Plan, we generally match an amount equal to one dollar for each dollar contributed by participating employees on the first 3% of their regular earnings, and fifty cents for each additional dollar contributed on the next 3% of their regular earnings. Matching contributions generally are invested in our common stock. In addition, plan participants have the ability to diversify the matching contribution investments.

Dr. Dolsten and Mr. Germano are subject to a legacy Wyeth plan formula under which they may contribute up to 50% of base salary. Under the plan, Dr. Dolsten and Mr. Germano receive a 3% match if they contribute 6% or more of base pay, as defined under the legacy Wyeth plan. Matching contributions generally are invested in accordance with the instructions provided by the employee.

Dr. Lewis-Hall is subject to a legacy Pharmacia plan formula based on her age and option plan selection, under which she receives a 10% match if she contributes 5% or more of regular earnings, as defined under the legacy Pharmacia plan.

Beginning January 1, 2012, all legacy Pharmacia and legacy Wyeth employees (including Dr. Lewis-Hall, Dr. Dolsten and Mr. Germano) will begin to earn benefits under the Pfizer plan formula of the Savings Plan. In addition, for eligible legacy Wyeth employees (including Dr. Dolsten and Mr. Germano), participation in the Wyeth SESP will be frozen on December 31, 2011, and beginning January 1, 2012 eligible legacy Wyeth employees (including Dr. Dolsten and Mr. Germano) will be able to participate in the PSSP.

Pursuant to tax law limitations, effective for 2010, the Savings Plan limits the “additions” that can be made to a participating employee’s account to $49,000 per year. “Additions” include our matching contributions, before-tax contributions, Roth 401(k) contributions and after-tax contributions.

The tax law limits the amounts that may be allocated to tax-qualified savings plans and the amount of compensation that can be taken into account in computing benefits under the Savings Plan. The 2010 maximum before-tax and Roth 401(k) contribution limit is $16,500 per year (or $22,000 per year for eligible participants age 50 and over). In addition, no more than $245,000 of annual compensation may be taken into account in computing benefits under the Savings Plan.

The PSSP and Wyeth SESP are intended to pay, out of the general assets of the Company, an amount substantially equal to the difference between the amount that would have been allocated to an employee’s account as before-tax contributions, our matching contributions and the amount actually allocated under the Savings Plan if the limits described in the preceding paragraph did not exist. Under the PSSP, participants can elect to defer up to 20% of eligible wages on a before-tax basis. Under the Wyeth SESP, participants can elect to defer up to 6% of the eligible wages on a before-tax basis. Generally, under the PSSP, participants can elect to receive payments as a lump sum or in one to twenty annual installments following termination from service. Participants who do not make an election receive lump sum payments. Generally, under the Wyeth SESP, participants can elect to receive payments as a lump sum, or under limited circumstances, can elect to roll over their balances into the Wyeth Deferred Compensation Plan. In certain circumstances, we fund trusts established to secure our obligations to make payments under the PSSP and Wyeth SESP.

Amounts deferred, if any, under the PSSP or Wyeth SESP by the Named Executive Officers for 2010 are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the 2010 Summary Compensation Table. In the Non-Qualified Deferred Compensation table, PSSP/Wyeth SESP values are shown for each Named Executive Officer. Executive contributions reflect the percent of salary and bonus the executive has elected to defer under the PSSP/Wyeth SESP. This matching contribution is shown in the “Pfizer Contributions” column of the table. For the Named Executive Officers, the Company’s matching contributions under the Savings Plan and the PSSP/Wyeth SESP are shown in the “All Other Compensation” column of the 2010 Summary Compensation Table. The “Aggregate Earnings” column in the above table represents the amount by which the PSSP/Wyeth SESP balance changed in the past fiscal year, net of employee and employer contributions.

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Executive Compensation

ESTIMATED BENEFITS UPON TERMINATION

The following table shows the estimated benefits payable upon a hypothetical termination of employment under the Executive Severance Plan and under various termination scenarios as of December 31, 2010. The Executive Severance Plan does not provide for any pension enhancements upon a termination or a change in control. Mr. Kindler retired effective December 2010 (see “Compensation Actions Relating to the Former Chairman and Chief Executive Officer” elsewhere in this Proxy Statement). Therefore, his benefits upon termination are not shown below.

Estimated Benefits Upon Various Termination Scenarios

			Termination Without Cause		Termination on Change in Control		Death or Disability
Name	Severance(1) (A) ($)	Other(2) (B) ($)	Long-Term Award Payouts(3) (C) ($)	Total (A+B+C) ($)	Long-Term Award Payouts(4) (D) ($)	Total (A+B+D) ($)	Long-Term Award Payouts(5) ($)
I. Read	4,732,000	13,801	6,843,387	11,589,188	10,043,474	14,789,275	10,043,474

F. D'Amelio	1,979,120	18,737	6,306,402	8,304,259	10,112,462	12,110,319	10,112,462

M. Dolsten	1,779,120	12,712	5,901,144	7,692,976	6,832,575	8,624,407	6,832,575

F. Lewis-Hall	1,366,700	15,314	1,384,033	2,766,047	2,605,021	3,987,035	2,605,021

G. Germano	2,361,324	13,328	3,720,278	6,094,930	4,250,469	6,625,121	4,250,469

(1)       These amounts represent severance equal to the greater of: (a) one year's pay (defined as base salary and target bonus) or (b) 13 weeks’ pay plus 3 weeks’ pay per year of service, subject to a maximum of 104 weeks. These amounts do not include payments, if any, under the GPP.

(2)       These amounts represent the Company’s cost of 12 months of active employee medical and life insurance coverage.

(3)       These amounts represent the value of long-term incentive awards which vest on termination of employment without cause using our closing stock price of $17.51 on December 31, 2010.

(4)       These amounts represent the value of long-term incentive awards which vest following a change in control using our closing stock price of $17.51 on December 31, 2010.

(5)       These amounts represent the value of long-term incentive awards which vest on termination of employment due to death or disability using our closing stock price of $17.51 on December 31, 2010.

The continuing Named Executive Officers are eligible for the following potential payments upon death, disability, retirement and a change in control, as described below:

•	Payments Made Upon Disability

Under our legacy Pfizer flexible benefits program, eligible employees, including the continuing Named Executive Officers other than Dr. Dolsten and Mr. Germano, are provided with Company-paid long-term disability coverage of 50% of total pay, and may buy an increased level of coverage of up to 70% of total pay, subject to a $500,000 annual benefit limit. If the employee is vested in the Retirement Plan, those benefits continue to accrue while receiving disability benefits and health and life insurance coverage is continued. Under the legacy Wyeth health and insurance program, eligible employees, including Dr. Dolsten and Mr. Germano, have the ability to purchase long-term disability coverage of up to 60% of base pay, subject to a $360,000 annual benefit limit and health and life insurance coverage is continued for 24 months.

Under the Long-Term Incentive Program, in the event of disability, PSAs and STI Shift Awards are paid out at target; RSUs are paid in full; SARs/TSRUs vest and are settled on the fifth anniversary of the date of grant; and outstanding stock options continue to vest and become exercisable for the full option term, provided the executive remains permanently and totally disabled.

•	Payments Made Upon Death

Under our legacy Pfizer flexible benefits program, eligible employees, including the continuing Named Executive Officers other than Dr. Dolsten and Mr. Germano, have the ability to purchase life insurance benefits of eight times pay (subject to evidence of insurability requirements) up to a maximum of $4.0 million. Pfizer provides one times base pay with a maximum cap of $2.0 million paid by the Company. The deceased executive’s pension and deferred compensation are also payable in accordance with the plans and the executive’s election.

Under our legacy Wyeth health and insurance benefits program, eligible employees, including Dr. Dolsten and Mr. Germano, have the ability to purchase up to eight times base pay in life insurance benefits with no limit. In addition, coverage of one times base pay, with no maximum in coverage, is paid by the Company. The deceased executive’s pension and other retirement savings and deferred compensation are also payable in accordance with the plans and the executive’s election.

Under the Long-Term Incentive Program, in the event of death, PSAs and STI Shift Awards are paid out at target; RSUs are paid in full; SARs/TSRUs vest and are immediately settled; and stock options immediately vest and become exercisable for the remainder of the option term if the participant is eligible for retirement; if not, the stock options remain exercisable for up to two years.

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Executive Compensation

•	Payments Made Upon Retirement

Under the Long-Term Incentive Program, if a participant retires (after attaining age 55 with at least 10 years of service) after the first anniversary of the grant date, RSUs are prorated based on service subsequent to the grant date; SARs/TSRUs continue to vest and are settled on the fifth anniversary of the grant date; and outstanding stock options continue to vest and become exercisable for the full term of the option. PSAs may be prorated at the end of the performance period (at the discretion of the Committee) if the participant is employed through December 31 of the year of grant. If the retirement takes place prior to the first anniversary of the grant date, these long-term awards are forfeited. Based on age and years of service, Mr. Read is the only continuing Named Executive Officer eligible for retirement treatment and would receive $6,390,162 under his long-term awards as of December 31, 2010 in the event of his retirement.

See “Retirement and Savings Plans” and “Retiree Health Care Benefits” for further information on health care, retirement and savings plan benefits under Pfizer’s plans.

•	Payments Made Upon Change in Control

Under the Long-Term Incentive Program, if a participant’s employment is terminated within 24 months of a change in control, PSAs and STI Shift Awards are paid out at target; RSUs are paid in full; TSRUs/SARs vest and are immediately settled; and stock options immediately vest and become exercisable for the remainder of the option term.

This table provides certain information as of December 31, 2010 with respect to our equity compensation plans:

EQUITY COMPENSATION PLAN INFORMATION

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	486,368,443	(1)	$27.72	405,002,652	(2)

Equity compensation plans not approved by security holders	0		N/A	0

Total	486,368,443		$27.72	405,002,652

(1)    This amount includes the following:

•   427,226,176 shares issuable upon the exercise of outstanding stock options with a weighted average exercise price of $28.03.

•   5,168,654 shares issuable pursuant to outstanding share awards that have been granted under the Pfizer Inc. 2004 Stock Plan, as amended and restated (the “2004 Stock Plan”), but not yet earned as of December 31, 2010. The number of shares, if any, to be issued pursuant to such outstanding awards will be determined by a formula that measures our performance, in terms of total shareholder return, over the applicable performance period relative to the performance of the pharmaceutical peer group, as discussed above. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

•   41,177,286 shares subject to restricted stock units, granted under the 2004 Stock Plan. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

•   12,637,205 non-vested shares and 159,122 vested shares pursuant to TSRUs granted under the 2004 Stock Plan with a weighted average exercise price of $17.38. The number of shares, if any, to be issued pursuant to outstanding TSRUs will be determined by the difference between the defined settlement price and the grant price, plus the dividends accumulated during a 5-year term. (As discussed elsewhere in this Proxy Statement, 7-Year TSRUs were first granted in 2011 and therefore are not shown in this table.) The settlement price is the 20-day average closing stock price ending on the fifth anniversary of the grant.

(2)       This amount represents the number of shares available (405,002,652) for issuance pursuant to stock options and awards that could be granted in the future under the 2004 Stock Plan. Under the 2004 Stock Plan, any option granted reduces the available number of shares on a one-to-one basis and any whole share award granted reduces the available number of shares on a two-to-one basis.

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Executive Compensation

In 2003, Pfizer acquired Pharmacia Corporation and assumed various stock-based plans. No further grants may be made under any of these plans. As of December 31, 2010, under the Pharmacia 2001 Long-Term Incentive Plan, 23,430,064 shares were issuable upon the exercise of outstanding stock options at a weighted average exercise price of $31.58. In addition, under the other assumed Pharmacia plans, as of December 31, 2010, there were 7,948,160 shares issuable upon the exercise of outstanding stock options, and those options had a weighted average exercise price per share of $32.24. Information regarding these various options is not included in the above table.

In 2000, Pfizer acquired Warner-Lambert Company and assumed 264,056 shares issuable pursuant to the Warner-Lambert 1996

Stock Plan in settlement of Warner-Lambert directors’ compensation that had been deferred by certain former Warner-Lambert directors prior to Pfizer’s acquisition of Warner-Lambert. Information regarding those shares is not included in the above table.

On October 15, 2009, Pfizer acquired Wyeth and assumed the Wyeth Management Incentive Plan (the “MIP Plan”), pursuant to which no subsequent awards have been or will be made. As of December 31, 2010 there were 168,155 shares issuable in settlement of the participants’ accounts, which will be delivered upon separation from Pfizer, subject to meeting the requirements of the MIP Plan. Information regarding these shares is not included in the above table.

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Executive Compensation

FINANCIAL MEASURES

The following table contains reconciliations of 2010 and 2009 U.S. GAAP revenues and U.S. GAAP diluted EPS to revenues and adjusted diluted EPS for annual incentive purposes relating to the Financial Performance Table within this Proxy Statement (Unaudited).

Financial Measures

(Billions, except per common share data)	2010	2009
Revenues	$67.8	$50.0
Foreign exchange impact relative to rates in effect for budget purposes	0.3	(1.3)
Exclusion of non-recurring items	—	0.1

Subtotal	$68.1	$48.8

Revenues from legacy Wyeth products	—	(3.3)

Revenues for Annual Incentive purposes*	$68.1	$45.5

Diluted EPS*	$1.02	$1.23
Purchase accounting adjustments—net of tax	0.76	0.38
Acquisition-related costs—net of tax	0.36	0.40
Discontinued operations—net of tax	—	—
Certain significant items—net of tax	0.09	0.01

Adjusted diluted EPS	$2.23	$2.02

Foreign exchange impact relative to rates in effect for budget purposes	0.04	(0.06)
Exclusion of non-recurring items	—	0.02

Adjusted diluted EPS for Annual Incentive purposes*	$2.27	$1.98

*    Revenues and adjusted diluted EPS used for annual Incentive purposes in 2009 reflected Pfizer stand-alone results. The weighted average shares used for adjusted diluted EPS for annual Incentive purposes in 2009 was 6,767 million. For a full reconciliation of adjusted diluted EPS see the Financial Report incorporated by reference in our 2010 Annual Report on Form 10-K.

76  |  Notice of Annual Meeting of Shareholders and Proxy Statement

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS AND NOMINATION OF DIRECTORS

Under the rules of the SEC, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2012 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at 235 East 42nd Street, New York, NY 10017-5755 by November 23, 2011. The proposal should be sent to the attention of the Secretary of the Company.

Under our By-laws, certain procedures are provided that a shareholder must follow to nominate persons for election as Directors or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide that nominations for Director nominees and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to the Secretary of the Company at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2012 Annual Meeting:

•

if the 2012 Annual Meeting is being held within 25 days before or after the anniversary of the date of this year’s Annual Meeting (April 28, 2011), we must receive notice not less than 90 days nor more than 120 days in advance of the anniversary of the 2011 Annual Meeting; or

•	10 days following the date on which notice of the date of the 2012 Annual Meeting is mailed or the public disclosure of the date of the 2012 Annual Meeting is made, whichever first occurs.

For any other meeting, the nomination or item of business must be received by the tenth day following the date of public disclosure of the date of the meeting.

Our Annual Meeting of Shareholders is generally held on the fourth Thursday of April. Assuming that our 2012 Annual Meeting is held on schedule, we must receive notice of your intention to introduce a nomination or other item of business at that Meeting between December 30, 2011 and January 30, 2012. If we do not receive notice during that time period, or if we meet certain other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that Meeting will use their discretion in voting the proxies when any such matters are raised at the Meeting.

The nomination must contain the following information about the nominee (amongst other information, as specified in the By-laws):

•	name;

•	age;

•	business and residence addresses;

•	principal occupation or employment;

•	the class and number of shares of capital stock owned (beneficially and of record) by the nominee;
•

the information that would be required under the rules of the SEC in a proxy statement or other filing required to be made in connection with the solicitation of proxies for election as directors pursuant to Section 14 of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder; and

•	a signed consent of the nominee to serve as a Director of the Company, if elected.

Notice of a proposed item of business must include (amongst other information, as specified in the By-laws):

•	a brief description of the substance of, and the reasons for conducting, such business at such Meeting; and

•	as to the stockholder proponent and the beneficial owner, if any, on whose behalf the proposal is being made:

•	the name and address of each such person and of any holder of record of the stockholder proponent’s shares as they appear on our records;

•	the class and number of all shares of capital stock owned by each such person (beneficially and of record) (with supporting documentation where appropriate);

•	any material interest of each such person, or any affiliates or associates of each such person, in such business; and

•

any other information relating to each such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by each such person with respect to the proposed business to be brought by each such person before the annual meeting pursuant to Section 14 of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

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OTHER BUSINESS

The Board is not aware of any matters that are expected to come before the 2011 Annual Meeting other than those referred to in this Proxy Statement and the possible submission of the Walden Proposal, discussed below, which is not included in this Proxy Statement but may be presented by Walden Asset Management (“Walden”) at the Annual Meeting. If the Walden Proposal is presented at the Annual Meeting, the Proxy Committee appointed by the Board of Directors will have discretionary authority pursuant to Rule 14a-4(c) under the Securities Exchange Act of 1934 with respect to the Walden Proposal and intends to exercise such discretion to vote AGAINST the proposal. If any other matter should come before the Annual Meeting, the Proxy Committee intends to vote the proxies in accordance with its best judgment.

Walden has advised the Company that it plans to present a proposal (the “Walden Proposal”) at the Annual Meeting requesting that the Board review and report to shareholders concerning the Company’s role on the board of directors of the U.S. Chamber of Commerce. The Walden Proposal was not submitted under Rule 14a-8 of the Securities Exchange Act of 1934, and Walden did not seek to have the Walden Proposal included in this Proxy Statement. If presented at the Annual Meeting, the adoption of the Walden Proposal, like the other shareholder proposals that are on the Company’s agenda for the Annual Meeting, would require the approval of a majority of the votes cast. Abstentions and broker non-votes would not be considered as votes cast and would have no effect on the outcome of the vote on the Walden Proposal.

The Chairman of the Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the procedures described above under “Requirement, including Deadlines, for Submission of Proxy Proposals and Nomination of Directors.”

Whether or not you plan to attend the Meeting, please vote by telephone, on the Internet, or by mail.

If you vote by telephone, the call is toll-free within the U.S., U.S. territories and Canada. No postage is required for mailing in the United States if you vote by mail using the enclosed prepaid envelope.

By order of the Board of Directors,

Matthew Lepore

Vice President and Corporate Secretary

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ANNEX 1

PFIZER INC.

CORPORATE GOVERNANCE PRINCIPLES

Role and Composition of the Board of Directors

1. General. The Board of Directors, which is elected by the shareholders, is the ultimate decision-making body of the Company, except with respect to those matters reserved to the shareholders. It selects the Chief Executive Officer and other members of the senior management team, which is charged with the conduct of the Company’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance. The function of the Board to monitor the performance of senior management is facilitated by the presence of non-employee Directors of stature who have substantive knowledge of the Company’s business.

2. Succession Planning. The Board also plans for succession to the position of Chief Executive Officer as well as certain other senior management positions. To assist the Board, the Chief Executive Officer annually provides the Board with an assessment of senior managers and their potential to succeed him or her. He or she also provides the Board with an assessment of persons considered potential successors to certain senior management positions.

3. Board Leadership. The independent Directors will annually elect a Chairman of the Board, who may or may not be the Chief Executive Officer of the Company. If the individual elected as Chairman of the Board is the Chief Executive Officer, the independent Directors shall also elect a Lead Independent Director. The Chairman of the Board shall preside at all meetings of the shareholders and of the Board as a whole. He or she shall perform such other duties, and exercise such powers, as from time to time shall be prescribed in the Company’s By-laws or by the Board of Directors. The Lead Independent Director shall preside over executive sessions of the Company’s independent Directors, facilitate information flow and communication among the Directors, and perform such other duties as may be specified by the Board and outlined in the Charter of the Lead Independent Director.

4. Director Independence. It is the policy of the Company that the Board consist of a majority of independent Directors. The Corporate Governance Committee of the Board has established Director Qualification Standards to assist it in determining

Director independence, which either meet or exceed the independence requirements of the New York Stock Exchange (“NYSE”) corporate governance listing standards. The Board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the Director, but also from that of persons or organizations with which the Director has an affiliation.

5. Board Size. It is the policy of the Company that the number of Directors not exceed a number that can function efficiently as a body. The Corporate Governance Committee considers and makes recommendations to the Board concerning the appropriate size and needs of the Board. The Corporate Governance Committee considers candidates to fill new positions created by expansion and vacancies that occur by resignation, by retirement or for any other reason.

6. Selection Criteria. Candidates are selected for, among other things, their integrity, independence, diversity of experience, leadership and their ability to exercise sound judgment. Scientific expertise, prior government service and experience at policy-making levels involving issues affecting business, government, education, technology, as well as areas relevant to the Company’s global business, are among the most significant criteria. Final approval of a candidate is determined by the full Board.

7. Voting for Directors. In accordance with the Corporation’s By-laws, unless the Secretary of the Company determines that the number of nominees exceeds the number of Directors to be elected as of the record date for any meeting of the shareholders, a nominee must receive more votes cast for than against his or her election or re-election in order to be elected or re-elected to the Board. The Board expects a Director to tender his or her resignation if he or she fails to receive the required number of votes for re-election. The Board shall nominate for election or re-election as Director only candidates who agree to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation that will be effective upon Board acceptance of such resignation. In addition, the Board shall fill Director vacancies and new directorships only with candidates who agree to tender,

Notice of Annual Meeting of Shareholders and Proxy Statement  |  i

promptly following their appointment to the Board, the same form of resignation tendered by other Directors in accordance with this Corporate Governance Principle.

If an incumbent Director fails to receive the required vote for re-election, then, within 90 days following certification of the shareholder vote, the Corporate Governance Committee will act to determine whether to accept the Director’s resignation and will submit such recommendation for prompt consideration by the Board, and the Board will act on the Committee’s recommendation. The Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a Director’s resignation.

Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the Director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the Securities and Exchange Commission.

If each member of the Corporate Governance Committee fails to receive the required vote in favor of his or her election in the same election, then those independent Directors who did receive the required vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them.

However, if the only Directors who receive the required vote in the same election constitute three or fewer Directors, all Directors may participate in the action regarding whether to accept the resignation offers.

8. Director Service on Other Public Boards. Ordinarily, Directors should not serve on more than four other boards of public companies in addition to the Company’s Board. Current positions in excess of these limits may be maintained unless the Board of Directors determines that doing so would impair the Director’s service on the Company’s Board.

9. Former Chief Executive Officer as Director. Effective 2001, upon retirement from the Company, the former Chief Executive Officer will not retain Board membership.

10. Change in Director Occupation. When a Director’s principal occupation or business associa-

tion changes substantially during his or her tenure as a Director, that Director shall tender his or her resignation for consideration by the Corporate Governance Committee. The Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation.

11. Director Compensation. The Corporate Governance Committee annually reviews the compensation of Directors.

12. Ownership Requirements. All non-employee Directors are required to hold at least $300,000 worth of Pfizer stock, and/or the units issued as compensation for Board service, while serving as a Director of the Company. New Directors will have five years to attain this ownership threshold. Shares or units held by a Director under any deferral plan are included in calculating the value of ownership to determine whether this minimum ownership requirement has been met.

13. Director Retirement. Directors are required to retire from the Board when they reach the age of 73; a Director elected to the Board prior to his or her 73rd birthday may continue to serve until the annual shareholders meeting coincident with or next following his or her 73rd birthday. On the recommendation of the Corporate Governance Committee, the Board may waive this requirement as to any Director if it deems such waiver to be in the best interests of the Company.

14. Board and Committee Self-Evaluation. The Board, and each Committee, are required to conduct a self-evaluation of their performance at least annually.

15. Term Limits. The Board does not endorse arbitrary term limits on Directors’ service, nor does it believe in automatic annual re-nomination until Directors reach the mandatory retirement age. The Board self-evaluation process is an important determinant for continuing service.

16. Committees. It is the general policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the Committee structure of the Board is limited to those Committees considered to be basic to, or required or appropriate for, the operation of the Company. Currently these Committees are the Executive Committee, Audit Committee, Compensation Committee, Corporate Governance Committee, Regulatory and Compliance Committee and Science and Technology Committee.

The members and chairs of these Committees are recommended to the Board by the Corporate

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Governance Committee. The Audit Committee,

Compensation Committee and Corporate Governance Committee are made up of only independent Directors. The membership of these Committees is rotated from time to time. In addition to the requirement that a majority of the Board satisfy the independence standards noted above in Paragraph 4, Director Independence, members of the Audit Committee also must satisfy an additional NYSE independence standard. Specifically, they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Pfizer or any of its subsidiaries other than their Director compensation. As a matter of policy, the Board also will apply a separate and heightened independence standard to members of both the Compensation and Corporate Governance Committees. No member of either Committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from Pfizer or any of its subsidiaries.

17. Director Orientation and Continuing Education. In furtherance of its policy of having major decisions made by the Board as a whole, the Company has a full orientation and continuing education process for Board members that includes extensive materials, meetings with key management and visits to Company facilities.

18. Chief Executive Officer Performance Goals and Annual Evaluation. The Compensation Committee is responsible for setting annual and long-term performance goals for the Chief Executive Officer and for evaluating his or her performance against such goals. The Committee meets annually with the Chief Executive Officer to receive his or her recommendations concerning such goals. Both the goals and the evaluation are then submitted for consideration by the independent Directors at a meeting or executive session of that group. The Committee then meets with the Chief Executive Officer to evaluate his or her performance against such goals.

19. Senior Management Performance Goals. The Compensation Committee also is responsible for setting annual and long-term performance goals and compensation for the direct reports to the Chief Executive Officer. These decisions are approved or ratified by action of the independent Directors at a meeting or executive session of that group.

20. Communication with Stakeholders The Chief Executive Officer is responsible for establishing effective communications with the Company’s stakeholder groups, i.e., shareholders, customers, Company associates, communities, suppliers, creditors, governments and corporate partners.

It is the policy of the Company that management speaks for the Company. This policy does not preclude non-employee Directors, including the Chairman of the Board or the Lead Independent Director, from meeting with shareholders, but it is suggested that in most circumstances any such meetings be held with management present.

21. Annual Meeting Attendance. All Board members are expected to attend our Annual Meeting of Shareholders unless an emergency prevents them from doing so.

Board Functions

22. Agenda. The Chief Executive Officer, with approval from the Chairman of the Board or the Lead Independent Director, shall set the agenda for Board meetings with the understanding that the Board is responsible for providing suggestions for agenda items that are aligned with the advisory and monitoring functions of the Board. Agenda items that fall within the scope of responsibilities of a Board Committee are reviewed with the chair of that Committee. Any member of the Board may request that an item be included on the agenda.

23. Board Materials. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the Directors to prepare for discussion of the items at the meeting.

24. Board Meetings. At the invitation of the Board, members of senior management recommended by the Chief Executive Officer shall attend Board meetings or portions thereof for the purpose of participating in discussions. Generally, presentations of matters to be considered by the Board are made by the manager responsible for that area of the Company’s operations.

25. Director Access to Corporate and Independent Advisors. In addition, Board members have free access to all other members of management and employees of the Company and, as necessary and appropriate, Board members may consult with independent legal, financial, accounting and other advisors to assist in their duties to the Company and its shareholders.

26. Executive Sessions. Executive sessions or meetings of non-employee Directors without management present are held regularly (at least four times a year) to review the report of the

Notice of Annual Meeting of Shareholders and Proxy Statement  |  iii

independent registered public accounting firm, the

criteria upon which the performance of the Chief Executive Officer and other senior managers is based, the performance of the Chief Executive Officer against such criteria, the compensation of the Chief Executive Officer and other senior managers, and any other relevant matters. Meetings are held from time to time with the Chief Executive Officer for a general discussion of relevant subjects.

27. Annual Board Self-Evaluation. The Board, under the direction of the Corporate Governance Committee, will prepare an annual performance self-evaluation.

Committee Functions

28. Independence. The Audit, Compensation and Corporate Governance Committees consist only of independent Directors. A majority of the members of the Regulatory and Compliance Committee must be independent Directors.

29. Meeting Conduct. The frequency, length and agenda of meetings of each of the Committees are determined by the chair of the Committee. Sufficient time to consider the agenda items is provided. Materials related to agenda items are provided to the Committee members sufficiently in advance of the meeting where necessary to allow the members to prepare for discussion of the items at the meeting.

30. Scope of Responsibilities. The responsibilities of each of the Committees are determined by the Board from time to time.

31. Annual Committee Self-Evaluation. Each Committee is responsible for preparing an annual performance self-evaluation.

Policy on Poison Pills

32. Expiration of Rights Agreement. The Board amended Pfizer’s Rights Agreement, or “Poison Pill,” to cause the Agreement to expire on December 31, 2003. The term Poison Pill refers to a type of shareholder rights plan that some companies adopt to provide an opportunity for negotiation during a hostile takeover attempt.

The Board has adopted a statement of policy that it shall seek and obtain shareholder approval before adopting a Poison Pill; provided, however, that the Board may determine to act on its own to adopt a Poison Pill, if, under the circumstances, the Board, including the majority of the independent members of the Board, in its exercise of its fiduciary responsibilities, deems it to be in the best interest of Pfizer’s shareholders to adopt a Poison Pill without the delay in adoption that would come from the time reasonably anticipated to seek shareholder approval.

If the Board were ever to adopt a Poison Pill without prior shareholder approval, the Board would either submit the Poison Pill to shareholders for ratification, or would cause the Poison Pill to expire within one year.

The Corporate Governance Committee will review this Poison Pill policy statement on an annual basis, including the stipulation which addresses the Board’s fiduciary responsibility to act in the best interest of the shareholders without prior shareholder approval, and report to the Board any recommendations it may have concerning the policy.

Periodic Review of Corporate Governance Principles

33. These principles are reviewed by the Board at least annually.

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DIRECTIONS to

RENAISSANCE DALLAS HOTEL

2222 Stemmons Freeway

Dallas, Texas 75207

From North:

Take I-35E South

Exit at Wycliff Ave. (Exit #430 C)

Left at Wycliff Ave.

Hotel is on the left hand side

From South:

Take I-35E North

Exit at Market Center Blvd./ Wycliff Ave. (Exit #430 B-C)

1st light is Market Center Blvd., continue on service road to 2nd light—Wycliff Ave.

Right at Wycliff Ave. (hotel is on the left)

From East:

Take I-30 West

Exit I-35E North

Exit at Market Center Blvd./ Wycliff Ave. (Exit #430 B-C)

1st light is Market Center Blvd., continue on service road to 2nd light—Wycliff Ave.

Right at Wycliff Ave. (hotel is on the left)

From West:

Take I-30 East

Exit I-35E North

Exit at Market Center Blvd./ Wycliff Ave. (Exit #430 B-C)

1st light is Market Center Blvd., continue on service road to 2nd light—Wycliff Ave.

Right at Wycliff Ave. (hotel is on the left)

From DFW Airport:

Take the South Airport Exit (183 East)

183 merges with I-35E Southbound

Exit at Wycliff Ave. (Exit #430 C)

Left onto Wycliff Ave. (under the bridge)

Left onto the access road and right into the hotel parking lot

Pfizer Inc. 235 East 42nd Street New York, NY 10017-5755 (212) 733-2323 www.pfizer.com

©Pfizer 2011. All rights reserved.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone

Available 24 hours a day, 7 days a week

Instead of voting by mail, you may choose one of the two voting methods outlined below to vote your shares.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

7:30 a.m., Central Daylight Time, on April 28, 2011.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/PFE
• Follow the steps outlined on the secure website.
Vote by telephone
• Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.
• Outside USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.
• Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - -

A	The Board of Directors recommends votes “FOR” the listed nominees, “FOR” Proposals 2 and 3, and for
“2 Years” on Proposal 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Dennis A. Ausiello	☐	☐	☐	06 - William H. Gray III	☐	☐	☐	11 - Suzanne Nora Johnson	☐	☐	☐

	02 - Michael S. Brown	☐	☐	☐	07 - Constance J. Horner	☐	☐	☐	12 - Ian C. Read	☐	☐	☐

	03 - M. Anthony Burns	☐	☐	☐	08 - James M. Kilts	☐	☐	☐	13 - Stephen W. Sanger	☐	☐	☐

	04 - W. Don Cornwell	☐	☐	☐	09 - George A. Lorch	☐	☐	☐

	05 - Frances D. Fergusson	☐	☐	☐	10 - John P. Mascotte	☐	☐	☐

		For	Against	Abstain			3 Yrs	2 Yrs	1 Yr	Abstain
2.	Proposal to ratify the selection of KPMG LLP as independent registered public accounting firm for 2011.	☐	☐	☐	4.	Advisory vote on the frequency of future advisory votes executive compensation.	☐	☐	☐	☐

3.	Advisory vote on executive compensation.	☐	☐	☐

The Board of Directors recommends a vote “AGAINST” Proposals 5-10.

		For	Against	Abstain			For	Against	Abstain

5.	Shareholder proposal regarding publication of political contributions.	☐	☐	☐	8.	Shareholder proposal regarding action by written consent.	☐	☐	☐

6.	Shareholder proposal regarding public policy initiatives.	☐	☐	☐	9.	Shareholder proposal regarding special shareholder meetings.	☐	☐	☐

7.	Shareholder proposal regarding pharmaceutical price restraints.	☐	☐	☐	10.	Shareholder proposal regarding animal research.	☐	☐	☐

Admission Ticket

2011 Annual Meeting of Pfizer Inc. Shareholders

Thursday, April 28, 2011

8:30 a.m., Central Daylight Time

Renaissance Dallas Hotel

2222 Stemmons Freeway

Dallas, Texas 75207

Shareholders will be admitted to the Annual Meeting beginning at 8:00 a.m. Central Daylight Time. If you wish to attend, please plan to arrive early since seating will be limited. Please see the inside back cover of the Proxy Statement for directions.

If you plan to attend the Annual Meeting, please bring this admission ticket with you.

VOTE YOUR PFIZER SHARES

Dear Pfizer Shareholder:

Your vote is important! We encourage you to vote promptly and to take advantage of Internet or telephone voting, both of which are available 24 hours a day, seven days a week until 7:30 a.m., Central Daylight Time, on April 28, 2011.

(If you vote on the Internet or by telephone, you need not mail your proxy card.)

Receive Future Proxy Materials Electronically

Help us make a difference by eliminating paper proxy mailings. With your consent, we will send all future proxy materials to you by e-mail, along with a link to the Pfizer proxy voting site. To register for electronic delivery of future proxy materials, go to www.computershare-na.com/green and follow the prompts.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

2011 Annual Meeting of Shareholders	+
Proxy Solicited by the Board of Directors

The undersigned appoints Ian C. Read, Amy W. Schulman and Matthew Lepore, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all the shares of common stock of Pfizer Inc. held of record by the undersigned on March 1, 2011, and all of the shares as to which the undersigned then had the right to give voting instructions to the record holder under the Pfizer Inc. Shareholder Investment Program, the Pfizer Savings Plan, or any other Employee Benefit Plan or Trust in which shares are held, at the Annual Meeting of Shareholders to be held on April 28, 2011 at 8:30 a.m., Central Daylight Time, at the Renaissance Dallas Hotel, 2222 Stemmons Freeway, Dallas, Texas 75207, or any adjournment or postponement.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) FOR PROPOSALS 1, 2 AND 3, IN FAVOR OF 2 YEARS ON PROPOSAL 4, AND AGAINST PROPOSALS 5-10 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING.

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A & C ON BOTH SIDES OF THIS CARD.	+